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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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DOLLAR TREE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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JOINT LETTER FROM
OUR EXECUTIVE CHAIRMAN AND
OUR LEAD INDEPENDENT DIRECTOR

Dear Fellow Shareholders,

              You are cordially invited to join us for our 2020 virtual annual meeting of shareholders, which will be held on Thursday, June 11, 2020, at 8:00 a.m. Eastern Time. As part of our precautions regarding the COVID-19 coronavirus pandemic, the 2020 annual meeting of shareholders of Dollar Tree, Inc. will be held exclusively online via webcast. You will be able to attend the 2020 annual meeting, vote your shares electronically, and submit questions during the meeting by visiting

www.virtualshareholdermeeting.com/DLTR2020

              The Notice of Annual Meeting of Shareholders and the Proxy Statement that follow describe the business to be conducted at the meeting.

              As we look forward to our 2020 annual meeting of shareholders, we wanted to write to you to share the Board's perspective on the year just completed.

COMPANY PERFORMANCE & BUSINESS STRATEGY

              2019 represented an important year for the Dollar Tree organization as the Company further developed its foundation and fundamentals to grow and improve its business. Among the Company's accomplishments included the successful consolidation of its store support centers, a material acceleration in the Family Dollar store optimization initiative, and the initial launch of Dollar Tree Plus!—a multi-price point test initiative at Dollar Tree stores. While accomplishing these projects, both of the Company's business segments delivered positive same-store sales for the year: +2.3% at Dollar Tree and +1.4% at Family Dollar.

              As we enter 2020, the Company is well-positioned to further develop and strengthen its brand for delivering great value and convenience to millions of customers on a daily basis. The Company has a strong balance sheet and financial flexibility, an aligned and experienced leadership team, and a proven business model that can be part of the solution for customers, especially through times of uncertainty. Our Board is aligned, and supportive, of the management team's strategies for growth and improvement.

              As an essential retailer providing essential products to the country, our mission has never been more vital. We have not lost sight of our need to protect the safety of our associates and customers while carrying out our mission.

              Our Board has been engaged with management and has been briefed on the Company's actions in response to COVID-19 and its impact on the Company and its stakeholders. To assist in minimizing exposure to COVID-19, the Company has taken numerous proactive, precautionary steps, including communicating and adhering to Centers for Disease Control and Prevention (CDC) recommendations; equipping stores, distribution centers and its store support center with necessary supplies for enhanced cleaning protocol; activating its Business Response Team to meet daily to communicate, assess and address potential exposure throughout the organization; eliminating all non-essential air travel; utilizing technology options for all large group meetings; prohibiting external visitors access to its store support center; and enabling the majority of its support teams to work remotely.

ADDRESSING SUSTAINABILITY RISKS

              It is our strong belief, shared with the rest of the Board, that safeguarding shareholder value requires that Dollar Tree carefully assess and address the risks inherent in our business. In particular, our Board and management recognize the importance of planning for the potential impact of climate change and other sustainability risks, and we are taking action to evaluate how our long-term business strategy may be adapted to address these potential challenges. The Board intends to be guided by this assessment in its ongoing strategic planning and to use it as a focal point for engaging with our shareholders on matters of corporate sustainability. We are at the beginning of a months-long engagement with shareholders on this topic, which will culminate in an expanded sustainability report that will be available to you before next year's annual shareholder meeting.

              A word about how the Board monitors and evaluates the Company's environmental, social and governance ("ESG") risks generally: The Nominating and Corporate Governance Committee plays an important, ongoing role in helping the Board assess the Company's sustainability risks while ensuring the Company has policies and procedures in place to mitigate those risks. Working with management, the Committee develops and recommends to the Board policies and procedures relating to the environment, human rights, labor, health and safety, workforce diversity, supply chain, governance and similar matters affecting our stakeholders. Dollar Tree is focused on pursuing meaningful initiatives that minimize sustainability risks while reducing costs and driving efficiency, which we believe ultimately ensures the creation of sustainable shareholder value. Finally, the Board is committed to ensure transparency into the Company's approach to sustainability risks, and you can read much more about this topic later in this Proxy Statement.

CORPORATE GOVERNANCE & BOARD REFRESHMENT

              Board governance is also a major focus of our activities and last year's letter described how the Board continually reviews its own governance and composition to ensure effective oversight of management and the business. Because we believe the Company benefits from a diversity of perspectives amid a demonstrably independent Board, whose skills and experience are "fit for purpose" in overseeing the Company's progress and unique challenges, the Board has added five highly qualified independent directors, two of them women, since 2016. The new directors bring a wealth of highly relevant and complimentary experience and help satisfy needs on the skills matrix identified by our Nominating and Corporate Governance Committee.

              This significant change in Board composition was the result of a thoughtful, evolutionary process which sought to balance our continual need for fresh perspectives and additional relevant skillsets with the institutional and industry knowledge of our seasoned directors. With the tenure profile of our Board resembling a barbell, having five directors with two years or less in tenure, six directors with over ten years and two directors in between, we have adopted a waterfall strategy: beginning this year, as our newer members continue to gain needed experience, we expect to engage thoughtfully in additional Board refreshment. Our goal is to reach and thereafter maintain a relatively balanced mix of short, medium and long-term tenured directors.

              As anticipated by this waterfall approach, Conrad Hall has decided to step down after 10 years as a valued member of the Board of Directors. Our refreshment strategy calls for us to engage now in a thoughtful process of assessing the experience, skills and attributes that another candidate can bring to the Board. The Board, through its Nominating and Corporate Governance Committee, has launched a formal search for a diverse candidate who will replace Mr. Hall on the Board. We have made significant progress in our search and expect to appoint a new director later this year. But as Mr. Hall departs, we want to extend our personal thanks to Conrad for his service and dedication and for his many contributions to the work of the Board and wish him all the best.

              Whether or not you plan to attend the virtual annual meeting, your vote is important, and we encourage you to vote your shares promptly. You may vote your shares using a toll-free telephone number or the Internet. If you received a paper copy of the proxy card by mail, you may sign, date, and mail the proxy card in the envelope provided. Instructions regarding the three methods of voting are contained on the Notice of Internet Availability of Proxy Materials and the proxy card.

              We also want to thank all of you for your confidence in the Board as we continue to execute our strategy for long-term value creation while reacting responsibly to the health concerns and economic challenges presented by the coronavirus pandemic. We wish you good health and look forward to engaging with you in the months and years ahead.

              Sincerely yours,

Bob Sasser Executive Chairman	Greg Bridgeford Lead Independent Director

QUICK INFORMATION

              The following charts provide quick information about Dollar Tree's 2020 annual meeting and our corporate governance and executive compensation practices. These charts do not contain all of the information provided elsewhere in the proxy statement; therefore, you should read the entire proxy statement carefully before voting.

Annual Meeting Information

DATE & TIME	VIRTUAL MEETING	RECORD DATE

Thursday, June 11, 2020 at 8:00 a.m., Eastern Time	The 2020 annual meeting will be held in a virtual meeting format. Shareholders can access the meeting online through	April 9, 2020
www.virtualshareholdermeeting.com/DLTR2020.

Proposals That Require Your Vote

Proposal	Voting Options	Board Recommendations	More Information

Proposal No. 1 Election of Directors	FOR, AGAINST, or ABSTAIN for each Director Nominee	FOR each Nominee on the proxy card	Page 103

Proposal No. 2 Advisory Vote on NEO Compensation	FOR, AGAINST, or ABSTAIN	FOR	Page 104

Proposal No. 3 Ratification of Appointment of Independent Auditors	FOR, AGAINST, or ABSTAIN	FOR	Page 105

Proposal No. 4 Shareholder Proposal on Greenhouse Gas Emissions Goals	FOR, AGAINST, or ABSTAIN	AGAINST	Page 108

See "Information About the Annual Meeting and Voting" beginning on page 98 for the various ways available for submitting your vote.

Corporate Governance & Compensation Quick Facts

Governance or Compensation Item	Dollar Tree's Practice

Board Composition, Leadership and Operations
(excludes Mr. Hall who is retiring at the 2020 annual meeting)

Number of directors	12

Director independence	83%

Standing Board committee independence	100%

Separate Chairman of Board and Chief Executive Officer	Yes

Robust Independent Lead Director Role	Yes

Majority Voting standard in director elections	Yes

Resignation policy	Yes

Board oversight of company strategy and risks	Yes

Annually-elected Board	Yes

Average director age	65

Average director tenure	9.2

Directors attending fewer than 75% of meetings	None

Annual Board, committee and individual director self-evaluation process	Yes

Independent directors meet without management present	Yes

Number of Board meetings held in 2019	8

Total number of Board and committee meetings held in 2019	35

Sustainability and Corporate Responsibility

Expanded Board oversight of sustainability	Yes

Environmental Policy	Yes

Human Rights Policy	Yes

Occupational Health and Safety Policy	Yes

Political Contribution and Expenditure Policy Statement	Yes

Corporate Sustainability Report	Yes

Strategic report on impact of climate change	In progress

Vendor code of conduct	Yes

Governance or Compensation Item	Dollar Tree's Practice

Other Governance Practices

Codes of conduct for directors, officers and associates	Yes

Shareholder engagement policy	Yes

Anti-hedging policy	Yes

Robust stock ownership policies	Yes

Shares pledged by officers and directors	None

Material related party transactions with directors	None

Family relationships	None

Independent auditor	KPMG LLP

Compensation Practices

Executive compensation programs designed to reward performance, incentivize growth and drive long-term shareholder value	Yes

Robust Clawback policy	Yes

Employment agreements for executive officers	No

Incentive awards based on challenging performance targets	Yes

Percentage of incentive compensation at risk	100%

Annual risk assessment of compensation policies and practices	Yes

Frequency of say on pay advisory vote	Annual

Shareholder votes in favor of say on pay proposal in 2019	95%

Independent compensation consultant	Korn Ferry

Double-trigger change-in-control provisions	Yes

Policy for timing of annual grant of incentive awards	Yes

Repricing of underwater options	No

Excessive perks	No

DOLLAR TREE, INC.
500 Volvo Parkway
Chesapeake, Virginia 23320

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held on
Thursday, June 11, 2020

To Our Shareholders:

              In light of the public health impact of the Coronavirus disease (COVID-19) pandemic, we have decided to hold our annual meeting this year in a virtual format to avoid the need for in-person shareholder attendance, as we are committed to the health and well-being of our employees and shareholders. As a result, the entire meeting will be held online and there will be no physical location for shareholders to attend. Shareholders may participate in the annual meeting by logging in at

www.virtualshareholdermeeting.com/DLTR2020

on Thursday, June 11, 2020 at 8:00 a.m. Eastern Time. Shareholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. During the meeting, shareholders will be able to listen, vote and submit questions from any location using any internet-connected device. To be admitted to the annual meeting, you must enter the control number found on your proxy card, voting instruction form or notice.

              The following items of business are on the agenda for the annual meeting:

  •
  To elect twelve director nominees to the Company's Board of Directors ("Board") as identified in the attached proxy statement, each to serve as a director for a one-year term;

  •
  To approve, by a non-binding advisory vote, the compensation of the Company's named executive officers;

  •
  To ratify the selection of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year 2020;

  •
  To vote on the shareholder proposal on greenhouse gas emissions goals, and

  •
  To act upon any other business that may properly come before the meeting or any adjournments or postponements thereof.

              Shareholders of record at the close of business on April 9, 2020 will receive notice of and be allowed to vote at the annual meeting.

              We have elected to distribute our proxy materials primarily over the Internet rather than mailing paper copies of those materials to each shareholder. We believe this will increase shareholder value by decreasing our printing and distribution costs, reducing the potential for environmental impact by conserving natural resources, and allowing for convenient access to and delivery of materials in an easily searchable format. If you would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials that is being mailed to our shareholders on or about May 1, 2020.

              Your vote is important to us. To ensure the presence of a quorum at the annual meeting, we encourage you to read the proxy statement and then vote your shares promptly by Internet, by phone or by signing, dating and returning your proxy card (if you request a paper copy). Sending in your proxy card will not prevent you from voting your shares at the annual meeting, as your proxy is revocable at your option.

By Order of the Board of Directors

WILLIAM A. OLD, JR. Corporate Secretary
Chesapeake, Virginia April 24, 2020

IMPORTANT NOTICE ABOUT THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 11, 2020

The Company's proxy statement and annual report to shareholders for the fiscal year ended February 1, 2020 are available at https://www.dollartreeinfo.com/investors/financial/annuals.

OUR BOARD AND CORPORATE GOVERNANCE

The Work of the Board

              Our Board of Directors is highly engaged and focused on strategy and the best use of capital to maximize shareholder value. It has the right mix of experience, skills and perspectives to accomplish that goal. In fiscal 2019, the Board met eight (8) times, the Nominating and Corporate Governance Committee met nine (9) times, the Audit Committee met eight (8) times and the Compensation Committee met ten (10) times.

              Each year, strategy and capital allocation are a primary focus of the Board, which regularly reviews a wide array of strategic choices. The Board continues to have robust discussions regarding the Company's long-term strategic plans, most recently in 2020, and believes that the existing strategic plan provides the foundation for long term sustainable growth and shareholder value.

              Additionally, the Board plays a critical role in overseeing enterprise risk, primarily through the work of its committees, which report matters relating to their areas of responsibility back to the full Board. Our Board has been engaged with management and has been briefed on the Company's actions in response to COVID-19 and its impact on the Company and its stakeholders. To assist in minimizing exposure to COVID-19, the Company has taken numerous proactive, precautionary steps, including communicating and adhering to Centers for Disease Control and Prevention (CDC) recommendations; equipping stores, distribution centers and its store support center with necessary supplies for enhanced cleaning protocol; activating its Business Response Team to meet daily to communicate, assess and address potential exposure throughout the organization; eliminating all non-essential air travel; utilizing technology options for all large group meetings; prohibiting external visitors access to its store support center; and enabling the majority of its support teams to work remotely.

              Over the past year, the Board enhanced the Nominating and Corporate Governance Committee's existing oversight of risks relating to corporate social responsibility and sustainability. In carrying out its expanded role, the Committee is responsible for developing and recommending policies and procedures relating to the environment, human rights, labor, health and safety, workforce diversity, supply chain, governance and similar matters affecting Company stakeholders and increasing stakeholder transparency into such policies.

              More particularly, in March 2020, the Board determined that it would be in the best interest of the Company and its stakeholders to prepare a report evaluating the challenges posed by climate change to our continued ability to create sustainable shareholder value. The Company intends to engage with shareholders on this topic over the next months and will provide an expanded sustainability report before next year's annual shareholder meeting.

Board Self-Assessment and Skills Matrix

              The Board is committed to ensuring it has a relevant diversity of skills and experience to oversee the Company, its management, its strategic plan and the execution of that plan. Expertise in retail investments, retail operations, retail merchandising, retail supply chain, change and risk management, capital markets, finance, accounting, technology, marketing, human resource and talent development are important to our Board oversight. This expertise can be gained in a variety of ways, such as being the chief executive officer of a public retailer, serving as a member of the board or in the "C" suite, or managing private equity investments. We regularly evaluate candidates that can provide new voices and additional perspectives which will be relevant to the Company as its strategic plan continues to evolve.

              The Board's annual self-evaluation led by the Nominating and Corporate Governance Committee is the foundation of our skills assessment process. Through the evaluation, the Board assesses its composition, processes, committee structure and composition, meetings and overall effectiveness. The directors provide feedback on the Board and its committees through questionnaires, and the results are aggregated on an anonymous basis to encourage candor among the directors. The Nominating and Corporate Governance Committee presented a summary of the results to the Board and key insights from the assessment were discussed during the March 2020 Committee and Board meetings.

Director Refreshment and Tenure

              As a result of its assessment, the Board has determined that our director nominees, as a group, represent an effective mix of skills, experiences, diversity and fresh perspectives. As the chart below summarizes, our Board members' skills and experiences cover the areas we believe are most important to sustaining our success. In addition, our Board has been steadily refreshed since 2016 and the Board made progress on its waterfall strategy in 2020 with the announcement of Conrad Hall's retirement at the annual meeting and the anticipated addition of a new director.

              In 2018, the Board identified several needs: directors with deep and relevant experience as a public company retail Chief Executive Officer and as a partner in a large private equity firm with extensive retail investments. We were also targeting directors with a diverse perspective. As a result, we added Thomas Dickson to our Board on December 31, 2018, who served as Chief Executive Officer of Harris Teeter, has import and other merchandise experience and M&A experience, and has served on other public retail boards with the support of long-term shareholders as well as activist shareholders. In March 2019, we continued to build a "fit for purpose" Board by adding Carrie Wheeler to the Board. Ms. Wheeler was a former partner in TPG and headed their retail and consumer group, with an extensive retail investment track record, relevant retail board experience and significant M&A experience. Two of the last four directors added to our Board are women. We expect to improve our Board diversity further in 2020.

              Upon Mr. Hall's retirement at the annual meeting, the tenure profile of our Board will continue to resemble a barbell, with five (5) directors having two (2) years or less in tenure, six (6) with over ten years and only one (1) director in between. With five (5) relatively new directors learning a complicated and unique business like Dollar Tree as well as a challenging and high-potential business like Family Dollar, our Board consulted with SpencerStuart. In 2019, the Board concluded that it was not the time to lose additional experienced directors. Instead, we adopted a waterfall strategy: each year beginning in 2020, as our newer members continue to gain needed experience, we expect to engage thoughtfully in additional Board refreshment. Our goal is to reach and thereafter maintain a relatively balanced mix of short, medium and long-term tenured directors. As part of our continued commitment to the waterfall strategy and measured approach to director retirements, Conrad Hall plans to retire from the Board at the 2020 annual meeting. The Board, through its Nominating and Corporate Governance Committee, has launched a formal director search for a diverse candidate who will replace Mr. Hall. The Board is making progress in its search and anticipates the appointment of a new director to the Board later this year.

SKILLS AND EXPERIENCE*		DIRECTOR TENURE

Independent	▪▪▪▪▪▪▪▪▪▪	>10 years	▪▪▪▪▪▪
Leadership		3-5 years	▪
Public company boards	▪▪▪▪▪▪▪▪▪	0-2 years	▪▪▪▪▪
Senior public company executive experience	▪▪▪▪▪▪▪▪▪
Public company CEO experience	▪▪▪	Average tenure	9.2 years
Financial Expertise
Inv. banking / PE / M&A / capital markets	▪▪▪▪▪▪
CFO / audit / accounting	▪▪▪▪	DIVERSE DIRECTORS	▪▪▪
Public company CFO experience	▪▪
Other professional expertise
Consumer / retail industry	▪▪▪▪▪▪▪▪▪	DIRECTOR AVERAGE AGE	65
Marketing / advertising / communications	▪▪▪▪▪
Strategic planning	▪▪▪▪▪▪▪▪▪▪
Operations	▪▪▪▪▪▪
Human resources	▪▪▪▪
Information technology	▪▪
Risk management	▪▪▪
Global sourcing / supply chain	▪▪▪▪

*The skills matrix illustrated above does not include Mr. Hall who plans to retire at the 2020 annual meeting.

PATH TO ENHANCED GOVERNANCE AND BOARD REFRESHMENT

	2015 â	Adopted Majority Voting Standard For uncontested director elections

 Howard Levine leaves Board
Non-independent Director
Former Chairman & CEO of Family Dollar

 J. Douglas Perry leaves Board
Non-independent Director
Former Chairman, founder of Dollar Tree,
30 years on Board	2016 â	Gregory Bridgeford appointed to Board Independent Director

Macon Brock leaves Board Non-independent Director Former Chairman, founder of Dollar Tree, 31 years on Board	2017 â
 Adopted Proxy Access Bylaw
Facilitates shareholder nominations

 Gary Philbin appointed CEO & Director
Completed long-planned executive succession

Bob Sasser becomes Executive Chairman

Stephanie Stahl appointed to Board
Independent Director

H. Ray Compton leaves Board Non-independent Director Founder of Dollar Tree, 32 years on Board Mary Ann Citrino leaves Board Independent Director 14 years on Board	2018 â	Jeffrey Naylor appointed to Board Independent Director Thomas Dickson appointed to Board Independent Director

 Tom Saunders steps down as Lead Director and NCG Committee Chair
1% beneficial owner of Dollar Tree,
served 12 years as Lead Director

Arnold Barron steps down as Compensation Committee Chair
Served 8 years in the role	2019 â
 Carrie Wheeler appointed to Board
Independent Director

Gregory Bridgeford elected as new Lead Director
and Compensation Committee Chair

Stephanie Stahl elected as NCG Committee Chair

Enhanced Corporate Governance Guidelines adopted

Executive compensation program revised
Augmenting performance metrics and emphasizing at-risk elements of compensation

Enhanced long-standing commitment to Sustainability

Conrad M. Hall leaves Board Independent Director 10 years on Board	2020 â
 Launched formal search for a diverse board
candidate to replace Mr. Hall

 Board enhanced ESG oversight
Enhanced ESG oversight through the Nominating and Corporate Governance Committee's lead role in the oversight of sustainability and ESG risks

 Executive compensation program enhanced
Strengthened our long-term incentive program to create further alignment between pay and performance

CORPORATE GOVERNANCE HIGHLIGHTS

              As the Company grows and evolves, our Board of Directors is engaged in a multi-year effort to enhance its membership and refine its governance policies and practices. The Board seeks to further increase its effectiveness as well as its alignment with and transparency to shareholders. These changes include:

►
Board refreshment.    Just since the end of 2018, two new members, Mr. Dickson and Ms. Wheeler, have joined the Board, and they have applied their deep experience in fields critical to the needs of the Company. They represent the latest additions to a "fit for purpose" Board of Directors. Over several years, the Board has thoughtfully increased the diversity of perspectives and voices within the boardroom, ensuring the Board has the right skills and experience to guide Dollar Tree through its next phase of development. Since 2015:
  ◊
  Five (5) independent directors have joined the Board,

  ◊
  Five (5) directors have left the Board, four (4) of them non-independent, including the three Dollar Tree co-founders Macon F. Brock, Jr., H. Ray Compton and J. Douglas Perry,
  ◊
  Two (2) women have joined the Board,

  ◊
  Conrad Hall plans to retire from the Board at the 2020 annual meeting of shareholders, and
  ◊
  The Board launched a formal director search for a diverse candidate to replace Conrad Hall in 2020.
►
New Board leadership.    Led by its independent members, in 2019 the Board:
  ◊
  Elected a new Lead Independent Director, Gregory M. Bridgeford, who has robust authority to oversee the Board's operations and relationship with management, and
  ◊
  Appointed Gregory M. Bridgeford as Chair of our Compensation Committee and appointed Stephanie Stahl as Chair of our Nominating and Corporate Governance Committee.
►
Strengthened ESG oversight.    Over the last year the Board has enhanced ESG oversight through the Nominating and Corporate Governance Committee and undertaken to increase transparency about the Company's sustainability and ESG risks. Among other things, the Board:
  ◊
  Directed the NCG Committee to evaluate, discuss, and, as appropriate, direct the disclosure of the Company's risks relating to corporate social responsibility and sustainability and ESG risks, at least twice a year,
  ◊
  Specified that coverage should include the environment, human rights, labor, health and safety, workforce diversity, supply chain, governance and similar matters affecting Company stakeholders,
  ◊
  Directed the preparation of a report evaluating the potential challenges posed by climate change to our business and our continued ability to create sustainable shareholder value. The Company will provide an expanded sustainability report before next year's annual shareholder meeting.

►
Enhanced governance best practices.    The Board previously adopted best practices such as a declassified board, a majority voting standard for uncontested elections of directors and proxy access, which are intended to increase accountability to shareholders. Building on these actions, the Board recently:
  ◊
  Formalized an enhanced Shareholder Engagement Policy with guidelines promoting direct interactions between independent directors and shareholders,
  ◊
  Determined to set Board tenure goals with a waterfall approach annually to foster an on-going mix of directors with short-, medium- and longer-term tenures,
  ◊
  Engaged independent outside consultants to evaluate the performance of the Board and make recommendations with respect to Board governance and composition,
  ◊
  Enhanced already robust Corporate Governance Guidelines, and
  ◊
  Strengthened our executive long-term incentive program to create further alignment between pay and performance.

DIRECTOR BIOGRAPHIES

              Biographical and other information for our directors is provided below.

ARNOLD S. BARRON DIRECTOR SINCE MARCH 2008 AGE: 72 BOARD COMMITTEES: Compensation Committee	Mr. Barron served as the Senior Executive Vice President, Group President of The TJX Companies, Inc. from 2004 until his retirement in January 2009. His employment with The TJX Companies began in 1979.

PREVIOUS WORK AND BOARD EXPERIENCE

•

2000 to 2004: Executive Vice President, Chief Operating Officer, The Marmaxx Group (the combined entity of T.J. Maxx and Marshalls)

•

1996 to 2000: Senior Vice President, Group Executive, The TJX Companies

•

1993 to 1996: Senior Vice President, General Merchandising Manager, T.J. Maxx

•

1979 to 1993: held several other executive positions within The TJX Companies, Inc.

•

2009 to 2013: served as a director on the Board of rue21 (Chair of the Compensation Committee, Chair of the Corporate Governance and Nominating Committee)

EDUCATION

•

Received a B.A. in Mathematics from Boston University.

EXPERTISE

•

With more than thirty years of retail experience in senior management, operations, merchandising, supply chain, strategic planning, human resources and systems in the United States, Canada, United Kingdom and Europe, Mr. Barron brings a combination of skills and experience spanning areas key to our business.

GREGORY M. BRIDGEFORD DIRECTOR SINCE MAY 2016 AGE: 65 LEAD INDEPENDENT DIRECTOR BOARD COMMITTEES: Compensation Committee, Chair Nominating and Corporate Governance Committee	Mr. Bridgeford served as the Chief Customer Officer of Lowe's Companies, Inc. from 2012 to 2014 until his retirement. His employment with Lowe's began in 1982 where he held various senior level positions.

PREVIOUS WORK AND BOARD EXPERIENCE

•

2004 to 2012: Executive Vice President of Strategy and Business Development, Lowe's

•

1999 to 2004: Senior Vice President of Strategy and Business Development, Lowe's

•

1998 to 1999: Senior Vice President of Marketing, Lowe's

•

1994 to 1998: Senior Vice President and General Merchandising Manager, Lowe's

•

1989 to 1994: Vice President of Merchandising, Lowe's

•

1986 to 1989: Vice President of Corporate Development, Lowe's

•

1982 to 1986: Director of Corporate Development, Lowe's

EDUCATION

•

Graduated with a B.A. from the University of Virginia and received an MBA from Wake Forest University.

EXPERTISE

•

Mr. Bridgeford brings to our Board more than thirty years of retail experience in the areas of customer experience, merchandising, real estate, international, marketing, advertising and communications, strategic planning and business process improvement.

THOMAS W. DICKSON DIRECTOR SINCE DECEMBER 2018 AGE: 64 BOARD COMMITTEES: Compensation Committee	Mr. Dickson served as the Chief Executive Officer of Harris Teeter Supermarkets, Inc., a leading regional supermarket chain located primarily in the Southeastern and Mid-Atlantic United States, from February 1997 until his retirement in January 2014. He currently serves on the Board of Brixmor Property Group, Inc. where he is a member of the Compensation Committee.

PREVIOUS WORK AND BOARD EXPERIENCE

•

February 1996 to February 1997: Executive Vice President, Harris Teeter

•

February 1994 to February 1996: President of American & Efird, Inc., a wholly-owned subsidiary of Harris Teeter

•

February 1991 to February 1994: Executive Vice President, American & Efird, Inc.

•

1989 to 1991: Senior Vice President, Marketing and International, American & Efird, Inc.

•

1987 to 1989: Vice President, International Operations, American & Efird, Inc.

•

December 2016 to September 2018: Board of Directors of Conagra Brands, Inc. (Nominating, Governance and Public Affairs Committee)

•

March 2016 to June 2017: Board of Directors of CST Brands, Inc. (Nominating and Corporate Governance)

•

April 2014 to March 2015: Chair of the Board of The Pantry, Inc.

•

March 2006 to January 2014: Chair of the Board of Harris Teeter

EDUCATION

•

Mr. Dickson graduated with a B.A. from the University of Virginia and an MBA from the University of Virginia Darden School of Business.

EXPERTISE

•

Mr. Dickson brings to our Board more than thirty years of executive leadership with extensive experience in the retail and consumer products industries, a broad real estate knowledge, and substantial public board experience. He also brings extensive knowledge in strategic planning and international experience in managing foreign operations and sourcing.

CONRAD M. HALL* DIRECTOR SINCE JANUARY 2010 AGE: 76 BOARD COMMITTEES: Audit Committee Nominating and Corporate Governance Committee *MR. HALL IS RETIRING AT THE 2020 ANNUAL MEETING	Mr. Hall served as the President and Chief Executive Officer of Dominion Enterprises, a leading media and marketing information services company from 2006 until his retirement in January 2009, after nearly forty years in the broadcasting, news and information industry. He currently serves on the Board of Landmark Media Enterprises, LLC.

PREVIOUS WORK AND BOARD EXPERIENCE

•

April 1991 to 2006: President and Chief Executive Officer of Trader Publishing Company

•

1989 to 1991: President of Landmark Target Media, Inc.

•

1985 to 1989: Executive Vice President and Chief Financial Officer of Landmark Communications, Inc. Held various senior positions since 1970, including Vice President of The Virginian-Pilot and The Ledger-Star division of Landmark from 1977 to 1981.

•

2006 to 2009: Director, Board of Dominion Enterprises and Landmark Communications, Inc.

•

1991 to 2006: Director, Board of Trader Publishing Company

EDUCATION

•

Mr. Hall graduated with a BS in Engineering from the Virginia Military Institute and an MBA from the University of Virginia Darden School of Business.

EXPERTISE

•

Mr. Hall's experience as a former Chief Executive Officer and his demonstrated success in new business development is of immense value to the Board, especially as we continue to evaluate growth opportunities. He also brings to the Board more than thirty years of operational expertise, extensive experience in information technology, strategic planning and human resources, and a solid financial background.

LEMUEL E. LEWIS DIRECTOR SINCE JULY 2007 AGE: 73 BOARD COMMITTEES: Audit Committee	Mr. Lewis served as the Executive Vice President and Chief Financial Officer of Landmark Communications, Inc. from 2000 until his retirement in 2006. He currently serves on the Board of Directors of Markel Corporation (Audit Committee, Chair).

PREVIOUS WORK AND BOARD EXPERIENCE

•

1981 to 2000: held various senior level positions, including President of The News Channel 5 Network from 1992 to 1999, and President of KLAS TV from 1986 to 1990

•

2011 to 2019: Director, Owens & Minor, Inc. (Audit Committee Chair from 2014-2019)

•

2008 to 2010: Chair of the Board of the Federal Reserve Bank of Richmond

•

2005 to 2008: Chair of the Audit Committee for the Federal Reserve Bank of Richmond

•

2006 to 2008: Director, Board of Landmark Communications

•

2002 to 2006: Director, Board of The Weather Network

EDUCATION

•

Mr. Lewis graduated with a B.A. in Economics from the University of Virginia and an MBA from the University of Virginia Darden School of Business.

EXPERTISE

•

Mr. Lewis brings to the Board many years of experience in accounting, finance, human resources, marketing, mergers and acquisitions and business unit operations. The Board also benefits from his valuable financial experience as a former Chief Financial Officer and his service on the Board of the Federal Reserve Bank of Richmond. In addition, our Board has determined that Mr. Lewis qualifies as an Audit Committee financial expert.

JEFFREY G. NAYLOR DIRECTOR SINCE MARCH 2018 AGE: 61 BOARD COMMITTEES: Audit Committee Nominating and Corporate Governance Committee	Mr. Naylor is a former Chief Financial Officer and Senior Executive of The TJX Companies. He is the Managing Director of his consulting firm, Topaz Consulting LLC, where he advises private equity firms on potential transactions and provides services in the area of strategy and finance. In addition, he currently serves on the Board of Directors of Synchrony Financial (Chair, Audit Committee; Compensation Committee), Emerald Expositions Events, Inc. (Chair, Nominating and Corporate Governance Committee; Compensation Committee), and Wayfair, Inc. (Audit Committee).

PREVIOUS WORK AND BOARD EXPERIENCE

•

February 2013 to April 2014: Senior Corporate Advisor, TJX Companies, Inc.

•

January 2012 to February 2013: Senior Executive Vice President and Chief Administrative Officer, TJX Companies, Inc.

•

February 2009 to January 2012: Senior Executive Vice President, Chief Financial and Administrative Officer, TJX Companies, Inc.

•

June 2007 to February 2009: Senior Executive Vice President, Chief Administrative and Business Development Officer, TJX Companies, Inc.

•

September 2006 to June 2007: Senior Executive Vice President, Chief Financial and Administrative Officer, TJX Companies, Inc.

•

February 2004 to September 2006: Chief Financial Officer, TJX Companies, Inc.

•

2001 to 2004: Chief Financial Officer, Big Lots, Inc.

•

Held senior level positions with Limited Brands, Sears, Roebuck and Co., and Kraft Foods, Inc.

•

Mr. Naylor began his career as a Certified Public Accountant with Deloitte Haskins & Sells.

•

2010 to 2016: Board Member (Audit Committee), Fresh Market, Inc.

EDUCATION

•

Mr. Naylor graduated with a B.A. in Economics from Northwestern University and a MBA from J.L. Kellogg School of Management.

EXPERTISE

•

Mr. Naylor brings to our Board an extensive financial and accounting background as well as significant leadership and retail experience. In addition, our Board has determined that Mr. Naylor qualifies as an Audit Committee financial expert.

GARY M. PHILBIN Chief Executive Officer DIRECTOR SINCE SEPTEMBER 2017 AGE: 63	Mr. Philbin is the Chief Executive Officer of Dollar Tree and has served in this role since September 2017. He has more than forty years of progressive retail experience.

PREVIOUS WORK AND BOARD EXPERIENCE

•

September 2017 to December 2019: President and Chief Executive Officer, Dollar Tree

•

December 2016 to September 2017: Enterprise President, Dollar Tree

•

July 2015 to December 2016: President and Chief Operating Officer, Family Dollar Stores

•

June 2013 to July 2015: President and Chief Operating Officer, Dollar Tree

•

March 2007 to June 2013: Chief Operating Officer, Dollar Tree

•

December 2001 to March 2007: Senior Vice President of Stores, Dollar Tree

•

1997 to 2001: held several executive level positions, including Chief Executive Officer of Grand Union, prior to the company's sale

•

1996 to 1997: Executive Vice President of Operations and Merchandising for Cub Foods, a division of SuperValu

•

1993 to 1996: Senior Vice President of Merchandising for Walbaum's, a division of A&P

•

1973 to 1993: held increasing positions of responsibility in Store Operations and Merchandising, Kroger Company

EDUCATION

•

Mr. Philbin graduated with a BS in Accounting from Miami University and received an MBA from Xavier University.

EXPERTISE

•

Mr. Philbin's forty plus year career in retail spans store operations and merchandising, including executive leadership across multiple formats in the grocery industry. His business acumen has driven development of private brands, customer research and marketing, and operational excellence into store focused initiatives. He has been deeply involved in the evolution of the Dollar Tree store format and business model over the past nineteen years. His work with the Family Dollar team has led to the H2 format initiative. His work across both banners brings a broad knowledge base to the Board.

BOB SASSER Executive Chairman DIRECTOR SINCE JUNE 2004 AGE: 68	Mr. Sasser is the Executive Chairman of Dollar Tree Board of Directors. He previously served as the Chief Executive Officer of Dollar Tree from 2004 to September 2017.

PREVIOUS WORK AND BOARD EXPERIENCE

•

2004 to 2017: Chief Executive Officer, Dollar Tree

•

2004 to 2013: President and Chief Executive Officer, Dollar Tree

•

2001 to 2003: President and Chief Operating Officer, Dollar Tree

•

1999 to 2000: Chief Operating Officer, Dollar Tree

•

1997 to 1998: Senior Vice President, Merchandise and Marketing, Roses Stores, Inc.

•

1994 to 1996: Vice President, General Merchandise Manager, Michaels Stores, Inc.

•

Prior to 1994: Managed areas of increasing responsibility, primarily at Roses Stores, Inc. in field operations, corporate sales promotion and marketing, buying, global sourcing, merchandising and executive management.

•

2012 to 2016: Board Member (Audit Committee), Fresh Market, Inc.

EDUCATION

•

Mr. Sasser graduated with a BS in Marketing from Florida State University.

EXPERTISE

•

Mr. Sasser's demonstration of outstanding leadership skills, business acumen, commitment to excellence, and his major contributions to the Company's growth and success as the former Chief Executive Officer of Dollar Tree provides essential insight and guidance to our Board. During his thirteen year tenure as Chief Executive Officer, shareholder value increased 733%, as compared to the S&P 500 increase of 125% during the same timeframe. In addition, the Board benefits from Mr. Sasser's forty-seven years of discount retail leadership experience across all areas of corporate and field operations, including merchandising, marketing, sales promotion, advertising, branding, and customer engagement. He brings to the Board expertise in the areas of merchandising, global sourcing, supply chain, buying, allocation and replenishment, real estate and retail technology.

THOMAS A. SAUNDERS III DIRECTOR SINCE 1993 AGE: 83 BOARD COMMITTEES: Nominating and Corporate Governance Committee	Mr. Saunders is the CEO of Ivor & Co., LLC, a private investment firm. He is a founder of Saunders Karp & Megrue, a private equity firm that owned 50% of Dollar Tree at the time of its IPO and whose retail companies included Ollie's Bargain Outlet, Bob's Discount Furniture, Marie Callender's, Café Rio, Mimi's Café, Miller's Ale House, Children's Place, rue21, Charlotte Russe, Tommy Bahama, Hat World, Targus and Norcraft Companies. He is a Senior Advisor to numerous private equity firms and serves as Trustee and Chairman of the Finance Committee of the New York Historical Society, Trustee of the Marine Corps University Foundation, and Trustee of Cold Spring Harbor Laboratory.

PREVIOUS WORK AND BOARD EXPERIENCE

•

2013 to Present: Lead Director and Chairman of the Nominating and Corporate Governance Committee of VitalConnect

•

1996 to 2016: Director for Hibbett Sports serving on the Audit, Nominating and Corporate Governance, and Compensation Committees

•

2005 to 2018: Trustee and Chairman of the Heritage Foundation

•

2011 to 2012: Chairman of the Nominating and Corporate Governance Committee for Teavana Holdings

•

2001 to 2005: Member of the Board of Visitors of the University of Virginia; Chairman of the Finance Committee

•

1974 to 1989: Managing Director of Morgan Stanley & Co., leading its Capital Markets Group, managing its Syndicate Department and serving as Chairman of its Leveraged Equity Fund II ("MSLEF II")

•

2007 to 2019: Lead Independent Director, Dollar Tree

•

2001 to 2019: Nominating and Corporate Governance Committee, and Chair from 2001 to 2007 and 2009 to 2019, Dollar Tree

•

2001 to 2007: Chair of the Audit Committee, Dollar Tree

EDUCATION

•

Mr. Saunders holds a BSEE from Virginia Military Institute and an MBA from the University of Virginia Darden School of Business.

EXPERTISE

•

Mr. Saunders is a financial expert with preeminent experience in investment banking and domestic and global capital markets. He worked closely with Morgan Stanley clients managing IPOs, equity and debt financings and advising on capital structures. His innovation led to the implementation of new public offering techniques still used in today's equity markets. Mr. Saunders has extensive experience with retail company strategy, operations and corporate governance. He drove investment and valuation analysis to maximize equity value across a portfolio of over 50 retail, industrial and healthcare companies, and he has a deep understanding of the Dollar Tree business.

STEPHANIE P. STAHL DIRECTOR SINCE JANUARY 2018 AGE: 53 BOARD COMMITTEES: Nominating and Corporate Governance Committee, Chair Compensation Committee	Ms. Stahl owns and operates Studio Pegasus, LLC, an investment and advisory company focused on consumer sector digital start-ups, which she founded in 2015. She currently serves on the Board of Directors of Knoll, Inc. (Chair, Nominating and Corporate Governance Committee; Audit Committee), and Chopt Creative Salad Company.

PREVIOUS WORK AND BOARD EXPERIENCE

•

2012 to 2015: Executive Vice President, Global Marketing & Strategy, Coach, Inc.

•

2010 to 2011: Chief Executive Officer, Tracy Anderson Mind & Body, LLC

•

2003 to 2006: Executive Vice President, Chief Marketing Officer, Revlon, Inc.

•

1998 to 2003: Partner and Managing Director, The Boston Consulting Group, Inc.

•

1997: Vice President, Strategy & New Business Development, Toys "R" Us, Inc.

•

Ms. Stahl began her career as a Financial Analyst for Morgan Stanley & Co.

EDUCATION

•

Ms. Stahl graduated with a B.S. in Quantitative Economics from Stanford University and an MBA (with distinction) from Harvard University.

EXPERTISE

•

Ms. Stahl brings to our Board significant experience in marketing, digital, brand building and strategic development. Ms. Stahl has spent her career focused on the retail/consumer sector with extensive experience in developing, executing and optimizing major change initiatives including mergers and acquisitions, post-merger integration and fundamental strategic redirection.

CARRIE A. WHEELER DIRECTOR SINCE MARCH 2019 AGE: 48 BOARD COMMITTEES: Audit Committee	Ms. Wheeler is a former Partner and Head of Consumer and Retail Investing at TPG Global, a global private equity firm. She currently serves on the Board of Directors of APi Group Corporation (Audit Committee; Compensation Committee).

PREVIOUS WORK AND BOARD EXPERIENCE

•

1996 to 2017: Various roles of increasing responsibility over 21 years of service; former Partner and Head of Consumer and Retail Investing, TPG Global

•

1993 to 1996: Analyst, Goldman, Sachs & Co.

•

2010 to 2018: Director, J. Crew Group (Audit Chair; Compensation Committee Chair)

•

2013 to 2017: Director, Board of Gelson's (Compensation Committee Chair)

•

2012 to 2016: Director, Board of Savers Inc. (Compensation Committee)

•

2006 to 2015: Director, Board of PETCO Animal Supplies (Audit Committee Chair)

•

2005 to 2013: Director, Board of Neiman Marcus Group (Audit Committee)

•

2000 to 2004; Director, Board of Denbury Resources

EDUCATION

•

Ms. Wheeler graduated with a Bachelor of Commerce (Honors), from Queens University.

EXPERTISE

•

Ms. Wheeler is an accomplished Wall Street leader with significant investment and board experience. She brings to our Board broad experience evaluating, valuing and managing investments with a focus on retail and consumer sectors. She has substantial experience in business assessment, evaluating and executing major acquisitions, structuring debt financing, raising private capital and guiding IPO and public market transactions. In addition, our Board has determined that Ms. Wheeler qualifies as an Audit Committee financial expert.

THOMAS E. WHIDDON DIRECTOR SINCE DECEMBER 2003 AGE: 67 BOARD COMMITTEES: Audit Committee, Chair Nominating and Corporate Governance Committee	Mr. Whiddon retired from Berkshire Partners, LLC as an Advisory Director in 2013. He currently serves on the Board of Directors of Sonoco Products Company, Inc., (Audit Committee Chair, Corporate Governance and Nominating Committee, Executive Compensation Committee, Financial Policy Committee) and Carter's Inc. (Audit Committee).

PREVIOUS WORK AND BOARD EXPERIENCE

•

2005 to 2013: Advisory Director, Berkshire Partners, LLC

•

2004 to 2006: Interim Executive Operating Roles, Berkshire Partners, LLC

•

2000 to 2003: Executive Vice President of Logistics and Technology, Lowe's Companies, Inc.

•

1996 to 2000: Executive Vice President, and Chief Financial Officer, Lowe's Companies, Inc.

•

1994 to 1996: Chief Financial Officer and Treasurer, Zale Corporation

•

1986 to 1993: Treasurer, Eckerd Corporation

•

1984 to 1986: Tax Partner, KPMG

EDUCATION

•

Mr. Whiddon graduated with a BS from the University of Alabama.

EXPERTISE

•

Having served as Chief Financial Officer and Treasurer of successful large public retail companies, coupled with his many years of experience in public accounting, Mr. Whiddon brings to our Board extensive financial expertise. In addition, our Board has determined that Mr. Whiddon qualifies as an Audit Committee financial expert. His service on the Board and a number of Committees of Carter's Inc. and Sonoco Products Company, Inc. further enhances his contributions to our Board. He also brings a fresh perspective to Dollar Tree's logistics and technology focus.

CARL P. ZEITHAML DIRECTOR SINCE JULY 2007 AGE: 70 BOARD COMMITTEES: Compensation Committee	Dr. Zeithaml is the Dean of the McIntire School of Commerce at the University of Virginia. Over the past 22 years, Dean Zeithaml led the implementation of McIntire's strategy to achieve a position of global preeminence in business education. He is also a Professor in the Management Area specializing in strategic management, and marketing.

PREVIOUS WORK AND BOARD EXPERIENCE

•

1986 to 1997: Faculty, Kenan-Flagler Business School at the University of North Carolina-Chapel Hill.

EDUCATION

•

Dr. Zeithaml graduated with a B.A. in Economics from University of Notre Dame, a MBA in Health and Hospital Management from University of Florida, and a Doctor of Business Administration in Strategic Management from University of Maryland.

EXPERTISE

•

Dr. Zeithaml provides the Board with expertise in strategic management, executive leadership, and marketing, with an emphasis on competitive strategy, corporate governance and global strategy. He brings to the Board extensive educational experience and a strong understanding of change management and risk management.

THE BOARD AND ITS COMMITTEES

              The Board of Directors currently consists of 13 directors who are elected annually. The Board has re-nominated all current directors for appointment as directors to serve for a one-year term, except for Conrad M. Hall who is retiring from the Board when his term expires at the 2020 annual meeting of shareholders. The size of the Board will be reduced from 13 directors to 12 directors effective as of the annual meeting, but may be increased at any time thereafter upon the Board finding a suitable candidate to replace Mr. Hall.

              The Board of Directors has three standing committees, each comprised solely of independent directors: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

              The charters of our Board committees are available on our corporate website, www.dollartreeinfo.com/investors/corporate.

              Current committee assignments are as follows:

Director	Independent Director(1)	Audit Committee(2)	Compensation Committee	NCG Committee
Arnold S. Barron	■		■
Gregory M. Bridgeford	LD		C	■
Thomas W. Dickson	■		■
Conrad M. Hall*	■	■		■
Lemuel E. Lewis	■	■
Jeffrey G. Naylor	■	■		■
Gary Philbin
Bob Sasser
Thomas A. Saunders III	■			■
Stephanie P. Stahl	■		■	C
Carrie A. Wheeler	■	■
Thomas E. Whiddon	■	C		■
Carl P. Zeithaml	■		■
*
Retiring at the 2020 annual meeting of shareholders

LD
Lead Director

C
Committee chair

(1)
Our Board reviewed the composition of each committee and determined that the independence and other qualifications of its members meet the listing standards of the NASDAQ Stock Market and SEC regulations.

(2)
The Board, after review of each individual's employment experience and other relevant factors, has determined that Lemuel Lewis, Jeffrey Naylor, Carrie Wheeler and Thomas Whiddon are qualified as audit committee financial experts within the meaning of SEC regulations.

Audit Committee

              At each regular meeting, the Audit Committee meets in executive sessions with the Company's independent auditors, Chief Legal Officer, Vice President—Internal Audit, Chief Financial Officer and Senior Vice President—Principal Accounting Officer to discuss accounting principles, financial and accounting controls, the scope of the annual audit, internal controls, regulatory compliance and other matters. The independent auditors have complete access to the Audit Committee without management present to discuss the results of their audits and their opinions on the adequacy of internal controls, quality of financial reporting and other accounting and auditing matters.

              Key functions of this committee include:

  •
  reviewing management's assessment of our internal control over the financial reporting process;

  •
  reviewing results of internal control testing related to Section 404 of the Sarbanes-Oxley Act of 2002;

  •
  reviewing our quarterly and annual financial statements;

  •
  reviewing the audit efforts of our independent auditors and internal audit department;

  •
  reviewing related party transactions; and

  •
  selecting the independent auditors and any independent counsel or other advisers it deems necessary.

              The Audit Committee met eight (8) times in 2019. In addition, the Chair of the Committee conducted periodic updates with the independent auditors and/or financial management.

              All members of the Audit Committee during 2019 met the independence requirements and of the NASDAQ Stock Market and regulations of the Securities and Exchange Commission. The report of the Committee can be found beginning on page 106.

Compensation Committee

              The Compensation Committee sets all elements of compensation for our named executive officers based upon consideration of their contributions to the development and operating performance of the Company, and is primarily responsible for monitoring risks relating to the Company's compensation policies and practices to determine whether they create risks that are reasonably likely to have a material adverse effect on the Company.

              Key functions of this Committee include:

  •
  overseeing our compensation and benefit practices;

  •
  establishing the compensation arrangements for our executive officers;

  •
  administering our executive compensation plans and Employee Stock Purchase Plan;

  •
  administering and considering awards under our equity-based compensation plans; and

  •
  reviewing annually executives' stock ownership levels to ensure compliance with the Company's executive ownership policy.

              The Compensation Committee met ten (10) times in 2019. In addition, the Chair separately engaged in numerous in-depth discussions with members of management.

              All members of the Compensation Committee during 2019 met the independence requirements of the NASDAQ Stock Market and regulations of the Securities and Exchange Commission. The report of the Committee, together with our Compensation Discussion and Analysis and information regarding executive compensation, can be found beginning on page 44.

Nominating and Corporate Governance Committee

              The purpose of the Nominating and Corporate Governance Committee is to advise the Board of Directors on the composition, organization and effectiveness of the Board and its committees and on other issues relating to the corporate governance of the Company. The Committee is also responsible for monitoring and evaluating the Company's sustainability and ESG risks affecting its stakeholders. The Committee's primary duties and responsibilities include:

  •
  recommending candidates to be nominated by the Board, including the re-nomination of any currently serving director, to be placed on the ballot for shareholders to consider at the annual shareholders' meeting;

  •
  if the Chairman of the Board is not independent, recommending an independent director to be elected as Lead Director;

  •
  recommending nominees to be appointed by the Board to fill interim director vacancies;

  •
  reviewing periodically the membership and Chair of each committee of the Board and recommending committee assignments to the Board, including rotation or reassignment of any Chair or committee member;

  •
  reviewing and resolving requests for waivers from directors of any provision of the Company's Code of Conduct;

  •
  monitoring current developments in regulations and best practices concerning corporate governance and the duties and responsibilities of each director;

  •
  reviewing and assessing the adequacy of our Corporate Governance Guidelines and recommend changes to the Board;

  •
  conducting an annual performance self-evaluation of the corporate governance and nominating functions of the Committee, establishing criteria and processes for, and leading the Board in, the Board's annual performance self-evaluation, and conducting an annual review of each of the directors on the Board;

  •
  overseeing and reviewing the Shareholder Engagement Policy and reporting and recommending any proposed changes to such policy to the Board for approval, monitoring the process for shareholders to communicate with the Board, and assessing and recommending action on any matters raised in such communications relating to governance topics;

  •
  at least semi-annually, evaluating, discussing, and, as appropriate, directing the disclosure of the Company's risks relating to corporate social responsibility and sustainability, including the environment, human rights, labor, health and safety, workforce diversity, supply chain, governance and similar matters affecting Company stakeholders ("Sustainability Risks");

  •
  reviewing and overseeing our governance structure and other facets of the Company's corporate governance, including the structure of the Board, provisions of the Company's articles and bylaws, arrangements containing provisions that become operative in the event of a change in control of the Company and other documents, policies and procedures in the governance framework;

  •
  recommending policies for compensation and equity ownership guidelines for Board members who are not executive officers, as well as expense reimbursement policies;

  •
  reviewing annually the directors' stock ownership levels to ensure compliance with our director target ownership policy; and

  •
  monitoring annually the education of Board members on matters related to their service on the Board.

              The Committee's primary duties and responsibilities in the area of sustainability and corporate social responsibility are to oversee the Company's strategy on social responsibility and sustainability and develop and recommend to the Board policies and procedures relating to the Company's corporate social responsibility and sustainability activities, including authorizing and directing the Chief Executive Officer and other members of management as he shall select to:

  •
  assess on an ongoing basis the Sustainability Risks;

  •
  draft or revise policies and procedures to prevent and mitigate Sustainability Risks, specifically to include the following Company communications:
  •
  Environmental Policy;
  •
  Human Rights Policy;
  •
  Occupational Health and Safety Policy;
  •
  Vendor Code of Conduct;
  •
  Political Contribution and Expenditure Policy Statement; and
  •
  Corporate Sustainability Report;
  •
  increase transparency into the Company's policies on Sustainability Risks for all Company stakeholders, make the foregoing policies or, if appropriate, reasonable summaries or abstracts thereof, publicly available;

  •
  use as a resource in addressing Sustainability Risks relevant recommendations from national and international protocols including:
  •
  Sustainability Accounting Standards Board;
  •
  Task Force on Climate-related Financial Disclosures;
  •
  United Nations Universal Declaration of Human Rights;
  •
  United Nations Guiding Principles on Business and Human Rights; and
  •
  OECD Guidelines for Multinational Enterprises; and
  •
  provide regular reports to the Nominating and Corporate Governance Committee and/or the Board on the identification, evaluation, management and mitigation of Sustainability Risks including any which may arise in the future.

              The Nominating and Corporate Governance Committee met on nine (9) occasions in 2019. During 2019 and into 2020, the Committee continued to review potential candidates for Board seats in order to further enhance the Board's effectiveness, and one new director was appointed during this period. During 2019, two new Chairs were appointed as well as a new Lead Director. For further information on the Committee, please see "How Nominees to our Board are Selected" beginning on page 38.

Meetings of the Board of Directors

              The Board of Directors has scheduled four regular meetings in 2020 and recently held one of these meetings in March 2020. The Board will hold special meetings when Company business requires. During 2019, the Board held eight (8) meetings. Informational update calls are periodically conducted during the year. Each member of the Board attended more than 75% of all Board meetings and meetings of committees of which he or she was a member.

BOARD GOVERNANCE

              Our Board operates within a strong set of governance principles and practices, including:

Governance Practice		Dollar Tree's Governance Policies and Actions
All directors elected annually upon majority vote, except where contested	YES	Our Board is not classified, and in uncontested elections our directors are elected by the vote of a majority of the votes cast. See "Proposal No. 1-Election of Directors" on page 103.
Robust Independent Lead Director position	YES
When our Board Chairman is not independent, a Lead Director is elected from among the independent directors. Our Corporate Governance Guidelines enumerate the robust authority and responsibilities of the Lead Director in managing Board matters. See "Board Leadership Structure" on page 26.
Enhanced director stock ownership guidelines	YES
Increased the director stock ownership requirement so that each director must hold Dollar Tree stock worth no less than four times the annual cash retainer. See "Director Stock Holding Requirements" on page 27.
Enhanced shareholder engagement program	YES	We formalized our policy to facilitate shareholder access to senior management and independent directors. See "Engagement with Shareholders" on page 31.
A strong corporate commitment to sustainability	YES
We have made a commitment to good corporate stewardship and are pursuing meaningful strategies and initiatives that address the sustainability risks associated with our business. We strongly support policies that benefit our customers, our associates, our communities and our environment. See "Sustainability" on page 29.
Thoughtful approach to director tenure and board diversity	YES
We endeavor to include women and minority candidates in the pool from which Board nominees are chosen and to consider diverse directors for leadership positions on the Board. While directors have no term limit, the Board finds benefit in having Board members represent an on-going mix of short-, medium- and longer-term tenures. See "Board Diversity" and "Board Tenure" on page 38 and page 39, respectively.

Independence

              Dollar Tree is committed to principles of good corporate governance and the independence of a majority of our Board of Directors from the management of our Company. The following eleven directors have been determined by our Board to be independent directors within the applicable listing standards of the NASDAQ Stock Market throughout 2019: Arnold S. Barron, Gregory M. Bridgeford, Thomas W. Dickson, Conrad M. Hall, Lemuel E. Lewis, Jeffrey G. Naylor, Thomas A. Saunders III, Stephanie P. Stahl, Carrie A. Wheeler, Thomas E. Whiddon and Carl P. Zeithaml.

              All members of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee are independent under NASDAQ listing standards. Our Board has reviewed the various relationships between members of our Board and the Company and has affirmatively determined that none of our directors or nominees has material relationships with Dollar Tree, other than Messrs. Philbin and Sasser, who are members of management. See "Certain Relationships and Related Transactions" on page 94 for further information.

              If the slate of directors proposed to be elected at the 2020 annual meeting of shareholders is elected, all committees of our Board will continue to be comprised solely of independent directors. The basis for an independence determination by our Board is either that the director has no business relationship other than his or her service on our Board, or that while a director may have some involvement with a Company or firm with which we do business, our Board has determined that such involvement is not material and does not violate any part of the definition of "independent director" under NASDAQ listing standards. None of our current executives sit on any of our committees.

              At the regular meetings of our Board of Directors, a private session, without management present, is conducted by the non-management members of our Board.

Board Leadership Structure

              As we have successfully done in the past, our executive leadership succession plan calls for the former Chief Executive Officer to spend a period as Chairman, supporting and guiding the new Chief Executive Officer. Because our Executive Chairman is thus not independent, our independent directors elect an independent Lead Director, as required under our Corporate Governance Guidelines. In March 2019, Gregory M. Bridgeford was elected as independent Lead Director by the independent directors. Under our guidelines, the Lead Director has clearly defined and robust leadership authority and responsibilities, including:

  •
  conferring regularly with the Chief Executive Officer and Executive Chairman;

  •
  supporting a strong Board culture and encouraging director participation by fostering an environment of open dialogue and constructive feedback among the directors and facilitating communication across Board committees and among the Executive Chairman, the Chief Executive Officer, the Board as a whole and Board committees;

  •
  communicating feedback from the Board regarding the Chief Executive Officer's performance;

  •
  setting the agenda for and presiding over executive sessions of solely independent directors, and with the power to call meetings of the independent directors, with the expectation that the Lead Director will also coordinate feedback and follow-up as appropriate with the Executive Chairman and Chief Executive Officer, the chairpersons of relevant Board committees and other directors, as appropriate, concerning matters discussed among the independent directors;

  •
  advising the Executive Chairman and Chief Executive Officer as to the Board's information needs and work with the Executive Chairman and Chief Executive Officer as needed to coordinate and provide direction, feedback, changes, input and approval regarding Board meeting agendas, schedules and materials in order to support Board deliberations and enable sufficient time for discussion of all agenda items;

  •
  assisting the Chief Executive Officer and Executive Chairman with issues that concern the Board;

  •
  remaining well-informed about senior management and succession plans;

  •
  facilitating director input and discussion regarding the Company's strategy, performance and risks to the business;

  •
  facilitating as appropriate the responsibilities of the Board, the committees of the Board and senior management, and

  •
  being available, consistent with the Shareholder Engagement Policy described beginning on page 31, for consultation and direct communication with shareholders when appropriate.

              After careful consideration, the Board determined that its current leadership structure is the most appropriate for Dollar Tree and its shareholders. As part of the Company's ongoing commitment to corporate governance, the Board periodically considers its leadership structure and the role of the Lead Director.

Director Stock Holding Requirements

              In March 2019, the Board enhanced its stock ownership guidelines to require that each director should hold Dollar Tree stock worth no less than four (4) times the annual cash retainer paid to directors, valued on the date such director acquired the stock. Vested stock or stock units beneficially owned by the director, including stock or stock units held in the 2013 Director Deferred Compensation Plan, are counted in meeting the guidelines.

              As of April 2020, all of our directors owned shares in excess of the amount required by the new guidelines, with the exception of certain of our newer members: Thomas W. Dickson, Stephanie P. Stahl and Carrie A. Wheeler. Under our policy, each director has a grace period of five (5) years after he or she is first elected to the Board to meet the director stock holding requirements. Consistent with prior years, despite the directors owning shares in excess of this guideline, a majority of the directors have consistently chosen to defer a meaningful portion of their annual cash retainer as shares of common stock or as options, ranging from 60% to 100% of total compensation for participating directors during 2019.

Majority Voting in Uncontested Election of Directors

              Our bylaws provide for majority voting in uncontested director elections. Consequently, a director-nominee will be elected by a majority of votes cast in uncontested director elections and by a plurality of votes in contested elections.

              In addition, our Corporate Governance Guidelines also set forth our procedure if a director-nominee does not receive a majority of the votes cast in an uncontested election. Prior to an election, each director-nominee submits a resignation letter, contingent upon such individual failing to receive more than 50% of the votes cast in an uncontested election. In such event, the resignation would be considered by the Nominating and Corporate Governance Committee, which would recommend to the Board what action to take with respect to the resignation.

Board's Role in Risk Oversight

              The Board of Directors is actively involved in overseeing enterprise risk, primarily through the assistance of its committees, which address the risks within their areas of responsibility as provided in the committee charters or otherwise delegated by the Board to those committees. Each committee reports matters relating to risk to the full Board.

              The Audit Committee has a key role in the assessment of risks related to our business. The Company's Internal Audit Department conducts an annual investigation and evaluation of enterprise risk, which focuses on areas that are essential to the successful operation of the Company, and reports its findings to the Audit Committee. The Audit Committee engages in dialogue and receives updates at or between its meetings from the Vice President of Internal Audit, the Chief Financial Officer, Chief Legal Officer and the Chief Executive Officer on matters related to risk. The Audit Committee shares appropriate information with the Board, either at its next meeting or by other more immediate communication.

              In addition, to more effectively prevent, detect and respond to information security threats, the Company has a dedicated Chief Information Security Officer whose team is responsible for leading enterprise-wide information security and risk mitigation. The Audit Committee and the Board receive regular reports on, among other things, the Company's cyber risks and threats, the status of projects to strengthen the Company's information security systems, assessments of the Company's security program and the emerging threat landscape.

              The Nominating and Corporate Governance Committee oversees the Company's risks relating to corporate social responsibility and sustainability, including the environment, human rights, labor, health and safety, workforce diversity, supply chain, governance and similar matters affecting Company stakeholders. In carrying out its oversight role, the Committee is responsible for developing and recommending to the Board policies and procedures relating to sustainability risks. The Chief Executive Officer and other members of management are responsible for assessing on an ongoing basis the Company's sustainability risks and providing regular reports to the Nominating and Corporate Governance Committee and/or the Board on the identification, evaluation, management and mitigation of those sustainability risks.

              The Compensation Committee, in setting executive compensation, considers risks that may be implicated by our compensation programs and endeavors to set executive compensation at a level that creates incentives to achieve long-term shareholder value without encouraging excessive risk-taking to achieve short-term results.

Sustainability

              Dollar Tree is concerned about and committed to environmental sustainability, product safety, human rights and human capital management, and continues to enhance its efforts in these areas. From its beginning over thirty years ago, we have operated our business with integrity and concern for others. We are focused each day on promoting a welcoming and safe environment for our customers and associates. The principles that guide us are ingrained in our people and our operations. From the global impact of climate change to the safety of the products we sell to our concern for the individuals who make them, Dollar Tree strives to stay focused on these values.

Board and Management Oversight of Sustainability

              Our Board and management recognize the importance of assessing and planning for the potential impact of climate change and other sustainability risks on our business. This is an important part of the Board's enhanced ESG oversight that was implemented over the last year, including formalizing the responsibilities of the Nominating and Corporate Governance Committee in monitoring and evaluating the Company's sustainability and ESG risks affecting our stakeholders.

              Under its charter, the Nominating and Corporate Governance Committee has the lead role in overseeing the Company's risks and reporting related to ESG matters and sustainability. One of the Committee's primary duties and responsibilities is to at least semi-annually, evaluate, discuss, and, as appropriate, direct the disclosure of the Company's risks relating to corporate social responsibility and sustainability, including the environment, human rights, labor, health and safety, workforce diversity, supply chain, governance and similar matters affecting our stakeholders. The Committee also is responsible for developing and recommending to the Board policies and procedures relating to the Company's corporate social responsibility and sustainability activities. This includes, among other things, directing senior management to assess on an ongoing basis the Company's sustainability risks, drafting or revising policies and procedures to prevent and mitigate sustainability risks, increasing transparency into the Company's policies on sustainability risks for all Company stakeholders, and providing regular reports to the Nominating and Corporate Governance Committee and/or the Board on the identification, evaluation, management and mitigation of sustainability risks including any which may arise in the future.

              In addition, as part of our commitment to sustainability, the Company formed a management Sustainability Committee in 2020 that includes leaders from various key departments in the organization who will assist senior management and the Board in focusing our efforts on the sustainability issues that affect the Company.

Enhanced Sustainability Reporting

              We recognize that sustainability reporting is an area of interest for our stakeholders. The Board has determined that it would be in the best interest of the Company and its stakeholders to prepare a report evaluating how our long-term business strategy could be threatened by, and may be adapted to address, the potential challenges posed by climate change to our continued ability to create and build sustainable shareholder value. The Board anticipates that this assessment will be valuable both for ongoing Board discussions of strategic matters and as a focal point for engaging with our shareholders on matters of corporate sustainability and Board oversight. The Company intends to engage with shareholders on this topic over the next months and will provide an expanded sustainability report before next year's annual shareholder meeting. We anticipate that the report should describe our strategy development process, summarize related tasks, and discuss long-term goals.

Environmental Sustainability Initiatives

              Dollar Tree is focused on pursuing meaningful initiatives that minimize our environmental impact while reducing costs and driving efficiency, which we believe reduces risk and ultimately ensures the creation of sustainable shareholder value.

              Unlike a manufacturer, Dollar Tree's most significant environmental impact is from energy use in conducting our retail operations. Our most significant points of energy consumption are operation of the HVAC and lighting systems in our retail stores and distribution centers, and our use of trucking to deliver merchandise to our distribution centers and stores. To combat these and other environmental impacts, we have implemented several initiatives, including:

  •
  We have committed to installing LED lighting in all new stores and, to date, we have succeeded in converting half of our existing stores and seven of our distribution centers to LED. We installed LED lighting throughout our new Store Support Center, which opened in 2018.

  •
  To reduce the impact of trucking, we optimize full truckloads to reduce miles driven as measured on a per-store basis using state-of-the-art optimization software.

  •
  Over the past two years, our Dollar Tree and Family Dollar stores and distribution centers have recycled more than 545,000 tons of cardboard and plastics. Our Family Dollar distribution centers use reusable and recyclable totes to transfer products to our stores.

              Beyond these initiatives, we have taken other steps to reduce the environmental impact of our business. Since 2013, we have participated in the U.S. Environmental Protection Agency's SmartWay Shipper Performance Program that seeks to reduce transportation-related carbon emissions by creating incentives for transportation providers to improve fuel efficiency. This program enhances our supply chain sustainability by measuring, benchmarking and improving freight transportation efficiency. In addition, our new store support center, comprised of a 320,000 square foot tower, completed in 2018, and our 189,000 square foot fully-renovated "Legacy" building, completed in 2019, use energy efficient systems and materials, including a cooling tower and condenser water open loop system, an aluminum curtain wall glazing system, electrical building controls, and LED overhead lighting. We also work with a vendor that operates modern recycling and reprocessing centers that purchase products that have reached the end of their useful life, thereby keeping those products out of landfills and the environment. We also partner with a professional hazardous waste disposal company, which reuses waste to create industrial soaps for natural disaster cleanups worldwide.

Product Safety and Sustainability

              We are committed to providing our customers with safe and sustainable products. We utilize independent and certified companies to test products that we import to assure that they meet or exceed all regulatory, legal or industry standards. We have one of the most robust testing programs for children's products, assuring that testing is done using random sample collection, often multiple times on each production run. We have also adopted a chemical policy to identify and reduce chemicals of high concern in our products, including without limitation lead, BPA and asbestos in children's products, cadmium and cadmium compounds, certain flame retardants, formaldehyde and various other chemicals we have identified as a priority concern. Our chemical policy exceeds regulatory requirements, and in 2019, Dollar Tree became the third retailer to join Clean Production

Action's Chemical Footprint Project, in an effort to identify and further reduce our use of chemicals of high concern.

              In addition, we are committed to providing environmentally and socially conscious products to our customers. For example, key clothing suppliers are part of the Sustainable Apparel Coalition, whose members are committed to measuring and improving social and environmental impacts within the apparel, footwear and textile industry.

Human Rights

              We audit most of our suppliers' factories overseas to assure compliance with labor, health and safety, human trafficking, discrimination and other legal requirements, and are working to expand those audits to all of our suppliers' factories. We will not do business with factories that do not respect basic human rights.

Human Capital Management

              We continue to build a rewarding, engaging, diverse and inclusive work environment. In 2019, we established the "Women of One, Power of One," a resource group to help lead efforts to broaden diversity and awareness in the workplace. This group focuses on engaging, inspiring and developing all associations to drive consistent profitable growth and cultivate a collaborative and inclusive workplace that strengthens our position as a great place to work. Internally, 2019 was known as the "Year of the Manager," which focused on leadership and encouraged progression in the areas of hiring and staffing, problem solving, developing direct reports and planning and prioritizing. We are a pay for performance organization, and performance-based compensation opportunities exist at almost all levels of the organization. Both Dollar Tree and Family Dollar have implemented a Store Manager Bonus Program, which rewards store managers for strong performance. We also offer benefits to eligible associates such as participation in our 401(k) plan and Employee Stock Purchase Plan in order to help our associates plan for their retirement.

              For more information regarding our commitment to sustainability, please see our Corporate Sustainability Report available on our corporate website at https://www.dollartreeinfo.com/investors/corporate.

Code of Ethics

              Our Board has adopted a Code of Ethics for all our employees, officers and directors, including our Chief Executive Officer and senior financial officers, which was recently reviewed and approved by the Board on December 5, 2019. A copy of this code may be viewed at our corporate website, www.dollartreeinfo.com/investors/corporate. In addition, a printed copy of our Code of Ethics will be provided to any shareholder upon request submitted to the Corporate Secretary at our corporate headquarters address, which is 500 Volvo Parkway, Chesapeake, VA 23320.

Engagement with Shareholders

              Dollar Tree believes that effective corporate governance includes regular, constructive conversations with our shareholders. We strive for a collaborative approach to shareholder outreach and value the variety of investors' perspectives received, which helps deepen our understanding of their interests and priorities. Throughout the year, we seek opportunities to connect with our investors to gain and share valuable insights and receive feedback on the matters most important to them. The insights and feedback we receive is shared with the Board and its relevant committees.

              During 2019, we continued our outreach to shareholders to understand their views on issues important to them. The Vice President, Corporate Governance together with the office of the Corporate Secretary leads this shareholder engagement process on matters of corporate governance, incorporating other executives and members of the Board where appropriate or as requested by individual shareholders. We contacted holders of approximately 64% of outstanding shares to invite them into the process. We engaged with our shareholders on topics related to board refreshment, executive compensation, long-term business strategy, social issues that affect our business and environmental impact and sustainability matters. A number of those we contacted indicated they did not feel an engagement call was necessary in 2019, given their comfort with the evidence of the Board's attentiveness and stewardship. Some shareholders indicated that while they appreciated our outreach and valued the opportunity to engage, they did not feel there were issues with the Company's governance or the Board's oversight which would necessitate their engagement annually.

              The Board reviewed feedback from these conversations to better understand our shareholders' priorities and perspectives. In response to feedback from shareholders, we are taking steps to increase our transparency and reporting on sustainability matters, including our commitment to prepare a report evaluating how our long-term business strategy could be threatened by, and may be adapted to address, the potential challenges posed by climate change to our continued ability to create and build sustainable shareholder value. The Company intends to engage with shareholders on this topic over the next months and will provide an expanded sustainability report before next year's annual shareholder meeting. We anticipate that the report should describe our strategy development process, summarize related tasks, and discuss long-term goals.

              Consistent with that feedback, every director received shareholder support of at least 96% of votes cast at our 2019 annual meeting, and the advisory vote on our executive compensation program ("Say on Pay") received support from 95% of votes cast. In our 2019 shareholder outreach, no shareholders expressed concerns about executive compensation.

              To further our commitment to shareholder engagement, in March 2019 the Board of Directors adopted an enhanced Shareholder Engagement Policy. The Board believes that fostering long-term, open and institution-wide relationships with shareholders and maintaining their trust and goodwill is a core objective of our shareholder outreach program. Under the policy, our senior executive officers and the investor relations department are primarily responsible for our communications and engagement with shareholders and the investment community. Management is responsible for promptly reporting to the Board all material shareholder comments and feedback it receives.

              Our Corporate Secretary and our Vice President, Corporate Governance serve as liaisons with our shareholders on governance matters. We authorized these positions to provide a more direct channel for communications with shareholders, to ensure an open dialogue on an ongoing basis and to promote increased understanding of industry standards for best practices in corporate governance as they evolve.

              Although shareholder outreach is primarily a function of management, our Board also believes that in appropriate cases, Board-level participation in dialogue with shareholders on matters of significance can be an effective means of promoting mutual understanding and enabling the Board to be informed as to shareholder perspectives. In addition to the engagement that is expected to occur by the Chief Executive Officer and the Executive Chairman, the Board expects that the Lead Director will generally be the primary independent director who would participate in such discussions, with the understanding that on certain matters, the Chairs of relevant Board committees or in certain cases other directors may also be asked by the Executive Chairman, the Lead Director or the Board to participate. Accordingly, directors may also from time to time participate in an organized and coordinated manner with management in one-on-one meetings or investor events to elicit shareholder views.

              Shareholders may direct a request for a meeting with independent directors to the attention of the Lead Director who will consider such request, in consultation with the Corporate Secretary. The request should:

  •
  Explain whether the person(s) making the request is (are) a shareholder or a representative of the Company's shareholders and the level of shareholdings held or represented;

  •
  Identify the persons wishing to attend the meeting;

  •
  Provide a description of the topics to be discussed; and

  •
  Describe any intention or arrangements for communicating the nature and results of the meeting to other persons, recognizing that private, constructive dialogues are most conducive to productive discussion.

              The Board has the right to decline requests for any meetings requested by shareholders for any reason it deems appropriate, including where the proposed topics are not appropriate and in order to limit the number of such meeting requests to a reasonable level and prioritize acceptances based on the interests of all shareholders.

              Where a meeting request is granted, the Corporate Secretary will either directly contact the person(s) making the request to confirm arrangements for the meeting or be informed of the arrangements by the Lead Director of the Board. The Company's Chief Legal Officer or the Investor Relations Department may be asked to attend the meeting in order to confirm compliance with the Company's obligations respecting fair disclosure and the maintenance and assessment of disclosure controls and procedures. In certain cases, directors (and management) may adopt primarily a "listen-only" approach at meetings, and shareholders should recognize that in addition to Board input, the input of management will often be sought as to matters discussed with shareholders.

COMMUNICATING WITH OUR BOARD MEMBERS

              Our shareholders may communicate directly with our Board of Directors. You may contact any member of our Board, any Board committee or any chair of any such committee by mail. To do so, correspondence may be addressed to any individual director, the non-management directors as a group, any Board committee or any committee chair by either name or title. Shareholders should direct a request for a meeting with independent directors to the attention of the Lead Director. All such mailings are to be sent in care of "Corporate Secretary" at our corporate headquarters address, which is 500 Volvo Parkway, Chesapeake, VA 23320. To communicate with our directors electronically, emails may be sent to CorpSecy@DollarTree.com.

              Mail received as set forth in the preceding paragraph may be examined by the Corporate Secretary for security purposes and for the purpose of determining whether the contents actually represent messages from shareholders to our directors. Depending upon the facts and circumstances outlined in the correspondence, the Corporate Secretary will forward the communication to the Board, or any director or directors, provided that the contents are not in the nature of advertising, promotions of a product or service, or patently offensive material.

              In addition, any person who desires to communicate financial reporting or accounting matters specifically to our Audit Committee may contact the Audit Committee by addressing a letter to the Chair of the Audit Committee at our corporate headquarters address, noted above, or electronically to AuditChair@DollarTree.com. Communications to our Audit Committee may be submitted anonymously, if sent by mail, addressed to the Audit Committee Chair. All correspondence will be examined by the Corporate Secretary and/or Internal Audit from the standpoint of security and depending upon the facts and circumstances outlined in the correspondence, the communications will be forwarded to our Audit Committee or Audit Committee Chair for review and follow-up action as deemed appropriate.

              We expect each of our directors to attend the annual meeting of our shareholders. All of the then incumbent directors were in attendance at the 2019 annual meeting of our shareholders.

DIRECTOR COMPENSATION

              Director compensation is established by the Board of Directors and periodically reviewed. The Board determined that each non-employee director (i.e. all directors except for Bob Sasser and Gary Philbin) will receive an annual cash retainer of $180,000. In addition, the Audit Committee chair will receive $30,000 and Audit Committee members will receive $20,000; the Compensation Committee chair will receive $30,000 and Compensation Committee members will receive $15,000; the Nominating and Corporate Governance Committee chair will receive $20,000 and the Nominating and Corporate Governance Committee members will receive $10,000. The Lead Director will receive an additional $35,000. The Board approved in fiscal 2016 an annual equity grant with a value of $75,000 to be paid annually to each non-employee director in the form of shares of Dollar Tree common stock. The Board may also authorize additional fees for ad hoc committees, if any. Fees are paid quarterly in advance. We do not offer non-equity incentives or pension plans to non-employee directors.

              Under our shareholder-approved 2013 Director Deferred Compensation Plan, directors may elect to defer receipt of all or a portion of their Board and committee fees to be paid at a future date in either cash or shares of common stock, or to defer all or a portion of their fees into non-statutory stock options. Deferral elections must be made by December 31 for the deferral of fees in the next calendar year and must state the amount or portion of fees to be deferred; whether and to what extent fees are to be deferred in cash or shares or paid in the form of options; in the case of deferral into cash or shares, whether the payout shall be in installments or lump sum; and the date on which such payout will commence. In the case of deferrals into options, the number of options to be credited is calculated by dividing the deferred fees by 33% of the closing price on the first day of each calendar quarter, which is the date of grant. The options bear an exercise price equal to the closing price on the date of grant and are immediately exercisable. Deferrals into cash or stock are recorded in unfunded and unsecured book-entry accounts. Deferred shares to be credited are calculated by dividing the deferred fees by the closing price on the first day of each calendar quarter. If cash dividends are declared, deferred share accounts are credited with a corresponding number of deferred shares, based on the market price on the dividend date. In the case of deferrals into a deferred cash account, interest is credited to the account at the beginning of each quarter based on the 30-year Treasury Bond rate then in effect. See the Director's Compensation Table below for a description of deferrals in the most recent fiscal year.

              The following table shows compensation paid to each person who served as a director during fiscal year 2019 (compensation information for Bob Sasser and Gary Philbin can be found beginning on page 79).

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)

Arnold S. Barron	$194,301	$75,000	$—	$269,301
Gregory M. Bridgeford	258,589	75,000	—	333,589
Thomas W. Dickson	196,890	75,000	—	271,890
Conrad M. Hall	210,000	75,000	—	285,000
Lemuel E. Lewis	200,000	75,000	—	275,000
Jeffrey G. Naylor	211,260	75,000	—	286,260
Thomas A. Saunders III	187,904	75,000	—	262,904
Stephanie P. Stahl	216,726	75,000	—	291,726
Carrie A. Wheeler	213,753	75,000	—	288,753
Thomas E. Whiddon	221,260	75,000	—	296,260
Carl P. Zeithaml	195,000	75,000	—	270,000

(1)
This column shows amounts earned for retainers and fees, including fees paid for service on standing and ad hoc committees, not reduced for deferrals.

(2)
This column includes the grant date fair value of shares granted to non-employee directors on July 1, 2019. The number of shares were determined by dividing the value of the equity award by the Company's closing share price of $110.09 on the date of grant, resulting in 681 shares of common stock for each of the non-employee directors.

              The following table shows, for each of our non-employee directors, amounts deferred in fiscal year 2019 under our 2013 Director Deferred Compensation Plan, the number of shares underlying those deferrals and the aggregate number, as of February 1, 2020, of outstanding stock options, including options obtained through deferral of fees (all of which are fully vested), and deferred shares:

Name	Amounts Deferred in 2019 ($)(1)	Shares Underlying Amounts Deferred in 2019 (#)(2)	Total Deferred Shares (#)	Options Outstanding, including Options acquired through Deferral of Fees (#)	Total Shares Underlying Options and Deferred Amounts (#)

Arnold S. Barron	$191,581	1,794	25,708	—	25,708
Gregory M. Bridgeford	333,589	3,150	11,682	—	11,682
Thomas W. Dickson	123,750	1,200	1,200	—	1,200
Conrad M. Hall	285,000	2,686	31,070	—	31,070
Lemuel E. Lewis	275,000	2,591	56,419	—	56,419
Jeffrey G. Naylor	220,320	2,794	3,694	2,803	6,497
Thomas A. Saunders III	187,904	5,433	—	7,092	7,092
Stephanie P. Stahl	170,000	1,588	4,756	—	4,756
Carrie A. Wheeler	75,000	681	681	—	681
Thomas E. Whiddon	75,000	681	681	—	681
Carl P. Zeithaml	192,000	1,798	29,593	—	29,593

(1)
This column shows the dollar amount of retainers and fees deferred in 2019 under the 2013 Director Deferred Compensation Plan. Directors may choose to defer a portion or all of their fees into a deferred cash account, common stock equivalents (which we call "deferred shares") or options, as more fully described in the narrative in this section.

(2)
Shares in this column represent deferred shares and in the case of Mr. Saunders, deferral into options. Based on Mr. Naylor's deferral election, his account was credited with 1,690 shares of common stock and 1,104 stock options. Compensation expense related to these options, valued by the same method as that used for option grants to employees, is recorded upon grant; $56,735 and $268,746 was recorded in 2019 for Mr. Naylor and Mr. Saunders, respectively.

HOW NOMINEES TO OUR BOARD ARE SELECTED

              Candidates for election to our Board of Directors are recommended by our Nominating and Corporate Governance Committee and ratified by our full Board of Directors for consideration by the shareholders. The Nominating and Corporate Governance Committee operates under a charter, which is available on our corporate website at https://www.dollartreeinfo.com/investors/corporate. A copy of the charter is also available to all shareholders upon request, addressed to our Corporate Secretary at the address on page 34. All members of the Committee are independent under the standards established by the NASDAQ Stock Market.

              In addition, our bylaws enable eligible shareholders to have their own qualifying director nominee(s) included in the Company's proxy materials, along with candidates nominated by our Board of Directors, as described in further detail under "Proxy Access" on page 40.

              Our Nominating and Corporate Governance Committee also considers candidates recommended by shareholders. Shareholders may recommend candidates for Nominating and Corporate Governance Committee consideration by submitting such recommendation using the methods described under the "Shareholder Nominations for Election of Directors" section on page 34 and "Communicating with our Board Members" on page 39. In making recommendations, shareholders should be mindful of the discussion of minimum qualifications set forth in the following paragraph. Although a recommended individual may meet the minimum qualification standards, it does not imply that the Nominating and Corporate Governance Committee necessarily will nominate the person so recommended by a shareholder.

              In evaluating candidates for election to the Board, our Nominating and Corporate Governance Committee takes into account the qualifications of the individual candidate as well as the composition of the Board as a whole.

              Among other things, the Committee considers:

  •
  the candidate's ability to help the Board create shareholder wealth,

  •
  the candidate's ability to represent the interests of shareholders,

  •
  the personal qualities of leadership, character and business judgment of the candidate,

  •
  the need of the Board for directors having relevant knowledge, diversity of background and experience in areas including operations, finance, accounting, technology, marketing, merchandise, human capital management and talent development, and

  •
  whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at meetings.

Board Diversity

              The Board values diversity, in its broadest sense, reflecting, but not limited to, geography, gender, ethnicity and life experience and is committed to a policy of inclusiveness. The Nominating and Corporate Governance Committee seeks to include women and minority candidates in the qualified pool from which Board candidates are chosen, and has included such candidates in its formal search for a new director occasioned by the retirement of Conrad M. Hall at the 2020 annual meeting. If elected by our shareholders, the Committee will consider such directors for leadership positions on the Board and its committees. Two of the last four directors added to our Board are women.

Board Tenure

              The Board does not believe it should formally limit the number of terms for which an individual may serve as a director at the outset of a director appointment. Directors who have served on the Board for an extended period of time can provide valuable insight into the operations and future of the Company and matters of Board oversight based on their experience with and understanding of the Company's history, policies and objectives. Nevertheless, the Board strongly values fresh insight and novel approaches provided by new or recently appointed directors. The Board therefore believes that, as an alternative to term limits, it should endeavor to nominate Board candidates representing an on-going mix of short-, medium- and longer-term tenures.

              Upon the retirement of Mr. Hall, the tenure profile of our Board will continue to resemble a barbell, with five (5) directors having two (2) years or less in tenure, six (6) with over ten years and only one (1) director in between. With five (5) relatively new directors learning a complicated and unique business like Dollar Tree as well as a challenging and high-potential business like Family Dollar, our Board consulted with SpencerStuart, a leading board consulting and director search firm. In the beginning of 2019, the Board concluded that it was not the time to lose additional experienced directors. Instead, we adopted a waterfall strategy: each year beginning in 2020, as our newer members continue to gain needed experience, we expect to engage thoughtfully in additional Board refreshment and director departures. Our goal is to reach and thereafter maintain a relatively balanced mix of short, medium and long-term tenured directors. Consistent with our strategy, Conrad Hall, who has been a director since January 2010, plans to retire at the 2020 annual meeting of shareholders. The Board launched a formal search process, led by its Nominating and Corporate Governance Committee, to appoint a diverse candidate to replace Mr. Hall on the Board. This process is well underway and the Board anticipates appointing a new director to the Board later in the year. The Nominating and Corporate Governance Committee from time to time engages search firms to assist the Committee in identifying potential Board nominees, and we pay such firms a fee for conducting such searches. With the assistance of independent third-party consultants, the Nominating and Corporate Governance Committee conducts significant amounts of due diligence to ensure that a nominee possesses the qualifications, qualities and skills outlined above.

Shareholder Nominations for Election of Directors

              Shareholders generally can nominate persons to be directors by following the procedures set forth in our bylaws. In short, these procedures require the shareholder to deliver a written notice containing certain required information in a timely manner to our Corporate Secretary at our corporate headquarters address, which is located at 500 Volvo Parkway, Chesapeake, VA 23320. To be timely, the notice must be sent either by personal delivery or by United States certified mail, postage prepaid, and received no later than 120 days and no sooner than 150 days in advance of the anniversary date of the proxy statement for the previous year's annual meeting. If no annual meeting was held in the previous year, or the date of the applicable annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, notice must be sent not less than 90 days before the date of the applicable annual meeting. The notice must contain the information required by our bylaws about the shareholder proposing the nominee and about the nominee. A copy of our bylaws can be found online at https://www.dollartreeinfo.com/investors/corporate.

              Each shareholder's notice to the Corporate Secretary must include, among other things:

  •
  the name and address of record of the shareholder who intends to make the nomination;

  •
  a representation that the shareholder is a shareholder of record of our Company's capital stock and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice;

  •
  the class and number of shares of our capital stock beneficially owned by the shareholder; and

  •
  a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder.

              For each person nominated, the notice to the Corporate Secretary must also include, among other things:

  •
  the name, age, business address and, if known, residence address, of the nominee;

  •
  his or her principal occupation or employment;

  •
  the class and number of shares of our capital stock beneficially owned by such person;

  •
  any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended; and

  •
  the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected.

Proxy Access

              Under the Company's proxy access bylaw, a shareholder, or a group of up to 20 shareholders, owning at least three percent (3%) of the Company's outstanding common stock continuously for at least three years, may nominate and include in our proxy materials director nominees not to exceed the greater of two (2) directors or twenty percent (20%) of the Board (rounded down), provided that the shareholders and nominees have complied with the requirements to be set forth in our bylaws and applicable law. Among other things, shareholders who wish to include director nominations in our proxy statement must follow the instructions in our bylaws as described in the "Shareholder Nominations for Election of Directors" section above.

EXECUTIVE OFFICERS

              Our executive officers as of April 1, 2020 are as follows:

NAME	AGE	POSITION

Bob Sasser	68	Executive Chairman

Gary M. Philbin	63	Chief Executive Officer

Betty Click	57	Chief Human Resources Officer

David Jacobs	51	Chief Strategy Officer

Joshua Jewett	50	Chief Information Officer

Richard McNeely	61	Enterprise Chief Merchandising Officer

Thomas R. O'Boyle, Jr.	50	Enterprise Chief Operating Officer

William A. Old, Jr.	66	Chief Legal Officer, Corporate Secretary

Kevin S. Wampler	57	Chief Financial Officer

Michael A. Witynski	57	Enterprise President

              Our executive officers are appointed by the Board and serve at the discretion of the Board. Although we do not have employment agreements with our executive officers, we have entered into change in control Retention Agreements and Executive Agreements with certain of our executive officers by which, in consideration for certain restrictive covenants, including a covenant not to compete, the Company has agreed to provide payments and benefits under certain circumstances following termination of employment. See "Termination or Change in Control Arrangements" and "Potential Payments upon Termination or Change in Control" beginning on pages 77 and 86, respectively.

Executive Officer Biographies

              Biographical information for Mr. Sasser and Mr. Philbin is provided in the "Director Biographies" section beginning on page 7. Biographical information for our other executive officers is provided below.

BETTY CLICK Chief Human Resources Officer Dollar Tree, Inc.	Ms. Click, age 57, has served as the Chief Human Resources Officer of Dollar Tree since June 2017. Ms. Click is responsible for all Human Resource departments for Dollar Tree, Family Dollar and Dollar Tree Canada. Prior to joining Dollar Tree, Ms. Click spent fifteen years (2002 to 2017) in Senior Management Positions (approximately nine of those years as the Senior Vice President of Human Resources for Payless ShoeSource Holdings and Collective Brands, a footwear retailer with multiple brands and thousands of stores). Prior to Collective Brands, Ms. Click served in multiple Human Resources leadership roles at Verizon and GTE from 1981 to 2002.

DAVID JACOBS Chief Strategy Officer Dollar Tree, Inc.	Mr. Jacobs, age 51, has been the Chief Strategy Officer of Dollar Tree since 2012. He was the Senior Vice President of Strategic Planning from 2009 to 2012, and Vice President of Strategic Planning from 2006 to 2009. From 1996 to 2006, he held a number of positions with The Boston Consulting Group, a leading global strategic management consulting firm, including Partner from 2003 to 2006. From 1994 to 1996, he was an attorney at Weil, Gotshal & Manges, LLC.

JOSHUA JEWETT Chief Information Officer Dollar Tree, Inc.	Mr. Jewett, age 50, has been the Chief Information Officer of Dollar Tree since March 2016 and has strategic and operational responsibility for all aspects of Information Technology. From August 2002 to February 2016, he served as the Senior Vice President-Chief Information Officer of Family Dollar Stores, Inc. Prior to his employment with Family Dollar, he served as the Senior Director for Answerthink, Inc., an international management consulting firm.

RICHARD McNEELY Enterprise Chief Merchandising Officer Dollar Tree, Inc.	Mr. McNeely, age 61, has been the Enterprise Chief Merchandising Officer of Dollar Tree since December 2019 and has responsibility for leading the merchandising, marketing and global sourcing functions for the Dollar Tree and Family Dollar business segments. From May 2017 to December 2019, he served as the Chief Merchandising Officer of Dollar Tree Stores. He previously served as Senior Vice President of Merchandising of Dollar Tree Stores from April 2008 to May 2017. Prior to joining Dollar Tree, Mr. McNeely spent the first 28 years of his retail career in roles of increasing responsibility within merchandising, marketing, global sourcing, and store operations with several retail companies, including Dollar General, Rose's Stores and Fred's, Inc.

THOMAS R. O'BOYLE, JR. Enterprise Chief Operating Officer Dollar Tree, Inc.	Mr. O'Boyle, age 50, has been the Enterprise Chief Operating Officer of Dollar Tree since December 2019 and has responsibility for leading the store operations and real estate functions for the Dollar Tree and Family Dollar business segments. Previously, he served as the Chief Operating Officer of Family Dollar from October 2017 to December 2019. Mr. O'Boyle is a broad-based retail executive with substantial leadership experience, supplemented with functional experience in operations, merchandising, marketing, supply chain and logistics. Prior to joining Family Dollar, Mr. O'Boyle served as Chief Executive Officer of Marsh Supermarkets for five years and prior to that time served as President of the Food, Drug and Pharmacy business at Sears/Kmart. Mr. O'Boyle spent the first 22 years of his career in many executive leadership positions at Albertsons/American Stores (Jewel-Osco).

WILLIAM A. OLD, JR. Chief Legal Officer Dollar Tree, Inc.	Mr. Old, age 66, joined Dollar Tree as the Chief Legal Officer in 2013. Prior to joining Dollar Tree, he was the Vice President and Director at Williams Mullen, P.C. from 2004 to 2013 representing public companies in mergers and acquisitions, corporate governance and securities matters. Prior to becoming a licensed attorney, Mr. Old practiced as a certified public accountant in the Commonwealth of Virginia.

KEVIN S. WAMPLER Chief Financial Officer Dollar Tree, Inc.	Mr. Wampler, age 57, has been the Chief Financial Officer of Dollar Tree since December 2008. Prior to joining Dollar Tree, he served as Executive Vice President, Chief Financial Officer and Assistant Secretary for The Finish Line, Inc. from October 2003 to November 2008. Mr. Wampler held various other senior positions during his fifteen-year career at The Finish Line, including Senior Vice President, Chief Accounting Officer and Assistant Secretary from 2001 to 2003. Mr. Wampler, a Certified Public Accountant, was employed by Ernst and Young LLP from 1986 to 1993.

MICHAEL A. WITYNSKI Enterprise President	Mr. Witynski, age 57, has been the Enterprise President of Dollar Tree since December 2019 and is responsible for leading the merchandising, store operations, and supply chain functions for the Dollar Tree and Family Dollar business segments. Previously, he served as the President and Chief Operating Officer of Dollar Tree Stores from June 2017 to December 2019. He previously served as the Chief Operating Officer from July 2015 to June 2017. He served as the Senior Vice President of Stores from August 2010 to July 2015. Prior to joining Dollar Tree, he held senior leadership roles in Merchandising, Marketing, Private Brands and Operations at Shaw's Supermarkets and Supervalu, Inc. during his 29-year career in the grocery industry.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Committee Report on Executive Compensation

              The Compensation Committee of our Board of Directors is responsible for developing, overseeing and implementing our pay-for-performance compensation program for executive officers. In carrying out its responsibilities, each year the Compensation Committee reviews, determines and recommends to the independent members of the Board the approval of the compensation of our Chief Executive Officer and Executive Chairman. The Committee also approves the compensation of our other executive officers.

              The Compensation Committee is committed to structuring compensation for our executives that rewards actions that support the Company's focus on annual and long-term growth and sustainable long-term shareholder value. To achieve this objective, we conducted a review of our compensation programs in 2019 with the assistance of Aon Consulting, Inc., our then independent compensation consultant, to ensure that those programs incentivize growth and drive long-term shareholder value. In October 2019, the Compensation Committee retained Korn Ferry to assist the Committee in determining the appropriateness and competitiveness of our executive compensation program. During this process, we listened to feedback from our executives and shareholders.

              Our review of the Company's executive compensation programs in 2019 focused on determining the appropriate level and mix of compensation to motivate and incentivize our executives to achieve our growth and performance goals and be accountable for the results. As a result of this process, we provided a mix of annual and long-term compensation that was designed to align the short and long-term interests of our executives with those of our shareholders. Specifically, the Compensation Committee reviewed and established base salaries, approved targets and awards under our annual cash incentive plan and made long-term incentive awards, the vesting of which are subject to our achieving a specified level of corporate performance.

              A further discussion of the principles, objectives, components and determinations of the Compensation Committee is included in the Compensation Discussion and Analysis that follows this Compensation Committee report. The specific decisions of the Compensation Committee regarding the compensation of named executive officers are reflected in the compensation tables and narrative that follow the Compensation Discussion and Analysis.

              The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with our management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's proxy statement for the 2020 annual meeting of shareholders.

SUBMITTED BY THE COMPENSATION COMMITTEE

Arnold S. Barron    Gregory M. Bridgeford    Thomas W. Dickson    Stephanie P. Stahl    Carl P. Zeithaml

Compensation Committee Interlocks and Insider Participation

              No member of the Compensation Committee is a former officer of Dollar Tree or any of our subsidiaries. In addition, none of the members of the Compensation Committee has or had any relationship with the Company during fiscal 2019 that requires disclosure in accordance with the applicable rules of the Securities and Exchange Commission relating to compensation committee interlocks and insider participation.

COMPENSATION DISCUSSION AND ANALYSIS

              The following Compensation Discussion and Analysis ("CD&A") describes our executive compensation program and philosophy, our compensation-setting process, the elements of our executive compensation program, and the compensation decisions and certain changes we made to our compensation program in 2019. This CD&A should be read together with the compensation tables and related disclosures that immediately follow, which provide further historical compensation information for our Named Executive Officers ("NEOs") as identified below.

Named Executive Officers

Name	Title
Gary Philbin	Chief Executive Officer
Kevin Wampler	Chief Financial Officer
Bob Sasser	Executive Chairman
Michael Witynski	Enterprise President
William Old, Jr.	Chief Legal Officer
Duncan Mac Naughton	Former President, Family Dollar Stores

Executive Summary

Highlights for Fiscal Year 2019

              We are North America's leading operator of discount variety stores, operating more than 15,200 discount variety retail stores under the names of Dollar Tree, Family Dollar and Dollar Tree Stores Canada. Highlights for fiscal 2019 include:

  ►
  Consolidated net sales for fiscal 2019 increased 3.5% to $23.61 billion from $22.82 billion in fiscal 2018. Enterprise same-store sales increased 1.8%. Same-store sales for the Dollar Tree segment increased 2.3%. Same-store sales for the Family Dollar segment increased 1.4%.
  ►
  Adjusted operating income targets for fiscal 2019 were $1,764.9 million for the combined enterprise, $1,725.8 million for the Dollar Tree US banner and $332.6 million for the Family Dollar banner. For 2019, the enterprise achieved 90.90% of its adjusted operating income target, the Dollar Tree US banner achieved 95.68% of its target and the Family Dollar banner achieved 73.15% of its target. For a description of the adjustments to GAAP operating income that we used for purposes of the 2019 performance targets, please see page 66 below.
  ►
  We opened 518 new stores during fiscal 2019. As part of our fiscal 2019 store optimization program at Family Dollar, we closed underperforming stores. We closed a total of 423 Family Dollar Stores in 2019, while the normal cadence of Family Dollar closings on an annual basis is approximately 75 stores. We ended the fiscal year with 15,288 stores.

  ►
  After continued development, testing and implementation in 2019 of our new H2 store optimization model for both new and renovated Family Dollar stores, these stores have produced increased traffic, provided an average comparable store sales lift in excess of 10% in the first year following renovation and provided significantly improved merchandise offerings, including Dollar Tree $1.00 merchandise sections, throughout the stores. We completed approximately 1,100 Family Dollar H2 renovations in fiscal 2019.
  ►
  We completed the consolidation of our two store support centers to our corporate headquarters in Chesapeake, Virginia in July 2019 and made enhancements to our organizational structure and leadership team to optimize operational efficiencies in December 2019.

Organizational Leadership Changes for Fiscal Year 2019

  ►
  Michael Witynski was promoted to Enterprise President of Dollar Tree, Inc. in December 2019 and will lead the merchandising, store operations and supply chain functions for the Dollar Tree and Family Dollar business segments. His primary focus will be on improving enterprise-wide operational efficiency and reducing distribution costs across both store brands. Mr. Witynski will continue to report to Gary Philbin, Chief Executive Officer of Dollar Tree, Inc.
  ►
  Richard McNeely was promoted to Chief Merchandising Officer of Dollar Tree, Inc. in December 2019 and will lead the merchandising, marketing, and global sourcing functions for the Dollar Tree and Family Dollar business segments. His primary focus will be on improving enterprise-wide merchandising margins while improving value for the customer. Mr. McNeely reports to Mr. Witynski.
  ►
  Thomas R. O'Boyle, Jr. was promoted to Chief Operating Officer of Dollar Tree, Inc. in December 2019 and will lead the store operations and real estate functions for the Dollar Tree and Family Dollar business segments. Among other things, he will be focused on optimizing real estate and improving customer experience. Mr. O'Boyle will report to Mr. Witynski.

              These leadership changes are designed to enhance the execution of our business strategy and improve the operational performance of the Dollar Tree and Family Dollar business segments. To continue our success going forward, it is critical that we motivate and retain our highly talented executive team to execute our corporate strategic vision, business plans and initiatives. To do so, our Compensation Committee has thoughtfully developed incentive programs to reward executives for superior performance versus goals that align the interests of executives with the interests of our long-term shareholders.

Compensation Best Practices

              We seek to align our executives' interests with those of our long-term shareholders and to follow sound corporate governance practices.

Compensation Practice		Dollar Tree's Compensation Policies and Actions
Pay for Performance	YES
A significant portion of targeted direct compensation is linked to the financial performance of key metrics. Approximately 88% of our Chief Executive Officer's pay in 2019 was variable and at risk. In 2019, we changed the performance metric of our LTPP awards from adjusted operating income to adjusted EBITDA to provide a second performance metric, and increased the performance thresholds for vesting of our long-term incentive awards. We also revised our annual incentive bonus program to increase the corporate performance component from 85% to 100%. As a result, beginning in 2019, 100% of our annual bonus compensation and equity incentive compensation is based on corporate performance. See "Compensation Updates for 2019" "Target Pay Mix" and "Alignment of Pay for Performance."

Beginning in 2020, our LTPP awards will consist solely of performance-based restricted stock units ("RSUs") rather than our historical practice of providing LTPP awards in the form of 50% RSUs and 50% cash. The threshold performance level was increased from 85% to 90%. We also changed the performance metric of our non-LTPP equity awards from adjusted operating income to adjusted EBITDA. Our annual incentive bonus program will continue to use adjusted operating income as the performance metric in 2020.

Compensation Practice		Dollar Tree's Compensation Policies and Actions
Clawback policy	YES
In 2018, the Board adopted a more robust clawback policy that requires mandatory reimbursement of excess incentive compensation from any executive officer if the Company's financial statements are restated due to material noncompliance with financial reporting requirements under the securities laws. This policy is in addition to our existing clawback policy covering the Company's Chief Executive Officer and Chief Financial Officer under the Omnibus Incentive Plan. See "Recoupment ("Clawback") Policy."
Robust stock ownership guidelines	YES
Our executive stock ownership guidelines were revised in 2017 to increase the number of shares to be held by executives so as to create further alignment with shareholders' long-term interests. See "Executive Stock Ownership Guidelines."
No hedging or pledging of Dollar Tree securities or holding Dollar Tree securities in margin accounts	YES
Our policy prohibits executive officers and Board members from hedging their ownership of our stock and holding our stock in a margin account. None of our executive officers and directors engaged in transactions involving the pledging of Company stock during fiscal 2019. See "Policy Against Hedging of Company Stock" and "No Pledges of Company Stock."
No excise tax gross-ups	YES	We do not provide excise tax gross-up payments.
Double-trigger provisions	YES
Equity awards under our equity incentive plan and all change in control Retention Agreements with executive officers include a "double-trigger" vesting provision upon a change in control. See "Termination or Change in Control Arrangements."
No repricing or cash buyout of underwater stock options without shareholder approval	YES
Our equity incentive plan prohibits modifications to stock options and stock appreciation rights to reduce the exercise price of the awards, or replacing awards with cash or another award type, without shareholder approval.

Executive Compensation Overview

              We are committed to an executive compensation program that ties pay to performance. The program is also designed to focus executives on the long-term growth and profitability of our business, without encouraging excessive risk-taking. A significant portion of pay is performance-based and therefore, variable and at risk. In determining the components of compensation, we seek to appropriately balance fixed and variable, short- and long-term and cash and equity components of the program, and to mitigate risks in the program with stock ownership guidelines that apply to our executive officers. Our compensation program is designed to reward our executive officers for achieving Company performance goals on metrics that we believe create sustainable shareholder value. When we do not achieve the performance goals, our executive officers' compensation reflects that performance.

2019 Changes to Compensation Program

              In March 2019, as part of a multi-year plan to better align the interests of executives with those of long-term shareholders, the Compensation Committee approved changes to our annual and long-term incentive compensation program for executive officers, including our NEOs. As described below, to enhance the performance linkage of incentives, the Committee eliminated the consideration of individual performance goals for purposes of our annual cash bonus incentive awards, increased the performance metric thresholds for vesting of long-term awards and began the use of two performance metrics, adjusted operating income and adjusted EBITDA, for long-term awards.

	2018 Performance Program	Changes Implemented in 2019

Annual Cash Bonus Incentives

•

Annual cash bonus dependent on achievement of at least 85% of the corporate adjusted operating income target with a steep performance payout curve

•

Bonuses weighted 85% to adjusted operating income target and 15% to individual performance goals

•

Based on feedback from shareholders, we eliminated the individual performance component for purposes of calculating the annual bonus; bonuses are now weighted 100% on a corporate adjusted operating income target in order to completely align the cash bonus of our named executive officers with an objective measure of Company performance

Performance-Based Restricted Stock Unit Awards (RSUs and PSUs)

•

Performance-based restricted stock units ("RSUs") vest after first year achievement of at least 80% of adjusted operating income target, with time-based vesting of one-third of the award on the first three anniversaries of the grant date

•

Amount of payout does not vary providing the target is met

•

RSUs settled in stock

•

The minimum level of adjusted operating income performance required to earn a payout was raised from 80% to 85%; if performance does not reach 85%, there is no payout

•

The adjusted operating income performance that can earn a payout ranges from 85% up to a maximum of 115%

•

In order to increase the at-risk elements of the award, the award earned by an executive ranges from 75% of the target award for performance of 85% up to a cap of 150% of target award for performance of 115% or greater

•

The purpose of the change was to decrease compensation if 100% of the target was not met, but provide an incentive by increasing compensation if more than 100% of the target was achieved

•

Awards are designated as performance stock units ("PSUs") and settled in stock

	2018 Performance Program	Changes Implemented in 2019

Long-Term Performance Plan Awards ("LTPP")

•

Performance-based vesting on three-year cumulative achievement of at least 83% of target adjusted operating income

•

The percentage of a targeted award that may be earned by an executive ranges from 25% of the award for performance of 83% of target adjusted operating income up to a cap of 200% of the award for performance of 125% of target adjusted operating income

•

Award is paid 50% in cash and 50% in grant date RSUs settled in stock

•

Based on shareholder feedback received, we changed the performance metric for LTPP awards from adjusted operating income to adjusted EBITDA to utilize a second performance metric; we also believe that adjusted EBITDA can be forecast more reliably over a three year period than adjusted operating income

•

The minimum level of three year cumulative performance required to earn a payout was raised to 85%

Note: To evaluate performance in a manner consistent with how management evaluates our operating results, the financial metrics in our annual and long-term incentive plans are measured on a non-GAAP basis.

              In March 2019, the Compensation Committee also determined that, notwithstanding Mr. Sasser's continued responsibilities as Executive Chairman, a reduction in Mr. Sasser's compensation for 2019 would be appropriate. This reduction in compensation was made in accordance with the Compensation Committee's longstanding transition plan. As a result, Mr. Sasser's base salary decreased from $1.7 million in 2018 to $1.0 million in 2019, and he no longer participates in our annual incentive bonus plan or receives LTPP incentive awards. Mr. Sasser received a PSU award (formerly called "performance-based RSUs) in 2019, but the target amount to be earned decreased from $7.0 million in 2018 to $5.5 million in 2019. Mr. Sasser's total target compensation decreased 48.3% as a result of the changes described above. For additional information on Mr. Sasser's role, responsibilities and compensation, please see "Executive Compensation Principles."

Key 2019 Compensation Decisions

►	Base Salaries	The Compensation Committee made adjustments to base salaries based on various factors, including job performance and the salaries of executives in similar positions at peer companies.
►	Annual Cash Incentive Bonus Opportunity

The percentage of base salary that represented the target annual incentive opportunity for the Enterprise President increased from 100% to 130% as a result of his promotion in December 2019. His annual cash incentive bonus was prorated based on his increased base salary and bonus target following his promotion. There were no changes in the percentage of base salary that represented the target annual incentive opportunity for the other NEOs in 2019. The target percentages were set based on external and internal factors applicable to the positions held by these individuals.

►	Annual Cash Incentive Performance Goals

There was a rigorous process to set corporate performance goals for the combined enterprise, the Dollar Tree US banner and the Family Dollar banner. As noted above, we eliminated the individual performance component from prior years so that corporate performance accounted for 100% of the annual incentive performance goals. The program had a threshold performance level of 85% of the applicable target level of adjusted operating income, which must be met or exceeded in order for any payout to be earned, with a maximum performance level of 115% of target.

►	Annual Cash Incentive Payouts

In 2019, the Company achieved enterprise adjusted operating income of $1,604.3 million, which was 90.90% of the target amount; the Dollar Tree banner achieved adjusted operating income of $1,651.2 million, which was 95.68% of the target amount; and the Family Dollar banner achieved adjusted operating income of $243.3 million, which was 73.15% of the target amount. This resulted in payouts of 54.5% of the target amount to the executive officers of the combined enterprise, 78.39% of the target amount to the executive officers of the Dollar Tree banner and 0% of the target amount to the executive officers of the Family Dollar banner.

►	Long-Term Incentives

Performance Stock Units (PSUs) were granted, as well as grants of RSUs and cash under the 2019-2021 LTPP. In 2019, the performance metrics utilized were adjusted operating income for the PSUs and adjusted EBITDA for the LTPP. Based on the enterprise adjusted operating income goal for the 2019 PSUs, the Company achieved adjusted operating income of $1,604.3 million, which was 90.90% of the target amount; the Dollar Tree banner achieved adjusted operating income of $1,651.2 million, which was 95.68% of the target amount; and the Family Dollar banner achieved adjusted operating income of $243.3 million, which was 73.15% of the target amount. This resulted in payouts of 84.83% of the target amount to the executive officers of the combined enterprise, 92.80% of the target amount to the executive officers of the Dollar Tree banner and 0% of the target amount to the executive officers of the Family Dollar banner.

►	2017-2019 LTPP Payout

Based on the Company's three-year adjusted operating income goal from 2017 to 2019, the Company achieved adjusted operating income of $5,440 million, which was 92.29% of the target amount. This resulted in a payout of 48.23% of the target amount to our named executive officers. For the additional 2017 LTPP award granted to the Chief Executive Officer upon his promotion in September 2017 that was based on the Company's two-year adjusted operating income goal from 2018 to 2019, the Company achieved adjusted operating income of $3,406.3 million, resulting in 83.90% achievement and a payout at 27.25%.

►	Proration of LTPP Awards Upon Retirement

In 2019, the provisions of LTPP awards were changed to provide for forfeiture of an award upon the retirement of an executive if the executive has worked less than 12 months of the three-year performance period. If an executive retires after working 12 months or more of the performance period, the awards are prorated based on the number of months of service. Previously, the LTPP awards had not been prorated.

Key 2020 Compensation Decisions

►	2020-2022 LTPP Payout	Based on our ongoing efforts to implement best practices, our LTPP awards beginning in 2020 will consist solely of performance-based RSUs rather than our historical practice of providing LTPP awards in the form of 50% RSUs and 50% cash.
►	LTPP Payout Curve	The payout curve was adjusted to raise the threshold achievement level from 85% to 90% to align with best practices.
►	Performance Stock Units ("PSUs")

Beginning in 2020, the performance metric for PSU awards will change from adjusted operating income to adjusted EBITDA. However, our annual cash incentive bonus program will continue to use adjusted operating income as the performance metric based on shareholder feedback indicating a preference to maintain at least two different performance metrics for our incentive plans.

Target Pay Mix

              Consistent with our desire to align pay and performance, our Compensation Committee takes our primary pay elements (base salary, annual incentives and long-term incentives) and develops a target pay package for each executive that is more heavily weighted towards variable or at-risk pay. Although our Compensation Committee does not target a specific allocation for each pay element, the Committee is nevertheless cognizant of delivering an appropriate balance between fixed and variable elements, as well as short- and long-term incentives, as evidenced here in the following 2019 target pay mix allocation charts:

Compensation Governance

              Our pay-for-performance philosophy and compensation practices provide an appropriate framework for our executives to achieve our financial and strategic goals without encouraging them to take excessive risks in their business decisions. Some of our core practices include:

Alignment of Pay and Performance

              Our compensation program is grounded in a pay-for-performance philosophy. Performance goals in both our short- and long-term incentive plans are set at challenging levels, with the ultimate goal that achievement will drive long-term, sustainable shareholder value growth. When financial targets and performance goals are not met, pay outcomes for our executives should reflect this reality. For fiscal 2019, performance awards earned in fiscal 2019 were well below the targets which reflects our rigorous target setting process.

              Our analysis of the link between pay and performance indicates that when share price and performance go up, the value of outstanding pay rises. Conversely, when share price goes down or performance goals are not achieved, the value of pay declines. While there are certainly other factors to consider, including a lag effect due to the timing of award grants, Mr. Philbin's total realizable compensation as Chief Executive Officer over the past three years, as shown in the following table, is indicative of this directional pay and performance alignment.

Note: Total realizable compensation for each fiscal year includes the sum of base salary, the cash bonus paid under the MICP, cash earned pursuant to vested LTPP awards, the value of unvested cash-based awards under the LTPP, and the value of all unvested equity incentive awards calculated using the closing market price of our stock as of the end of such fiscal year.

Say on Pay Votes

              At our 2019 annual shareholders' meeting, our annual non-binding advisory vote on executive compensation was overwhelmingly approved by our shareholders, receiving approximately 95% support. The Compensation Committee reviewed these final vote results, which we believe reinforce shareholder support for our pay for performance philosophy and the appropriateness of our compensation structure. The Compensation Committee determined that the structure of our executive compensation program continues to be appropriately aligned to the achievement of Company goals and objectives and in the best interests of our shareholders.

              The Compensation Committee regularly reviews the executive compensation program to determine if adjustments are needed to remain competitive and aligned with our shareholders' interests. Further, the Compensation Committee and management recognize the value of engaging in a dialogue with our shareholders and receiving feedback on an ongoing basis to ensure alignment between our executive officers' compensation, our business objectives and the interests of our shareholders. In 2018, we contacted holders of approximately 53% of our outstanding shares concerning executive compensation or governance matters to invite them into the process. In response to feedback received from our shareholders in 2018, the Compensation Committee approved the use of an additional performance metric for our incentive plans in March 2019. The performance metric for the LTPP was changed from adjusted operating income to adjusted EBITDA while we continued to use adjusted operating income as the performance metric for annual cash incentive bonus and non-LTPP performance awards in 2019. We also eliminated the individual performance component of the annual cash incentive bonus calculation, which is now based 100% on adjusted operating income as a performance metric. In addition, we increased the thresholds for vesting of our LTPP and non-LTPP awards to 85% of the applicable target performance goal.

              In 2019, we continued our engagement efforts by contacting holders of approximately 64% of our outstanding shares to seek input and to provide perspective on our pay for performance philosophy and other governance matters. While there were no concerns raised regarding our executive compensation program, the Compensation Committee in March 2020 found it appropriate to change the performance metric of the PSU awards from adjusted operating income to adjusted EBITDA beginning with the PSUs granted to our executives in 2020. The Company continues to use adjusted operating income as the performance metric for the annual cash bonus incentives and adjusted EBITDA for the LTPP awards in order to maintain at least two different performance metrics for our incentive plans, as preferred by our shareholders, and to reflect our belief that operating income and EBITDA are the best objective metrics to align performance with shareholder value. To further align the interests of our executives with those of our shareholders, we changed the form of the LTPP award to performance-based RSUs only as opposed to 50% RSUs and 50% cash.

Executive Compensation Setting Process

Our Compensation Program Philosophy and Objectives

              The Compensation Committee has adopted a pay-for-performance policy for executive officers that balances each executive's total compensation between cash and non-cash, and current and long-term, components. The principal objectives of our compensation policies are to:

  •
  align executive pay with shareholders' interests with a dominant pay-for-performance design;

  •
  provide executive pay that is competitive among our peer group;

  •
  recognize and reward achievement of corporate performance goals;

  •
  attract, motivate and retain highly qualified executives; and

  •
  unite the executive management team to a common objective.

              The Compensation Committee begins its work each year with the determination of the peer group. The goal is to select as many as 20 public retailers with revenues, market capitalization and qualitative factors similar to Dollar Tree. When we are unable to identify a sufficient number of retailers that satisfy our requirements, we expand our pool to include retail-related public companies. For example, in 2018 Sysco Corporation and Aramark Corporation were included in the peer group as retail-related public companies.

              Although the Compensation Committee does not mandate a specific percentile of the peer group for total direct compensation of any executive, to ensure our compensation is competitive among our peer group, we use the 50th percentile as a point of reference in setting total direct compensation. To align pay with shareholder interests, we target the Chief Executive Officer's at-risk compensation to be more than 85% of his total compensation (88% in 2019). For other named executive officers, 80% of their total compensation was at-risk in 2019. To further align compensation with long-term shareholder value, we also believe that the Chief Executive Officer's long-term incentive compensation should be a substantial majority of his total at-risk pool (72% of total compensation in 2019), and a slightly higher percentage than the other named executive officers (67% of total compensation in 2019).

              To unite the executive management team in pursuit of a common objective, we chose to use adjusted operating income and adjusted EBITDA in 2019 as the performance metrics for at-risk compensation. We have used other metrics in the past, but believe that adjusted operating income and adjusted EBITDA are the best objective metrics to align performance with shareholder value.

              We believe that the adjusted operating income goal for the cash bonus and the 2019 PSU grant should be difficult but not impossible to achieve. For example, in 2019, a strong performance year, the Dollar Tree US banner achieved 95.68% of its adjusted operating income target for a 78.39% of target payout for our annual cash bonus awards. The Family Dollar banner did not achieve 85% of its adjusted operating income target, which was the threshold to earn a bonus, so its payout was 0.00%. The enterprise (which is both banners) achieved 90.90% of its target adjusted operating income so the payout was 54.50%. Because it is much more difficult to forecast the performance of a retailer over three years because of factors beyond management's control (the economy, weather, trade wars, etc.), we try to set the three-year adjusted EBITDA target for our LTPP awards at a realistic level. We also believe that the pay and performance curve for the annual cash bonus, PSU and LTPP awards should be relatively steep, giving the executives meaningful downside risk and upside benefit if performance falls short of or exceeds the target. This approach again aligns the executive's pay with shareholder return.

Use of Peer Group

              The Compensation Committee, with the assistance of its former compensation consultant Aon Consulting, Inc. ("Aon Consulting"), approved in October 2018 a new peer group of 19 companies that we believe are similarly situated to Dollar Tree and are representative of the markets in which we compete for executive talent.

              The peer group was developed based primarily upon Dollar Tree's industry and size. Revenue growth and market capitalization were selected as the appropriate size filters. The Committee also considered qualitative factors such as retail presence, price points and/or customer base. Aon Consulting assisted the Compensation Committee with identifying executive positions comparable to those of our named executive officers and providing the Committee with benchmarking data for both total direct compensation and each element of total direct compensation within the peer group. This analysis provided the Committee with a perspective on Dollar Tree's pay-for-performance relationship relative to its peers.

              Using these criteria, the Compensation Committee determined that 17 companies from the 2017 peer group would continue to be included in the 2018 peer group. Two companies, Staples, Inc. and YUM! Brands, Inc., were removed from the peer group because Staples is no longer a public company for which reliable compensation information is available and YUM! Brands did not meet the Committee's revenue criteria. The two companies removed from the peer group were replaced with Aramark, a global provider of food, facilities and uniform services to clients in various industries, and Tractor Supply Company, a large rural lifestyle retailer in the United States, following a review of the annual revenue, market capitalization and qualitative factors of each company. As a result, the following 19 companies constituted our peer group for 2018 and there were no changes to this peer group in 2019, as the Committee determined it continues to be representative of the markets in which we compete for executive talent:

Aramark Corporation	Macy's Inc.
Bed Bath & Beyond, Inc.	McDonalds Corporation
Best Buy Co. Inc.	Nordstrom, Inc.
CarMax, Inc.	Rite Aid Corporation
Dollar General Corporation	Ross Stores, Inc.
Gap, Inc.	Starbucks Corporation
Genuine Parts Company	Sysco Corporation
Kohl's Corporation	TJX Companies, Inc.
L Brands, Inc.	Tractor Supply Company
Lowe's Companies, Inc.

              The Committee does not target a specific market data percentile for total direct compensation or individual components of compensation but rather reviews data from the peer group companies as a point of reference to help ensure that our overall compensation remains competitive.

Executive Compensation Principles

              We selected the components of compensation to achieve our stated executive compensation objectives. Our executive compensation program consists of base salaries, annual cash incentives and long-term incentives generally in the form of cash, RSU and PSU awards. These components of executive compensation are used together to strike an appropriate balance between cash and stock compensation and between short-term and long-term incentives. We expect a significant portion of an executive's total compensation to be at risk, tied both to our annual and long-term performance as well as to the creation of sustainable shareholder value. In particular, we believe that both short-term and long-term incentive compensation should be tied directly to the achievement of corporate performance goals. In addition, we believe that long-term incentive compensation should reward an executive for his or her contribution to our long-term corporate performance and shareholder value creation. Under our policy, performance above the targeted goal results in increased total compensation, and performance below the targeted goal results in decreased total compensation.

              We differentiate compensation to executives based on the principle that total compensation should be commensurate with an executive's position and responsibility, while at the same time, a greater percentage of total compensation should be tied to corporate performance, and therefore be at risk, as position and responsibility increases. Thus, executives with greater roles and responsibilities associated with achieving our performance targets should bear a greater proportion of the risk if those goals are not achieved and should receive a greater proportion of the reward if our performance targets are met or surpassed. In addition, as an executive's position and responsibility increase, the use of long-term incentive compensation should increase as a percentage of total compensation because our senior executives have the greatest influence on our strategic performance over time.

              The compensation of our named executive officers in 2019 was based on the application of the executive compensation principles described above in light of their respective roles and responsibilities in the Company. The compensation of our Chief Executive Officer, Mr. Philbin, is based on his primary responsibility as the principal executive officer overseeing the business, management and operations of the Company. Mr. Philbin has a unique role as primary architect of the Company's strategic vision and is responsible for the planning and implementation of the Company's strategic and operational initiatives and goals.

              Mr. Sasser serves as our Executive Chairman with primary responsibilities for Board leadership and engagement with our management team. As the former Chief Executive Officer of the Company, Mr. Sasser is uniquely qualified to serve in these capacities. Mr. Sasser's Board leadership responsibilities include, among other things, mentoring the Chief Executive Officer, developing the new store support center in 2019 and assisting in integration, overseeing the general functioning of the Board and its committees, assessing the composition of the Board, recruiting potential candidates for the Board as necessary, consulting regularly with the Lead Director to discuss matters that concern the Board, leading the Board's annual review of the Company's business strategy, financial plans and capital resources, and leading the Board's role in succession planning for executive officers.

              Mr. Sasser's management responsibilities include providing advice and support to the President and Chief Executive Officer on critical Company initiatives and shareholder communications, the perpetuation of the Company's successful business culture and the maintenance of market and customer relevance through development of long-term strategic plans. In addition, Mr. Sasser is responsible for challenging and holding management accountable, as appropriate, and transferring his institutional knowledge and principles to the organization. As liaison between the Board and management, Mr. Sasser is responsible for providing opportunities for the Board and management to engage in open discussions of strategic initiatives, opportunities and industry outlook, for ensuring that management understands and carries out the Board's decisions and for helping the Board remain connected to the individual managers who are executing the Company's business plans.

              As Executive Chairman, Mr. Sasser does not receive director compensation for carrying out his duties under the Company's bylaws. Such duties include presiding at meetings of the shareholders and of the Board of Directors, managing the business and affairs of the Company as directed from time to time by the Board of Directors and seeing that all orders and resolutions of the Board are carried into effect.

              In 2019, in comparison to our other executive officers, our Chief Executive Officer and Executive Chairman received greater total compensation as a result of their greater authority, responsibility and oversight. As noted above, Mr. Sasser's compensation was significantly reduced for 2019 in light of his changing role at the Company.

Role of the Compensation Committee

              The Compensation Committee consists entirely of non-employee, independent members of our Board of Directors and operates under a written charter approved by the Board. The Compensation Committee has the direct responsibility to review and determine the compensation of all named executive officers, including the determination of performance metrics and goals and the achievement of performance goals.

              The Compensation Committee considers shareholder feedback and other factors as it seeks to align the objectives and operation of our executive compensation program with the interests of our shareholders. The Compensation Committee has historically consulted, and expects to continue to consult, with the Chief Executive Officer and senior management, as well as an independent external compensation consultant retained by the Compensation Committee when deemed appropriate, in the exercise of its duties. Notwithstanding such consultation, the Compensation Committee retains absolute discretion over all compensation decisions with respect to the named executive officers.

              In determining the compensation of our executive officers, the Compensation Committee evaluates total overall compensation, as well as the mix of salary, cash bonus incentives and equity incentives, using a number of factors including:

  •
  our financial and operating performance, measured by attainment of specific strategic objectives and operating results;

  •
  the compensation practices of our peer group; and

  •
  our historical cash and equity compensation levels.

Role of the Chief Executive Officer in Compensation Decision-Making

              In general, at the Compensation Committee's request, our Chief Executive Officer may review and recommend to the Compensation Committee or its consultants the compensation structure and awards for the other named executive officers. The Chief Executive Officer participates in the development of business plans and annual budgets, and corresponding performance metric goals. The Chief Executive Officer also provides information to the Compensation Committee and its consultants regarding the job performance and overall responsibilities of the other named executive officers. He makes no recommendations concerning his own compensation to the Compensation Committee or its consultants. The Chief Executive Officer does not vote on executive compensation matters nor is he present when his compensation is being discussed or approved.

Role of the Compensation Consultant

              Pursuant to its written Charter, the Compensation Committee has the authority to engage the services of outside independent advisers. In October 2019, the Compensation Committee retained Korn Ferry to assist the Committee in determining the appropriateness and competitiveness of our executive compensation program. Korn Ferry did not provide any other services to the Company in 2019. Previously, the Committee engaged Aon Consulting to provide executive compensation services from 2010 through September 2019. No executive officer had the authority to direct the work of Korn Ferry or Aon Consulting with regards to its work with the Compensation Committee. The Compensation Committee bears ultimate responsibility for approving the compensation of all named executive officers.

              During the portion of the 2019 fiscal year that Aon Consulting was retained to provide executive compensation consulting services, its affiliate, Aon Risk Services, Inc. provided and continues to provide insurance brokerage services to the Company for which it received commissions. The Company paid $79,221 to Aon Consulting for the executive compensation services and $1,537,043 to Aon Risk Services for the insurance brokerage services in fiscal 2019.

              The decision to engage Aon Risk for these additional services to the Company was made by management and the approval of the Compensation Committee or Board of Directors was not required or requested. However, the Compensation Committee reviewed its relationship with its outside consultants, including Aon Consulting and Korn Ferry, taking into consideration the six independence factors set forth in Rule 10C-1 under the Securities Exchange Act of 1934. The Committee also reviewed the internal guidelines adopted by its consultants to guard against any potential conflict of interest and ensure its consultants provide only independent advice, regardless of fees paid to the firm. Based on its review, the Compensation Committee determined that its engagement of Aon Consulting did not, and Korn Ferry does not, raise any conflicts of interest and the Committee believes the additional services provided to management by Aon Risk did not impair the objectivity of the advice rendered by Aon Consulting to the Compensation Committee on executive compensation matters.

Assessment of Risk

              The Compensation Committee has responsibility for establishing our compensation philosophy and objectives, determining the structure, components and other elements of our programs and reviewing and approving the compensation of our NEOs. In addition, an important objective of our overall executive compensation program is to reduce any incentives that may influence executives to take imprudent risks that might harm the Company or our shareholders. At least annually, the Compensation Committee assesses the risk of our compensation program. The Compensation Committee has overseen the establishment of a number of controls that address compensation-related risk and serve to mitigate such risk, including stock ownership guidelines for executive officers and maintaining prohibitions on the hedging of Dollar Tree stock or holding Company stock in a margin account. As a result, we have reviewed our compensation policies and practices for all employees and concluded that such policies and practices are not reasonably likely to have a material adverse effect on our Company.

Components of Executive Compensation

              The executive compensation program consists of three principal components: base salary, annual cash bonus incentives and long-term incentives. The Compensation Committee considers these components individually and reviews the overall distribution between them but does not target specific allocation percentages or amounts.

Element	Term	Strategic Role

Base Salary	Short Term	• Helps attract and retain executives through market-competitive base pay • Based on individual performance, experience and scope of responsibility

Annual Cash Bonus Incentive	Short Term (cash)	• Encourages achievement of short-term strategic and financial performance metrics that create shareholder value • Cash bonus incentives are based 100% on adjusted operating income goals

Long-Term Incentive Awards	Long Term (equity and cash)

•

Aligns executives' interests with those of shareholders

•

Motivates executives to deliver long-term sustained performance

•

Creates a retention incentive through multi-year vesting and robust stock ownership guidelines

•

Long-term awards consist of performance-based RSUs, PSUs and cash awards and are 100% based on Company performance goals

              In addition, we also provide our executives with the benefits that are commonly available to our full-time associates, including participation in our retirement savings plan, employee stock purchase plan, health, dental and vision plans and various insurance plans, including disability and life insurance.

Base Salary

              Our base salary philosophy is to provide reasonable current income to our named executive officers in amounts that will attract and retain individuals with a broad, proven track record of performance. To accomplish this objective, we provide base salaries that are intended to be competitive relative to similar positions at comparable companies. Base salaries are reviewed annually and adjustments are made as required to recognize outstanding individual performance, expanded duties or changes in the competitive marketplace.

              The Compensation Committee, with the assistance of its former consultant Aon Consulting, determined during its March 2019 meeting that Mr. Witynski would receive an annual base salary increase in order to keep his salary at a competitive level while the salaries of all other named executive officers remained the same as the prior year, except for Mr. Sasser whose salary was reduced as part of the Compensation Committee's existing transition plan. In determining the base salaries for 2019, the Compensation Committee reviewed market data from its peer group, Aon Consulting's data on salary increases for executives and other relevant internal factors such as individual performance and internal pay equity.

Executive	2018 Base Salary	2019 Base Salary	Year over Year Change
Gary Philbin	$1,400,000	$1,400,000	0%
Kevin Wampler	$800,000	$800,000	0%
Bob Sasser	$1,700,000	$1,000,000	–41.2%
Michael Witynski(1)	$700,000	$1,050,000	50%
William Old, Jr.	$700,000	$700,000	0%
Duncan Mac Naughton	$1,050,000	$1,050,000	0%

(1)
In March 2019, the Compensation Committee approved a 21.4% increase to Mr. Witynski's base salary of $700,000. In connection with Mr. Witynski's promotion to Enterprise President in December 2019, the Compensation Committee, with the assistance of Korn Ferry, approved an additional 24% increase to his base salary of $850,000.

Annual Cash Bonus Incentives

              We provide our executive officers, including the named executive officers, with the opportunity to annually earn cash incentives under the Management Incentive Compensation Plan ("MICP"). These incentives are designed to encourage the achievement of corporate and individual objectives and to reward those individuals who significantly impact our corporate results.

    2019 Bonus Opportunities

              Executive bonus opportunities are set as a percentage of salary. For 2019, the executive bonus opportunities were as follows:

Executive	Bonus Incentive Opportunity (as a % of base salary)
Gary Philbin	140%
Kevin Wampler	70%
Bob Sasser(1)	—
Michael Witynski(2)	105%
William Old, Jr.	70%
Duncan Mac Naughton	100%

(1)
In accordance with the Compensation Committee's transition plan for Mr. Sasser, he no longer participates in our annual cash bonus incentive plan.

(2)
In December 2019, the Compensation Committee increased Mr. Witynski's executive bonus opportunity from 100% of his base salary to 130% in connection with his promotion to Enterprise President. Because Mr. Witynski's promotion occurred in the fourth quarter of fiscal 2019, his bonus opportunity was calculated on a prorated basis using the bonus targets in effect both before and after the effective date of his promotion. The prorated bonus targets resulted in a blended bonus incentive opportunity as a percent of base salary of 105%.

              Beginning in fiscal 2019, the Compensation Committee eliminated the individual performance component for purposes of calculating the annual cash bonus incentive and determined that bonuses would be weighted 100% on the achievement of the corporate performance target (adjusted operating income in 2019), thereby more closely aligning executives' interests with the interests of shareholders. The 2019 incentive targets, as in prior years, were set using the market data provided from the peer group and our assessment of appropriate targets within our management structure.

              The Company performance goals for the annual cash bonus incentive are generally derived from operating income targets defined by the annual budget as approved by the Board of Directors at the beginning of the fiscal year. Thus, these performance goals are consistent with the Board's overall outlook of the Company's potential performance over a one year horizon. For executive compensation purposes, the Compensation Committee adjusts the operating income targets for the enterprise and the Dollar Tree and Family Dollar banners to exclude, among other things, items such as currency fluctuations, various expenses and non-cash goodwill and intangible impairment charges. In addition to adjusted operating income, the Compensation Committee considers alternative metrics for corporate performance as well as the use of multiple metrics in the design of the Company's compensation program.

              In March 2019, the Compensation Committee determined that the use of adjusted operating income as the performance metric in fiscal 2019 for the annual cash bonus incentive plan was appropriate because it encourages achievement of strategic and financial performance metrics that create sustainable shareholder value, it is something over which executive officers have control and it is an important metric for evaluating the performance of retail companies. The performance targets are intended to be challenging but achievable, and serve to focus our management team on a common goal while aligning efforts with shareholder interests.

              In order for an executive to receive any bonus, however, we must achieve at least 85% of the adjusted operating income target. Annual incentive awards in 2019 were determined as follows:

    2019 Corporate Performance Metrics

              The Compensation Committee establishes the MICP corporate performance target, which is derived from the annual budget approved by the Board of Directors at the beginning of the fiscal year. For 2019, the corporate performance target was determined to be adjusted operating income, with a target set at $1,764.9 million for the combined enterprise, $1,725.8 million for the Dollar Tree US banner and $332.6 million for the Family Dollar banner. These targets reflect the adjusted operating income underlying the annual budget approved by the Board of Directors.

              The Compensation Committee used adjusted operating income as the performance metric for fiscal 2019 because it encourages achievement of strategic and financial performance metrics that create sustainable shareholder value, it is something over which executive officers have control and it is an important metric for evaluating the performance of retail companies.

    Corporate Performance Goals for NEOs

              The corporate performance measure for Messrs. Philbin, Wampler and Old relates to the adjusted operating income target for the combined corporate enterprise which was set at $1,764.9 million in 2019. The performance measure for Mr. Witynski relates to the adjusted operating income target for the Dollar Tree US banner which was set at $1,725.8 million. For fiscal 2020, Mr. Witynski's corporate performance measure is based on the performance target for the combined enterprise.

              The following table summarizes the potential earned awards based on the percentage of the applicable corporate performance target attained.

% of Corporate Performance Target Attained	Portion of Executive's Corporate Performance Bonus Deemed Earned
Below 85.0%	0%
85%	25%
90%	50%
95%	75%
100%	100%
105%	137.50%
110%	175%
115.0% or above	212.50%

              The corporate performance measure for Mr. Mac Naughton, former President of Family Dollar Stores, relates to the adjusted operating income target for that banner. Maximum bonus for the corporate performance component is earned with performance achieved at 136% of target for the Family Dollar banner. For 2019, the adjusted operating income target was set at $332.6 million for the Family Dollar banner, which reflected our strategic plan. The following table illustrates potential payouts for the Family Dollar executives in fiscal 2019.

% of Corporate Performance Target Attained	Portion of Executive's Corporate Performance Bonus Deemed Earned
Below 85.0%	0%
85%	25%
90%	50%
100%	100%
105%	105%
113.5%	120%
122.5%	140%
130%	170%
136.0% or above	212.50%

              The MICP bonuses relating to performance in a given fiscal year are paid in the following year when annual results are available, upon approval by the Compensation Committee, generally in March or April. The Compensation Committee may revise the target amount to account for unusual factors. Any modification is carefully considered by the Committee and applied only in special circumstances that warrant the modification. The Compensation Committee did not exercise such discretion with respect to the 2019 bonus payments.

              The definition of adjusted operating income approved by the Compensation Committee for purposes of measuring the 2019 target performance under the MICP excluded the effects relating to or resulting from: (i) Canadian currency fluctuations; (ii) hiring, severance, relocation, closing, reduction in workforce expenses, or other expenses incurred to consolidate workforces and the store support centers to the extent different than the estimates contained in the 2019 Fiscal Budget; (iii) changes in accounting policies, practices and pronouncements; (iv) Summit Pointe expenses to the extent different than the estimates contained in the 2019 Fiscal Budget; (v) non-cash goodwill and intangible impairment charges; (vi) expenses incurred with respect to future mergers, acquisitions, or divestitures; (vii) any loss, cost or expense related to an uninsured disaster; (viii) lease costs, asset write-offs, incentive compensation, and severance related to closed stores; (ix) costs related to shareholder activism and corporate governance; and (x) changes in the manner shared services are allocated based upon the methodology used in the 2019 Fiscal Budget approved by the Board of Directors ("Fiscal Budget").

    2019 Earned Awards

              During its March 2020 meeting, the Compensation Committee certified the following Company and banner performance for fiscal 2019:

Metric	2019 Target	2019 Achievement	% of Target	Payout %
Enterprise adjusted operating income	$1,764.9 million	$1,604.3 million	90.90%	54.50%
Dollar Tree adjusted operating income	$1,725.8 million	$1,651.2 million	95.68%	78.39%
Family Dollar adjusted operating income	$332.6 million	$243.3 million	73.15%	0%

              Based upon the performance calculation described above, the Compensation Committee authorized payouts for the executives as follows:

Executive	Bonus Target as % of Base Salary	Total Amount Available for Bonus(1)	Payout %	Corporate Performance Bonus Earned(2)
Gary Philbin	140%	$1,960,000	54.50%	$1,068,200
Kevin Wampler	70%	$560,000	54.50%	$305,200
Bob Sasser(3)	—	—	—	—
Michael Witynski(4)	105%	$935,851	78.39%	$733,613
William Old, Jr.	70%	$490,000	54.50%	$267,050
Duncan Mac Naughton(5)	100%	$1,050,000	0%	$0

(1)
Represents the base salary of the named executive officer multiplied by the target percentage of base salary.

(2)
Represents the total amount available for bonus multiplied by the applicable payout percentage.

(3)
Beginning in 2019, Mr. Sasser no longer participates in the annual cash bonus incentive plan.

(4)
In December 2019, Mr. Witynski was promoted to Enterprise President at which time his base salary increased from $850,000 to $1,050,000 and his bonus target increased from 100% of his prior base salary to 130% of his new base salary. Because Mr. Witynski's promotion occurred in the fourth quarter of fiscal 2019, his bonus opportunity was calculated on a prorated basis using the salary and bonus targets in effect both before and after the effective date of his promotion. The prorated salary and bonus targets resulted in a blended bonus target as a percent of base salary of 105% and a total amount available for bonus of $935,851.

(5)
The Family Dollar executives did not receive a bonus payout because the performance goal was not satisfied. Additionally, Mr. Mac Naughton was not eligible for a bonus due to termination of his employment on February 1, 2020.

              In March 2019, the Compensation Committee determined that future annual incentive bonus awards would be based 100% on corporate performance beginning in fiscal 2019. The Compensation Committee in the past had determined that 85% of the annual incentive bonus would be based on corporate performance while 15% of the annual incentive bonus would be based on individual performance. The Compensation Committee believes that the change to providing annual incentive bonus awards based solely on corporate performance will assist in driving improved corporate performance and better align the interests of executives with those of shareholders.

Long-Term Incentives

              The largest component of our executive compensation program has been long-term incentive awards in the form of performance-based RSU awards (now designated as PSUs beginning in 2019) and performance-based LTPP awards (50% in RSUs and 50% in cash) pursuant to our 2011 Omnibus Incentive Plan. We believe that long-term performance-based equity and cash incentives provide our executives with a strong link to our long-term performance and create an ownership culture to help align the interests of our executives with those of our shareholders. The Committee structured the long-term performance-based equity and cash incentives portion of executive officer compensation to be "at risk" in order to directly align our executives with the interests of shareholders. The long-term incentive awards are set at levels generally at market based upon the peer data.

              The Compensation Committee's objective in granting long-term performance-based equity and cash incentives as part of the overall compensation for executives is to achieve alignment with shareholder interests through stock ownership while also focusing on retention. Restricted stock, RSUs and PSUs provide more immediate value to executives, even in advance of stock price appreciation, with the opportunity for increased value as the stock price increases. In addition, we believe that long-term performance-based equity and cash awards that vest over multiple years focus executives on consistent long-term growth in shareholder value and promote executive retention because the executives will only realize the value of the equity or cash if they remain in our employment during the vesting period. Multiple year performance goals also promote consistent growth in shareholder value across a longer time horizon.

              The Compensation Committee generally has approved two distinct types of long-term incentive awards. Prior to 2019, the first type of award has been a performance-based RSU that vests after achievement of a percentage of a target performance metric in the first year after grant, with time-based vesting of one-third of the award on successive anniversaries of the grant date. Once the performance threshold had been met, the amount of the payout typically has not increased to correspond with increasing levels of corporate performance. These awards were settled in stock and there was no cash component. The second type of award has been a combination of performance-based RSUs and a performance cash bonus award made under our three-year LTPP program. The program provides for vesting upon the achievement of a cumulative performance goal that is measured over a three-year performance period. Once the performance threshold has been met, the LTPP award is settled in both stock and cash. Historically, the Committee used Company adjusted operating income as its performance metric for both types of awards because it encourages achievement of strategic and financial performance metrics that create sustainable shareholder value, it is something over which executive officers have control and it is an important metric for evaluating the performance of retail companies.

              The Compensation Committee generally grants equity-based awards and long-term cash on an annual basis, and at other times as the Committee deems appropriate, including for newly hired or promoted executive officers or due to special retention needs. The Compensation Committee determines the aggregate monetary grant value of executive officers' equity-based awards taking into account, among other things, our pay mix targets, the desired mix of equity-based vehicles, the executive officer's contribution to Company performance, competitive compensation levels and dilution or pool limits. The target number of RSUs is determined by dividing the target RSU award value by the fair market value of a share of Dollar Tree stock on the date of grant.

              In March 2019, the Compensation Committee approved changes to our long-term incentive compensation program for executive officers, including our NEOs. Beginning in 2019, LTPP awards vest based on the three-year cumulative achievement of at least 85% of target adjusted EBITDA (a change from the three-year cumulative achievement of at least 83% of target adjusted operating income). All non-LTPP awards were designated as performance stock units ("PSUs") beginning in 2019. Non-LTPP awards vest upon achievement of at least 85% of target adjusted operating income (an increase from 80%) during a one year performance period, coupled with time-based vesting of one-third of the award on each successive anniversary of the grant date. The Committee also changed the design of non-LTPP awards to incorporate a "payout curve" that determines the amount of the award from threshold achievement of target adjusted operating income (75% payout) to target goal (100% payout) to maximum award (150% payout). The payout curve was added to the non-LTPP awards to incentivize performance above the threshold level of performance. The prior design of the non-LTPP awards provided a payout upon reaching the threshold level of performance, but the payout amount did not vary based on increasing levels of performance exceeding the threshold. As a result of these changes in 2019 by the Committee, our long-term performance-based incentive program for executive officers featured increased vesting thresholds to 85% of the target corporate performance metric and different performance metrics (adjusted EBITDA for the LTPP and adjusted operating income for the 2019 non-LTPP awards).

              In March 2020, the Compensation Committee approved additional changes to our long-term incentive compensation program for executive officers. Beginning in 2020, the LTPP awards will be awarded in the form of 100% performance-based RSUs rather than 50% RSUs and 50% cash. The Committee also raised the threshold achievement level from 85% to 90% and the payout range is between 50% and 200% beginning with the 2020 LTPP Grants. For fiscal 2020, the Committee determined that the relative weighting of long-term incentive awards for the Chief Executive Officer would remain the same as 2019. However, the Committee changed the relative weightings of long-term incentive awards for our other executive officers to 75% in PSUs and 25% in LTPP awards because of the importance of improving the performance in fiscal 2020.

    2019 Performance Stock Units

              In 2019, the Compensation Committee made awards of PSUs with vesting upon achievement of at least 85% of target adjusted operating income for fiscal 2019, coupled with time-based vesting of one-third of the award on each successive anniversary of the grant date. The target number of PSUs was determined by dividing the target PSU award value by the fair market value of a share of Dollar Tree stock on the date of grant.

Executive	Target PSUs ($)	Target PSUs (#)
Gary Philbin	$7,000,000	67,489
Kevin Wampler	$1,400,000	13,497
Bob Sasser	$5,500,000	53,027
Michael Witynski	$1,500,000	14,462
William Old, Jr.	$950,000	9,159
Duncan Mac Naughton	$2,200,000	21,210

              Performance Metric.    The Compensation Committee used adjusted operating income as the performance metric for 2019 because it encourages achievement of strategic and financial performance metrics that create sustainable shareholder value, it is something over which executive officers have control and it is an important metric for evaluating the performance of retail companies.

              For purposes of the 2019 PSU grants, adjusted operating income excludes the effects relating to or resulting from:

              (i) Canadian currency fluctuations; (ii) hiring, severance, relocation, closing, reduction in workforce expenses or other expenses incurred to consolidate workforces and the store support centers to the extent different than the estimates contained in the 2019 Fiscal Budget; (iii) changes in accounting policies, practices and pronouncements; (iv) Summit Pointe expenses to the extent different than the estimates contained in the 2019 Fiscal Budget; (v) non-cash goodwill and intangible impairment charges; (vi) expenses incurred with respect to future mergers, acquisitions, or divestitures; (vii) any loss, cost or expense related to an uninsured disaster; (viii) lease costs, asset write-offs, incentive compensation, and severance related to closed stores; (ix) costs related to shareholder activism and corporate governance; and (x) changes in the manner shared services are allocated based upon the methodology used in the 2019 Fiscal Budget approved by the Board of Directors ("Fiscal Budget").

              Performance Goal.    The Compensation Committee set separate target levels of 2019 adjusted operating income for the Company as a combined enterprise, the Dollar Tree banner and the Family Dollar banner. The target levels were intended to be rigorous and challenging, based on a review of the 2019 business plan and taking into account the market environment, past and expected future performance of peer companies and various risks. For 2019, the target levels were set significantly below the 2018 target levels to take into account significant one-time costs incurred for the store support center consolidation from North Carolina to Virginia (including moving and relocation expenses, retention bonuses and the costs to replace a number of Family Dollar associates who did not agree to relocate from North Carolina to Virginia) and our store optimization plan (including the rent and other costs of closing 423 Family Dollar stores and 44 Dollar Tree stores, rebannering of 200 Family Dollar stores to Dollar Tree stores, and remodeling and converting 1,166 Family Dollar stores to the H2 format). The Compensation Committee also set the threshold level of performance at 85% of the applicable target. The actual payout will vary based on increasing levels of performance that exceed the threshold level.

Performance Metric	2019 Target ($ in millions)	Actual Results ($ in millions)	% of Target	Payout %
2019 Enterprise adjusted operating income	$1,764.9	$1,604.3	90.90%	84.83%
2019 Dollar Tree adjusted operating income	$1,725.8	$1,651.2	95.68%	92.80%
2019 Family Dollar adjusted operating income	$332.6	$243.3	73.15%	0%

              Performance Stock Units Earned.    The Compensation Committee certified in March 2020 that the performance goal established for the PSUs granted to each of our named executive officers was met, except for the performance goal relating to the PSUs granted to Mr. Mac Naughton.

Executive	PSUs Earned (#)
Gary Philbin	57,250
Kevin Wampler	11,449
Bob Sasser	44,982
Michael Witynski	13,420
William Old, Jr.	7,769
Duncan Mac Naughton	0

    2019 LTPP Performance-Based RSUs and Cash

              In addition, the Compensation Committee made grants of performance-based RSUs under the LTPP. The Compensation Committee established the target value of the LTPP opportunity for each of our named executive officers. The target value of the award was divided between a potential cash amount and a target number of RSUs. The target number of RSUs was determined by dividing the target RSU award value (which represents fifty percent of the total target award value) by the fair market value of a share of Dollar Tree stock on the date of grant.

Executive	Target RSUs ($)	Target RSUs (#)	Target Long-Term Cash Opportunity ($)	Total ($)
Gary Philbin	$750,000	7,231	$750,000	$1,500,000
Kevin Wampler	$475,000	4,579	$475,000	$950,000
Bob Sasser(1)	—	—	—	—
Michael Witynski	$450,000	4,338	$450,000	$900,000
William Old, Jr.	$350,000	3,374	$350,000	$700,000
Duncan Mac Naughton	$500,000	4,820	$500,000	$1,000,000

(1)
Beginning in 2019, Mr. Sasser no longer participates in the Long-Term Performance Plan.

              Target Opportunities.    The Compensation Committee defined a payout curve which determines the amount to be paid depending on actual performance. The Compensation Committee set the payout for achieving the threshold level of performance at 25%, with the payout increasing from 25% for threshold performance to 100% of the target opportunity for achieving target performance. Similarly, the payout for achieving between target and maximum performance ranges from 100% of the target opportunity to 200% of the target opportunity, also with the payout increasing in a straight-line manner.

              Performance Metric.    The Compensation Committee used three-year cumulative adjusted EBITDA (2019-2021) as the performance metric because it is a long-term goal and for the reasons set forth above.

              Performance Goal.    The Compensation Committee set the three-year cumulative adjusted EBITDA target at a level requiring significant effort, based on the Company's annual budget and long-term plan. The Compensation Committee also set the threshold level at 85% of the target. This award will not vest, if at all, until the completion of the 2021 fiscal year.

    2017 LTPP Performance-Based RSUs and Cash

              In 2017, the Compensation Committee made grants of performance-based RSUs and cash opportunity awards under the LTPP. The target values of the awards were divided between a target number of RSUs and a potential cash amount. The target number of RSUs was determined by dividing the target RSU award value by the fair market value of a share of Dollar Tree stock on the date of grant.

Executive	Target RSUs ($)	Target RSUs (#)	Target Long-Term Cash Opportunity ($)	Total ($)
Gary Philbin	$500,000	6,372	$500,000	$1,000,000
Gary Philbin(1)	$250,000	3,005	$250,000	$500,000
Kevin Wampler	$400,000	5,098	$400,000	$800,000
Bob Sasser	$750,000	9,559	$750,000	$1,500,000
Michael Witynski	$150,000	1,911	$150,000	$300,000
Michael Witynski(2)	$150,000	2,089	$150,000	$300,000
William Old, Jr.	$300,000	3,823	$300,000	$600,000
Duncan Mac Naughton	$500,000	6,372	$500,000	$1,000,000

(1)
Represents the additional award granted to Mr. Philbin upon his promotion in September 2017 with a two-year cumulative operating income target for fiscal years 2018 through 2019.

(2)
Represents the additional award granted to Mr. Witynski upon his promotion in July 2017.

              Performance Metric.    The Compensation Committee used three-year cumulative adjusted operating income as the performance metric. For purposes of the 2017 LTPP Grants, adjusted operating income excludes the effects relating to or resulting from: (i) Canadian currency fluctuations; (ii) severance, relocation and reduction in workforce expenses and other expenses incurred to consolidate workforces; (iii) changes in accounting policies, practices and pronouncements; (iv) unreimbursed costs for unwinding the arrangement with Sycamore Partners (Dollar Express) for the divested stores; (v) non-cash goodwill and intangible impairment charges; (vi) expenses incurred with respect to future mergers, acquisitions, or divestitures; (vii) any loss, cost or expense due to Family Dollar litigation filed prior to the merger date that is not included in the 2017 Fiscal Budget, and (viii) changes in the manner shared services are allocated based upon the methodology used in the 2017 Fiscal Budget previously approved by the Board of Directors.

              Performance-Based RSUs and Cash Earned.    In March 2020, the Compensation Committee determined the Company's actual performance and the corresponding performance achievement percentage relative to the 2017-2019 performance goal.

Performance Metric	Threshold	Target	Maximum	Actual Results
	($ in millions)
Three-Year adjusted operating income (2017-2019)	$4,892.9	$5,895.0	$7,368.8	$5,440
% of Target	83%	100%	125%	92.29%

              Performance-Based RSUs and Cash Earned for Mr. Philbin's Award Upon Promotion.    In March 2020, the Compensation Committee determined the Company's actual performance and the corresponding performance achievement percentage relative to the 2018-2019 performance goal for Mr. Philbin's additional award granted upon his promotion in September 2017.

Performance Metric	Threshold	Target	Maximum	Actual Results
	($ in millions)
Two-Year adjusted operating income (2018-2019)	$3,369.8	$4,060	$5,075	$3,406.3
% of Target	83%	100%	125%	83.90%

              The performance achievement percentage was then converted to an earning percentage as set forth below. If the overall performance achievement percentage was below the threshold, then the earning percentage would be zero (and the individual would not receive any shares in respect of the RSUs granted or performance cash). If the overall performance achievement percentage was between the threshold and maximum, the earning percentage would vary based on the level of achievement. If the earning percentage was above the maximum, the maximum earning percentage would be applied.

Achievement Level	Performance Achievement %	Earning %
Threshold	83%	25%
Target	100%	100%
Maximum	125%	200%

              The Compensation Committee and the Board approved the performance achievement relative to target performance measures, the calculation of the earning percentage and the determination of the number of RSUs and the amount of cash earned. The overall three-year performance achievement percentage of 92.29% resulted in an earned percentage of 48.23%. Based on this outcome, the NEOs earned RSUs and cash in respect of their 2017-2019 LTPP awards as follows:

Executive	Earned %	Cash Earned	RSUs Earned (#)
Gary Philbin	48.23%	$241,150	3,073
Gary Philbin(1)	27.25%	$68,125	818
Kevin Wampler	48.23%	$192,920	2,459
Bob Sasser	48.23%	$361,725	4,610
Michael Witynski	48.23%	$72,345	921
Michael Witynski(2)	48.23%	72,345	1,007
William Old, Jr.	48.23%	$144,690	1,844
Duncan Mac Naughton	0%	0	0

(1)
Represents the cash and RSUs earned in connection with the additional award granted to Mr. Philbin upon his promotion in September 2017 with a two-year cumulative operating income target for fiscal years 2018 through 2019. The overall two-year performance achievement percentage of 83.90% resulted in an earned percentage of 27.25%.

(2)
Represents the cash and RSUs earned in connection with the additional award granted to Mr. Witynski upon his promotion in July 2017.

Timing of Long-Term Incentive Awards

              Our grant policy for equity awards establishes April 1 as the date of the annual grant each year. Awards of equity incentives to new officers are made on the last business day of the Company's fiscal month which follows the month that includes the hire date. The Compensation Committee may, in its discretion, make grants that vary from these guidelines if there is a compelling business reason, but in every case the Committee is required to complete its approval of the equity awards prior to the date of the grant.

              The Compensation Committee will not award equity incentives when in possession of potentially material non-public information. We believe that the beginning of April is an appropriate time during the year to make grants of equity awards and that a consistent application of our granting practices from year to year regardless of other events is also appropriate. The awards granted by the Compensation Committee are designed to create incentives for the creation of long-term shareholder value and contain delayed vesting provisions that prevent recipients from taking advantage of short-term fluctuations in the market price of our common stock. We have not planned in the past, nor do we plan in the future, to time the release of material non-public information for the purpose of affecting the value of executive compensation.

Other Compensation Policies and Practices

Recoupment ("Clawback") Policy

              On April 15, 2018, the Compensation Committee recommended, and the Board adopted, a more robust clawback policy. Under the expanded policy, the Company will require mandatory reimbursement of excess incentive compensation from any executive officer if the Company's financial statements are restated due to material noncompliance with financial reporting requirements under the securities laws. The amount to be recovered will be the excess of incentive compensation paid to the executive based on the erroneous data over the incentive compensation that would have been paid to the executive had it been based on the restated results. Recoupment would cover any excess compensation received during the three completed fiscal years immediately preceding the date of which the Company is required to prepare the accounting restatement. This policy is in addition to our existing clawback policy covering the Company's Chief Executive Officer and Chief Financial Officer under the Omnibus Incentive Plan.

Executive Stock Ownership Guidelines

              On March 8, 2017, the Compensation Committee revised its executive stock ownership guidelines to make them more robust. The stock ownership guidelines were established for executive officers to encourage them to have a long-term equity stake in Dollar Tree, align their interests with shareholders and mitigate potential compensation-related risk. The executive stock ownership program encourages and expects our executive officers to attain designated stock ownership levels over a five-year period. The stock ownership guidelines for each of our named executive officers is as follows:

Current Position	No. of Shares
Chief Executive Officer	125,000
Executive Chairman	125,000
Chief Financial Officer	30,000
Enterprise President	40,000
Chief Legal Officer	15,000

              The types of stock ownership that qualify toward the ownership guideline under our policy include direct stock ownership, unvested PSUs, unvested RSUs and unvested restricted stock. As of February 1, 2020, all of our named executive officers had stock ownership levels that exceeded the stock ownership guidelines. For additional information regarding the number of shares of stock beneficially owned by our named executive officers, see "Ownership of Common Stock" on page 95.

Policy Against Hedging Company Stock

              To further the corporate governance objective of encouraging alignment of the interests of our executive officers and directors with shareholders' interests in the long-term performance of the Company, the Company's Insider Trading Policy prohibits executive officers and directors from entering into hedging transactions and from engaging in short sales related to the Company's stock. The Policy also prohibits engaging in or trading any publicly-traded puts, calls or other derivative instruments involving the Company's securities.

No Pledges of Company Stock

              Our Insider Trading Policy prohibits executive officers and directors from holding Dollar Tree stock in a margin account. In addition, none of our executive officers and directors engaged in transactions involving the pledging of Company stock during fiscal 2019.

Impact of Accounting and Tax Treatments on Compensation Program Design

              The Compensation Committee considers the accounting and tax impact of its overall compensation programs in order to balance the cost to the Company with the potential benefits as compensation tools.

              Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of non-performance-based compensation in excess of $1 million paid to "covered employees" in any fiscal year. Our "covered employees" include our Chief Executive Officer, our Chief Financial Officer, and the three other most highly compensated named executive officers. For fiscal 2017 and prior fiscal years, an exception to Section 162(m) allowed certain compensation that qualified as "performance-based" to be deducted notwithstanding the $1 million limitation. As noted above, the

Compensation Committee has adopted a policy of pay-for-performance, and the Compensation Committee took appropriate steps in the past to cause the performance-based compensation of covered executive officers to qualify for deductibility under Section 162(m) to the extent consistent with our best interests and the interests of our shareholders.

              The Tax Cuts and Jobs Act ("2017 Tax Reform Act"), enacted in December 2017, eliminated the performance-based compensation exception under Section 162(m) for fiscal 2018 and subsequent fiscal years, other than with respect to certain "grandfathered" compensation that is paid pursuant to a written binding contract which was in effect on November 2, 2017 and which was not materially modified after that date. Thus, performance-based awards outstanding on November 2, 2017 pursuant to a binding written agreement may be exempt from the deduction limit if applicable requirements are met. In addition, the 2017 Tax Reform Act expanded the group of "covered employees" under Section 162(m) to include our Chief Financial Officer (under prior law, the Chief Financial Officer was not a "covered employee") and mandated that once an individual is treated as a covered employee for a given year, that individual will be treated as a covered employee for all subsequent years. As a result of these changes in the tax laws, any compensation paid to our covered executive officers in excess of $1 million beginning with fiscal 2018 generally will not be deductible unless the qualified compensation arrangements were in place as of November 2, 2017.

              In fiscal 2019, the Committee considered the anticipated tax treatment to the Company and the covered executive officers in its review and establishment of compensation programs and payments. While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the compensation is not deductible for tax purposes. Further, the Compensation Committee may determine to make changes or amendments to the Company's existing compensation programs, consistent with the Compensation Committee's overall compensation program philosophy, in order to revise aspects of our executive compensation programs that were initially designed to comply with Section 162(m) but that may no longer serve as an appropriate incentive measure for our executive officers.

              Finally, interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the control of the Compensation Committee, may affect deductibility of compensation, and there can be no assurance that compensation payable to our executive officers who are covered by Section 162(m) will be deductible in the future. The Compensation Committee will continue to monitor and assess the impact of the amendments to Section 162(m) included in the 2017 Tax Reform Act to determine what adjustments to our executive compensation practices, if any, it considers appropriate and to maintain, to the extent desired, deductibility for grandfathered performance-based awards.

              The Compensation Committee also reviews the accounting impact of the various forms of compensation, with the goal of ensuring that our compensation practices remain competitive while also being cost-effective.

Retirement, Deferred Compensation and Pension Plans

              We do not have any defined benefit or pension plans that provide for payments based on an executive's salary and/or years of service. In addition, we have not adopted a supplemental executive retirement plan or other "excess plan" that pays benefits to highly compensated executives. Instead, we offer the following two alternatives to allow executives to actively participate in funding their retirement plans.

              Executives are eligible to participate in the Dollar Tree Retirement Savings Plan. At the end of the year, the Board may approve a discretionary profit-sharing contribution to be made to all eligible employees, including executive officers. In addition, executives may elect to defer a portion of their cash compensation into 401(k) retirement accounts. As of January 1, 2019, the Board has authorized us to match 100% of 401(k) deferrals up to 5% of an individual's cash compensation.

              The Dollar Tree and Family Dollar Supplemental Deferred Compensation Plan allows certain officers and executives, including our named executive officers, the ability to defer receipt of up to 50% of their base salary and up to 100% of their bonus payments. The plan is a nonqualified plan and the Company does not fund, make any contributions to, or provide any interest rate subsidy for the plan. The plan allows executives to save for retirement in a tax-effective way at a minimal cost to us. Plan participants may invest their deferred compensation in any one or a combination of the plan's investment funds. The deferred amounts and earnings thereon are payable to participants, or designated beneficiaries, at either specified future dates, or upon separation of service or death. The future payment obligations under the plan are our general unsecured obligations. Although the amounts deferred are deposited into a trust, the trust belongs to us, rather than the executives, and is subject to the claims of our creditors.

Termination or Change in Control Arrangements

              We have change in control Retention Agreements with our executive officers, including the named executive officers. The Compensation Committee's intent with these agreements is to take reasonable steps to retain key management personnel and to minimize disruption to the Company in the event of a potential change in control. Under these agreements, severance benefits are payable only upon the occurrence of both a change in control of the Company and the executive's termination without "cause" or resignation for "good reason," as defined in the agreements (commonly known as a "double trigger"). The Compensation Committee believes it is appropriate to provide double-trigger severance benefits because it aligns executives' interests with the interests of shareholders without providing an undue benefit to executives who continue to be employed following a change-in control transaction.

              We also have Executive Agreements with our executive officers, except the Executive Chairman. The Executive Agreements provide for a release and restrictive covenants to protect the Company, including a covenant not to compete, in consideration for which the Company agreed to provide a base salary continuation benefit and reimbursement of monthly health insurance premiums for a period of up to twelve months (or until the executive becomes employed if less than the applicable salary continuation period) in the event the executive's employment is terminated without "cause" (as defined in the agreement) or on account of the executive's death or disability.

              In addition, we have equity compensation plans that contain provisions that may convey benefits to our executive officers and other plan participants upon termination or a change in control. Generally, the provisions address the treatment of awards upon separation from the Company due to death, disability or retirement (age 59 1/2 with seven years of service), or due to a change in control, as defined within the plans.

              The overall structure of our change in control arrangements and other post-termination benefits is consistent with our compensation objectives to attract, motivate and retain highly talented executives. We believe these arrangements preserve morale and productivity, provide a long-term commitment to job stability and financial security, and encourage retention in the face of the potential disruptive impact of an actual or potential change in control. For additional information on our termination and change in control arrangements, and the potential payments that may be made to our named executive officers upon termination or a change in control, see "Potential Payments Upon Termination or Change in Control" beginning on page 86.

Annual Compensation of Executive Officers

              In the following table, we summarize the compensation earned during fiscal years 2019, 2018 and 2017 by our Chief Executive Officer, our Chief Financial Officer, each of our three other most highly compensated executive officers who earned more than $100,000 in total compensation for services rendered in all capacities during 2019, 2018 and 2017, and an additional executive offer who would have been included in the foregoing but for the fact that he was not serving as an executive officer on February 1, 2020. We refer to these six individuals in this proxy statement as the named executive officers or NEOs.

              The compensation that we pay to our named executive officers is determined as described above in our "Compensation Discussion and Analysis" section and in the tables that follow.

Summary Compensation Table

              (For the Fiscal Years ended February 1, 2020, February 2, 2019 and February 3, 2018)

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(1)(3)	All Other Compensation ($)(4)	Total ($)

Gary Philbin	2019	$1,400,000	$—	$7,749,958	$—	$1,377,475	$77,188	$10,604,621
Chief Executive	2018	1,400,000	—	6,749,573	—	1,182,590	66,679	9,398,842
Officer	2017	1,290,384	—	4,104,687	—	2,280,740	59,093	7,734,904
Kevin Wampler	2019	800,000	—	1,874,843	—	498,120	42,170	3,215,133
Chief Financial	2018	792,308	—	1,749,576	—	491,674	45,492	3,079,050
Officer	2017	769,230	—	1,599,642	—	977,488	45,485	3,391,845
Bob Sasser	2019	1,107,692	—	5,499,960	—	361,725	161,125	7,130,502
Executive Chairman	2018	1,700,000	—	7,749,819	—	1,395,631	142,876	10,988,326
	2017	1,765,385	—	7,749,808	—	3,068,160	139,953	12,723,306
Michael Witynski	2019	857,692	—	1,949,936	—	878,303	45,756	3,731,687
Enterprise President	2018	684,615	—	1,574,486	—	763,860	45,363	3,068,324
	2017	589,423	—	1,299,790	—	778,345	41,162	2,708,720
William Old, Jr.	2019	700,000	—	1,299,922	—	411,740	55,089	2,466,751
Chief Legal Officer
Duncan	2019	1,050,000	—	2,699,831	—	—	35,503	3,785,334
Mac Naughton	2018	1,061,539	—	2,699,715	—	—	23,229	3,784,483
Former President	2017	1,019,230	—	2,499,893	—	505,800	220,884	4,245,807
Family Dollar Stores

Footnotes to the Summary Compensation Table:

Our annual bonus plan qualifies as a "non-equity incentive plan" for purposes of this table. Earnings under our deferred compensation plan result from the executives' investments in mutual funds commonly available to investors generally. The "Change in Pension Value and Non-Qualified Deferred Compensation Earnings" columns are omitted as all amounts are zero.

(1)
Executives may defer up to 50% of their salaries and up to 100% of their annual incentive bonus under the Dollar Tree and Family Dollar Supplemental Deferred Compensation Plan. Any such deferrals are included in the appropriate column of this table and shown in the Deferred Compensation table.

(2)
Pursuant to SEC rules, this column represents the aggregate grant date fair value during the last three fiscal years of restricted stock units, performance-based restricted stock units ("RSUs") and Performance Stock Units ("PSUs") computed in accordance with FASB ASC Topic 718 related to the annual spring grant "RSU awards" (and PSU awards beginning in fiscal 2019), Long-Term Performance Plan ("LTPP") awards with a three-year cumulative performance cycle ("LTPP awards") and out-of-cycle grants made in connection with a promotion. For the fiscal years shown, the Compensation Committee determined that the LTPP awards would be made 50% in cash and 50% in performance-based restricted stock units. We are required to report the equity portion of the award at the beginning of the LTPP cycle even though, should it be earned, it will not be paid until the end of the cycle. The cash portion of the LTPP award is not reported until earned at the end of the cycle. Both the cash and equity portions of the LTPP awards are earned only if performance conditions are met and the final payment amount, if any, will range from 0% to 200% of the stated target. The amounts shown in this column assume performance at target. Fair value for the RSU and PSU awards are calculated using the closing price of our stock on the date of grant. In the event the highest level of performance is achieved, the aggregate grant date fair value for the fiscal year 2019 awards would be as follows for Messrs. Philbin, Wampler, Sasser, Witynski, Old and Mac Naughton: $11,999,937, $3,049,732, $8,249,940, $3,149,873, $2,124,859 and $4,299,712.

Amounts shown in this column do not correspond to the actual value that will be realized by the named executives. Additional information regarding FASB ASC Topic 718 calculations related to these awards is included in footnote 11 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended February 1, 2020. See the Grants of Plan-Based Awards Table for information on awards made in 2019.

(3)
The amounts in this column represent the annual bonus that we pay under our Management Incentive Compensation Plan ("MICP") and the cash bonus that we pay under our LTPP awards conditioned upon achieving a three-year performance goal, as discussed in the Compensation Discussion and Analysis section. The amounts listed were earned in the years shown, but paid after the end of the fiscal year, upon approval by the Compensation Committee. The amounts paid under the MICP to Messrs. Philbin, Wampler, Sasser, Witynski, Old and Mac Naughton were $1,068,200, $305,200, $0, $733,613, $267,050 and $0, respectively. Cash bonuses paid under the 2017 LTPP awards to Messrs. Philbin, Wampler, Sasser, Witynski, Old and Mac Naughton were $309,275, $192,920, $361,725,$144,690, $144,690 and $0, respectively.

(4)
"All Other Compensation" includes the amounts paid to named executives shown in the following table. Perquisites include car allowances related to travel, financial and tax planning, executive physicals, executive term life insurance, relocation and imputed income related to personal use of the corporate aircraft, none of which individually exceeded $25,000 in either 2019, 2018 or 2017, except the value of Mr. Sasser's personal use of the corporate aircraft which was imputed to him as personal income in the amount of $101,379, $84,980 and $84,817, respectively, and relocation expenses for Mr. Mac Naughton in the amount of $185,258 in 2017. The Company discontinued tax gross-ups on all perquisites, except for business-related relocation expenses (however there was no tax gross up amount on the amount that Mr. Mac Naughton received for relocation in 2017). Car allowance is intended to compensate executives for the use of their personal vehicles in conducting Company business. However, as we do not require our executives to account for their business or personal use, we include the entire amounts in our disclosures. Pursuant to our corporate aircraft policy approved by the Board of Directors, Mr. Sasser and Mr. Philbin are permitted use Dollar Tree's aircraft for non-business purposes for up to 80 hours each per fiscal year. In exceptional circumstances, they may, in their discretion offer available seating to others. The Company, in turn, will impute to Mr. Sasser and Mr. Philbin the value of such personal use as taxable income. This value shall be determined under the Standard Industry Fare Level formula (or other method) approved by the Internal Revenue Service. In December 2016, Mr. Mac Naughton was authorized to use the aircraft for personal use for up to 35 hours per fiscal year, the value of which was treated as imputed income.

NEO	Perquisites	401k Match	Total

Gary Philbin	$61,259	$15,929	$77,188
Kevin Wampler	28,174	13,996	42,170
Bob Sasser	151,192	9,933	161,125
Michael Witynski	29,743	16,013	45,756
William Old, Jr.	41,106	13,983	55,089
Duncan Mac Naughton	35,503	—	35,503

Grants of Plan-Based Awards Table

		Compensation Committee	Estimated Future Payouts Under Non-Equity Incentive Plans			Estimated Future Payouts Under Equity Incentive Plans			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option

Name	Grant Date	Action Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Options (#)	Awards ($/Sh)	Awards ($)(6)

Gary Philbin	—	(2)	$490,000	$1,960,000	$4,165,000	—	—	—	—	—	$—	$—
	—	(3)	187,500	750,000	1,500,000	—	—	—	—	—	—	—
	4/1/2019	3/13/2019	—	—	—	50,617(4)	67,489(4)	101,234(4)	—	—	—	6,999,959
	4/1/2019	3/13/2019	—	—	—	1,808(5)	7,231(5)	14,462(5)	—	—	—	749,999
Kevin	—	(2)	140,000	560,000	1,190,000	—	—	—	—	—	—	—
Wampler	—	(3)	118,750	475,000	950,000	—	—	—	—	—	—	—
	4/1/2019	3/13/2019	—	—	—	10,123(4)	13,497(4)	20,246(4)	—	—	—	1,399,909
	4/1/2019	3/13/2019	—	—	—	1,145(5)	4,579(5)	9,158(5)				474,934
Bob Sasser	—	(2)	—	—	—	—	—	—	—	—	—	—
	—	(3)	—	—	—	—	—	—	—	—	—	—
	4/1/2019	3/13/2019	—	—	—	39,770(4)	53,027(4)	79,541(4)	—	—	—	5,499,960
	4/1/2019	3/13/2019	—	—	—	—	—	—	—	—	—	—
Michael	—	(2)	233,963	935,851	1,988,682	—	—	—	—	—	—	—
Witynski	—	(3)	112,500	450,000	900,000	—	—	—	—	—	—	—
	4/1/2019	3/13/2019	—	—	—	10,847(4)	14,462(4)	21,693(4)	—	—	—	1,499,999
	4/1/2019	3/13/2019	—	—	—	1,085(5)	4,338(5)	8,676(5)	—	—	—	449,937
William Old, Jr.	—	(2)	122,500	490,000	1,041,250	—	—	—	—	—	—	—
		(3)	87,500	350,000	700,000	—	—	—	—	—	—	—
	4/1/2019	3/13/2019	—	—	—	6,869(4)	9,159(4)	13,739(4)	—	—	—	949,971
	4/1/2019	3/13/2019	—	—	—	844(5)	3,374(5)	6,748(5)	—	—	—	349,951
Duncan	—	(2)	262,500	1,050,000	2,231,250	—	—	—	—	—	—	—
Mac Naughton		(3)	125,000	500,000	1,000,000	—	—	—	—	—	—	—
	4/1/2019	3/13/2019	—	—	—	15,908(4)	21,210(4)	31,815(4)	—	—	—	2,199,901
	4/1/2019	3/13/2019	—	—	—	1,205(5)	4,820(5)	9,640(5)	—	—	—	499,930

Footnotes to the Grants of Plan-Based Awards Table:

(1)
The date of grant for the relevant award is established by the Compensation Committee during a regularly scheduled meeting or by written consent.

(2)
Our Management Incentive Compensation Plan is considered a "non-equity incentive plan." MICP targets are established by the Compensation Committee early in the fiscal year and amounts payable are determined and paid in the following year, when annual results are available, upon approval by the Compensation Committee. For 2019, bonuses were targeted at 140% of salary for the Chief Executive Officer, 130% of base salary for the Enterprise President (2019 MICP bonus will be prorated for his increased base salary and bonus target percentage following his promotion in December 2019), 100% of salary for the former President of Family Dollar and 70% for other named executive officers, with corporate performance representing 100% of the goal. The Executive Chairman did not participate in the 2019 annual cash bonus incentive program. Earned amounts, to the extent not otherwise deferred under our Dollar Tree and Family Dollar Supplemental Deferred Compensation Plan, are paid after the end of the relevant fiscal year. See "Annual Bonus Incentives" in our Compensation Discussion and Analysis for a detailed discussion of our MICP.

(3)
The Compensation Committee approved LTPP awards with three-year performance-based total target award values for each of our named executive officers. The LTPP award was divided equally between a performance cash bonus and restricted stock units. The amounts included in this row represent the fifty percent (50%) granted as a cash performance bonus. The percentage of the target performance cash bonus earned will be based on the level at which the Company achieves its three-year cumulative performance goal for the performance period from February 3, 2019 to January 29, 2022. The amount of payment, if earned, will range from 0% to 200% of the stated target and will be paid in 2022, when the achievement level is available and certified by the Committee.

(4)
Represents awards of PSUs that will vest in approximately three equal installments over three years only upon the certification by the Compensation Committee that the Company achieved its fiscal 2019 performance target goal and upon the executives remaining with the Company through the vesting dates, unless vesting is accelerated due to death, disability or retirement. The amount of the payment, if earned, will range from 75% to 150% of the target depending upon the level of performance achieved. The Compensation Committee certified in March 2020 that the PSUs awarded in 2019 achieved the established performance goal for the fiscal year ended February 1, 2020, except for the award to Mr. Mac Naughton.

(5)
Represents the performance-based equity portion of the award granted under the LTPP that is based on a three-year performance period from February 3, 2019 through January 29, 2022 and will cliff vest in fiscal year 2022 only upon certification by the Compensation Committee that the Company achieved its performance goal.

(6)
This column shows the full grant date fair value under FASB ASC Topic 718 of PSU and LTPP awards. For the PSU and LTPP awards awarded on April 1, 2019, the fair value is calculated using the closing price of our stock on the grant date which was $103.72. Additional information regarding FASB ASC Topic 718 calculations related to these awards is included in footnote 11 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended February 1, 2020.

Outstanding Equity Awards at Fiscal Year End Table

              The following table provides information on the holdings of stock option and stock awards by the named executives at the end of the fiscal year. This table includes unexercised and unvested option awards, PSU awards, unvested performance-based RSU awards and unvested LTPP awards. Each equity grant is shown separately for each named executive. The vesting schedule for each grant is shown in the footnotes following this table, based on the award date. The market value of the stock awards is based on the closing market price of our stock as of February 1, 2020, which was $87.07. For additional information about the option awards and stock awards, see the description of equity incentive compensation in the Compensation Discussion and Analysis.

		Option Awards(1)					Stock Awards

Name	Award Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Gary Philbin	3/31/2017	—	—	—	—	—	9,665(2)	841,532	—	—
	3/31/2017	—	—	—	—	—	—	—	6,372(3)	554,810
	9/18/2017	—	—	—	—	—	4,327(2)	376,752	—	—
	9/18/2017	—	—	—	—	—	—	—	3,005(3	261,645
	3/30/2018	—	—	—	—	—	42,147(2)	3,669,739	—	—
	3/30/2018	—	—	—	—	—	—	—	7,903(3)	688,114
	4/1/2019	—	—	—	—	—	—	—	67,489(2)	5,876,267
	4/1/2019	—	—	—	—	—	—	—	7,231(3)	629,603
Kevin	3/31/2017	—	—	—	—	—	5,097(2)	443,796	—	—
Wampler	3/31/2017	—	—	—	—	—	—	—	5,098(3)	443,883
	3/30/2018	—	—	—	—	—	9,130(2)	794,949	—	—
	3/30/2018	—	—	—	—	—	—	—	4,741(3)	412,799
	4/1/2019	—	—	—	—	—	—	—	13,497(2)	1,175,184
	4/1/2019	—	—	—	—	—	—	—	4,579(3)	398,694
Bob Sasser	3/31/2017	—	—	—	—	—	29,739(2)	2,589,375	—	—
	3/31/2017	—	—	—	—	—	—	—	9,559(3)	832,302
	3/30/2018	—	—	—	—	—	49,174(2)	4,281,580	—	—
	3/30/2018	—	—	—	—	—	—	—	7,903(3)	688,114
	4/1/2019	—	—	—	—	—	—	—	53,027(2)	4,617,061
Michael	3/31/2017	—	—	—	—	—	3,399(2)	295,951	—	—
Witynski	3/31/2017	—	—	—	—	—	—	—	1,911(3)	166,391
	7/28/2017	—	—	—	—	—	929(2)	80,888	—	—
	7/28/2017	—	—	—	—	—	—	—	2,089(3)	181,889
	3/30/2018	—	—	—	—	—	8,427(2)	733,739	—	—
	3/30/2018	—	—	—	—	—	—	—	3,951(3)	344,014
	4/1/2019	—	—	—	—	—	—	—	14,462(2)	1,259,206
	4/1/2019	—	—	—	—	—	—	—	4,338(3)	377,710
William Old, Jr.	3/31/2017	—	—	—	—	—	3,610(2)	314,323	—	—
	3/31/2017	—	—	—	—	—	—	—	3,823(3)	332,869
	3/30/2018	—	—	—	—	—	6,320(2)	550,282	—	—
	3/30/2018	—	—	—	—	—	—	—	3,424(3)	298,128
	4/1/2019	—	—	—	—	—	—	—	9,159(2)	797,474
	4/1/2019	—	—	—	—	—	—	—	3,374(3)	293,774
Duncan	1/27/2017	90,495	90,496	—	74.05	1/27/2027	—	—	—	—
Mac Naughton	3/31/2017	—	—	—	—	—	8,497(2)	739,834	—	—
	3/31/2017	—	—	—	—	—	—	—	6,372(3)	554,810
	3/30/2018	—	—	—	—	—	—	—	23,180(2)	2,018,283
	3/30/2018	—	—	—	—	—	—	—	5,268(3)	458,685
	4/1/2019	—	—	—	—	—	—	—	21,210(2)	1,846,755
	4/1/2019	—	—	—	—	—	—	—	4,820(3)	419,677

Footnotes to Outstanding Equity Awards Table:

(1)
The options awarded to Duncan Mac Naughton in fiscal 2016 were scheduled to vest in 25% increments on the second, third, fourth and fifth anniversaries of the grant date, provided he remained continuously employed through the vesting dates. Mr. Mac Naughton's unvested options were forfeited while the vested options remain exercisable for a period of three months from the date his employment was terminated.

(2)
The PSUs awarded during the 2019 fiscal year are based on the achievement of certain performance goals for the fiscal year ending February 1, 2020 and will vest in three approximately equal installments over three years provided the named executive officers remain continuously employed with the Company through the vesting dates, unless vesting is accelerated due to death, disability or retirement. The amount of the payment, if earned, will range from 75% to 150% of the target depending upon the level of performance achieved. The Compensation Committee certified in March 2020 that the PSUs awarded in 2019 achieved the established performance goal for the fiscal year ended February 1, 2020, except for the award to Mr. Mac Naughton.

  The Compensation Committee certified in March 2019 and March 2018 that the performance-based RSUs awarded in 2018 and 2017 achieved the established performance goal in fiscal years ended February 2, 2019 and, February 3, 2018, respectively. These awards will vest in three approximately equal installments over three years provided the named executive officers remain continuously employed with the Company through the vesting dates, unless vesting is accelerated due to death, disability or retirement.

(3)
The LTPP awards granted on April 1, 2019 are based on the achievement of a three-year cumulative performance goal based on adjusted EBITDA for the performance period beginning on February 3, 2019 and ending on January 29, 2022. The amount of payment, if earned, will range from 0% to 200% of stated target and will be paid in 2022, when the achievement level is available and certified by the Committee.

  The LTPP awards granted on March 30, 2018 are based on the achievement of a three-year cumulative performance goal based on adjusted operating income for the performance period beginning on February 4, 2018 and ending on January 30, 2021. The amount of payment, if earned, will range from 0% to 200% of stated target and will be paid in 2021, when the achievement level is available and certified by the Committee.

  The LTPP awards granted on March 31, 2017 are based on the achievement of a three-year cumulative performance goal based on adjusted operating income for the performance period beginning on January 29, 2017 and ending on February 1, 2020. The amount of payment, if earned, will range from 0% to 200% of stated target and will be paid in 2020, when the achievement level is available and certified by the Committee. The Compensation Committee certified in March 2020 the level of performance achieved for the 2017 LTPP awards.

  The LTPP award granted on September 18, 2017 to Mr. Philbin upon his promotion is based on performance against a two-year cumulative adjusted operating income goal for the period beginning February 4, 2018 and ending on February 1, 2020 and will cliff vest in fiscal year 2020 upon the certification of goal achievement by the Compensation Committee. The Committee certified in March 2020 the level of performance achieved for Mr. Philbin's award.

Option Exercises and Stock Vested Table

              In the table below, we list information on the exercise of options and the vesting of restricted stock units during the fiscal year ended February 1, 2020. The value realized on exercise of options represents the spread between the sale price and the option strike price at the time of exercise. The value realized on vesting of RSUs reflects the fair market value of the shares at time of vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Gary Philbin	—	$—	47,061	$4,926,424
Kevin Wampler	—	—	17,348	1,791,413
Bob Sasser	—	—	83,754	8,679,506
Michael Witynski	—	—	12,368	1,284,764
William Old, Jr.			12,124	1,252,035
Duncan Mac Naughton	—	—	22,001	2,201,333

Non-Qualified Deferred Compensation

              Named executive officers may elect to defer up to 50% of their base salary and up to 100% of their annual incentive bonus to the Dollar Tree and Family Dollar Supplemental Deferred Compensation Plan, an unfunded, non-qualified deferred compensation plan ("NQDC"). Elections to defer amounts earned during the next calendar year are due by December 31 of each year and are irrevocable. Deferred amounts are held for each participant in separate individual accounts in an irrevocable rabbi trust. Executives' accounts are credited with earnings or losses based on the rate of return of mutual funds selected by the executive, which he or she may change at any time. A deferral period and payment date must be irrevocably specified at election for each separate annual deferral. This deferral period must be at least two years in length and the payment date can be any date on or after that point. Alternately, the payment can be tied to termination of employment, including retirement. The executive must also make an irrevocable election regarding payment terms, which may be either a lump sum, or in specified annual installments. Hardship withdrawals are available for unforeseeable emergency financial hardship situations, such as for an unexpected illness, accident or property loss. If a participant dies before receiving the full value of the deferral account balances, the designated beneficiary would receive the remainder of that benefit in the same payment form as originally specified (i.e., lump sum or installments). Executives are fully vested in their accounts and in the event the NQDC Plan is terminated upon a change in control of the Company, the executives' entire account balances will be distributed.

              Prior to January 1, 2017, the Dollar Tree banner executives had the ability to defer a portion of their base compensation and bonuses under the Dollar Tree, Inc. Supplemental Deferred Compensation Plan. The plan continues to exist going forward and retains all contributions and earnings previously allocated to it. Participants can continue to make investment and distribution election changes. All contributions earned on or after January 1, 2017 are allocated to the Dollar Tree and Family Dollar Supplemental Deferred Compensation Plan.

              In the following table, we provide detailed information regarding accumulated amounts for our executives under our NQDC Plan.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Gary Philbin	$618,445	$—	$173,482	$—	$3,609,684
Kevin Wampler	35,619	—	93,067	—	1,031,849
Bob Sasser	—	—	—	—	—
Michael Witynski	—	—	—	—	—
William Old, Jr.	—	—	—	—	—
Duncan Mac Naughton	—	—	—	—	—

Footnotes to the Non-Qualified Deferred Compensation Table:

(1)
Executives may defer up to 50% of their base salary and up to 100% of their annual incentive bonus into the NQDC Plan. The amounts contributed are included in their respective columns in the Summary Compensation Table.

(2)
We have not provided a match or other Company-funded contribution, although the NQDC Plan allows us to do so.

(3)
Amounts deferred into the NQDC Plan are invested into select mutual funds, according to the instructions of the participating executive. Earnings shown reflect market gains and losses and may vary from year to year depending on the performance of the underlying funds.

Potential Payments upon Termination or Change in Control

              Our Executive and Retention Agreements with certain of our named executive officers and certain awards, plans and programs in which our named executive officers participate provide for benefits or payments upon certain employment termination events, including in connection with a change in control.

              Retention Agreements. In October 2018, the Compensation Committee approved revisions to the Company's form of change in control Retention Agreement, which was originally adopted by the Compensation Committee in March 2007, to update the tax provisions applicable to severance payments under the agreement and make certain other non-material clarifying and technical changes. The revised change in control Retention Agreement is offered to Company officers with the position of Chief, President or Executive Chairman, including the named executive officers.

              Under the original and revised agreements, severance benefits are payable only upon the occurrence of both a change in control of the Company and the executive's termination without "cause" or resignation for "good reason," as defined in the agreements (commonly known as a "double trigger"). These agreements provide for a severance payment of 2.5 times the reference salary and reference bonus (as defined in the agreements) for our Chief Executive Officer, Gary Philbin and our Executive Chairman, Bob Sasser, and 1.5 times for other executives, including Kevin Wampler, Mike Witynski, William Old, Jr. and Duncan Mac Naughton. These agreements also contain a clawback provision and certain restrictive covenants which apply under certain circumstances.

              Executive Agreements. In October 2018, the Compensation Committee approved the Company's entry into an Executive Agreement with certain Company officers, including the named executive officers. The Executive Agreement provides for a release and restrictive covenants to protect the Company, including a covenant not to compete, in consideration for which the Company agreed to provide a base salary continuation benefit and reimbursement of monthly health insurance premiums for a period of up to twelve months (or until the executive becomes employed if less than the applicable salary continuation period) in the event the executive's employment is terminated without "cause" (as defined in the agreement) or on account of the executive's death or disability. An executive is not entitled to the benefits provided by the Executive Agreement if the executive retires, voluntarily resigns for any reason or receives payments under the change in control Retention Agreements. Each of our named executive officers, other than the Executive Chairman, has an Executive Agreement. In December 2019, the Company entered into an agreement with Mr. Mac Naughton which provides, among other things, for his general release of the Company and its subsidiaries from any and all claims and his agreement to comply with certain restrictive covenants regarding non-competition, non-solicitation, non-disparagement, non-disclosure and confidentiality. The agreement also reaffirms the Company's obligations under his Executive Agreement for the payment of certain severance benefits to Mr. Mac Naughton, including salary continuation payments for a period of 12 months following separation.

              Equity Plans. Our equity compensation plans contain provisions that may convey benefits to our executives and other plan participants upon a change in control. Generally, the provisions address the treatment of awards upon separation from the Company due to death, disability or retirement, or due to a change in control, as defined within the plans. The Company's Omnibus Incentive Plan, the principal plan under which we currently make awards, provides that in the event of a change in control, awards do not automatically vest, although the Compensation Committee may accelerate the vesting or exercisability of a stock award in its sole discretion. In addition, the Omnibus Incentive Plan provides that, unless otherwise set forth in an award agreement, separate employment agreement or retention agreement, in the event of the involuntary termination of an employee's service with the Company without "cause" within twenty-four months after a change in control of the Company, the following will occur: (i) all of the employee's outstanding options and stock appreciation rights become vested and exercisable, (ii) all restrictions and conditions of all restricted stock awards and RSUs held by the employee lapse and (iii) all performance units and any other awards held by such employee are deemed to be fully earned at the participant's target level.

              The benefits and payments arising under these agreements and plans are discussed below, except to the extent a benefit or payment is available generally to all salaried employees and does not discriminate in favor of our executive officers or to the extent already discussed under "Nonqualified Deferred Compensation" above.

►
Payments Upon Termination Due to Death or Disability

              If a named executive officer's employment with us terminates due to death or disability (as defined in the applicable agreements):

    Salary Continuation. Under the Executive Agreement, the executive receives a base salary continuation benefit together with reimbursement of monthly medical insurance premiums (if elected by the executive) for a twelve-month period.

    Annual bonus. The annual cash bonus under the Management Incentive Compensation Plan ("MICP") will not be paid.

    Stock options. Options become fully vested and generally may be exercised for a period of one year from termination of employment due to death or disability (as defined in the applicable award agreement) unless such options have expired earlier.

    Performance-based restricted stock units (including PSUs) & LTPP awards. Service-based vesting requirements shall be deemed satisfied, but no payment is made until performance-based criteria are certified by the Compensation Committee.

    Life Insurance. In the event of death, a named executive officer's beneficiary will receive payments under our executive life insurance program.

►
Payments Upon Termination Due to Retirement

              In the event of the retirement (as defined in the applicable governing documents) of a named executive officer:

    Annual bonus. The annual cash bonus under the MICP will not be paid.

    Stock options. Options become fully vested and generally may be exercised for a period of three months from termination of employment for retirement unless such options have expired earlier.

    Performance-based restricted stock units (including PSUs) & LTPP awards. Service-based vesting requirements shall be deemed satisfied, but no payment is made until performance-based criteria are certified by the Compensation Committee. In addition, for LTPP awards, upon retirement there shall be a pro rata payout based on months elapsed in the performance period at the time of retirement, with no payout at all if retirement occurs during the first year of the performance period.

►
Payments Upon a Voluntary Termination by the Executive

              In the event of voluntary termination by a named executive officer, the annual MICP bonus will not be paid and unvested stock options, unvested performance-based restricted stock units and unvested LTPP awards are cancelled. Options that have vested prior to termination remain exercisable for three months after termination, but not beyond the normal expiration date. As noted above, special provisions apply to equity awards if the voluntary termination qualifies as a retirement.

              See "Payments After a Change in Control" for a discussion of resignation by a named executive officer for good reason in connection with a change in control.

►
Payments Upon Involuntary Termination by the Company

              The payments to be made to a named executive officer upon involuntary termination vary depending upon whether termination is with or without "cause" (as defined in the applicable agreements).

    Involuntary Termination with Cause. Upon an involuntary termination with cause, a named executive officer receives no benefits under the Executive Agreement or the change in control Retention Agreement. Vested but unexercised options and unvested performance-based restricted stock units (including PSUs) and LTPP awards are immediately forfeited.

    Involuntary Termination without Cause. Upon an involuntary termination without cause, the following applies to a named executive officer (unless the termination is in connection with a change in control, which is discussed below):

  •
  The annual cash bonus under the MICP will not be paid.

  •
  A base salary continuation benefit, together with reimbursement of monthly medical insurance premiums (if elected by the executive) for twelve months, will be paid under the Executive Agreement.

  •
  The following treatment for incentive awards:

  o
  Stock options. Unvested options shall be forfeited while vested options generally may be exercised for a period of three months from termination of employment unless such options have expired earlier.

  o
  Performance-based restricted stock units (including PSUs) & LTPP awards. Unearned and unvested awards shall be forfeited and cancelled.

              See "Payments After a Change in Control" for a discussion of termination without cause of a named executive officer in connection with a change in control.

►
Payments After a Change in Control

              The Company has no agreement, plan or arrangement that provides for payments to a named executive officer in connection with a change in control of the Company unless the named executive officer's employment with us is also terminated. This is known as a "double trigger."

              If the employment of a named executive officer is:

  •
  involuntarily terminated by the Company without cause or

  •
  the executive resigns with good reason

in each case within two years following a change in control (or in certain cases during the six months before a change in control), then in addition to earned but unpaid salary, the named executive officer shall receive the following:

    Annual Bonus. Any earned but unpaid bonus under the MICP will be paid. In addition, for the year in which termination occurs—for which no MICP bonus will have been certified—a pro rata annual bonus calculated from the three-year average of previously earned cash bonuses is paid.

    Severance Payment. An amount equal to the sum of Reference Salary and Reference Bonus (as defined in the change in control Retention Agreement) times a multiplier (2.5x for both the Chief Executive Officer and the Executive Chairman and 1.5x for all other named executive officers) will be paid.

    Benefit Continuation. Continued participation in the medical, dental, health and life insurance plans for an applicable period.

    Stock options, performance-based restricted stock units, PSUs and LTPP equity awards. All service-based conditions shall be deemed to have been satisfied, but no payment is made on such equity awards until performance-based criteria are certified by the Compensation Committee, except that for Messrs. Philbin, Sasser and Wampler, the performance-based criteria shall be deemed met at the target level under grandfathered Retention Agreements.

    LTPP Performance Cash Award. The performance bonus cash portion of outstanding LTPP awards shall become vested and payable at the target amount.

              However, the benefits described above are capped to the extent any would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. In that case, the present value of the aggregate amount of all such Payments shall not exceed 2.99 times the named executive officer's "base amount" (as defined in Section 280G(b)(3) of the Code).

              Please note: The occurrence of a change in control does not otherwise impact payments to be made, if any, upon a termination of employment due to death, disability, retirement or voluntary termination by the employee (other than for good reason) or involuntary termination for cause. See the applicable sections above for an explanation of payments, if any, in those scenarios.

Potential Payout Amounts Assuming Termination as of Fiscal Year End

              The following tables reflect potential payments to each named executive officer in various termination and change in control scenarios. The following additional conditions and assumptions apply:

  •
  Amounts are based on compensation, benefit and equity levels in effect on, and assuming the applicable termination event occurred as of, the end of our fiscal year, Saturday, February 1, 2020.

  •
  For stock valuations, we have used the closing price of our stock on the NASDAQ Global Market on Friday, January 31, 2020 ($87.07).

  •
  The tables below report only amounts that are increased, accelerated or otherwise paid or owed as a result of the applicable scenario and thus exclude earned but unpaid base salary through the employment termination date and stock options, performance-based restricted stock units, LTPP awards that had vested prior to the event and any deferred compensation plan benefits. For more information, see "Nonqualified Deferred Compensation" above.

  •
  Where applicable, the tables assume that performance-based criteria in relevant awards are ultimately certified by the Compensation Committee.

  •
  Mr. Mac Naughton is excluded from the "Potential Payments to Named Executive Officers Upon Occurrence of Double Trigger / Change in Control" table, as he was no longer serving as an executive officer at the end of our fiscal year.

  •
  The tables also exclude any amounts that are available generally to all salaried employees and do not discriminate in favor of our executive officers.

The amounts shown are merely estimates. We cannot determine actual amounts to be paid until a termination or change in control scenario occurs.

Potential Payments to Named Executive Officers Upon Occurrence
of Various Termination Events, as of February 1, 2020
(excluding Change in Control)

              Below are amounts payable upon various termination events excluding certain terminations in connection with a change in control (which are shown on the table on page 92). There are no payouts upon voluntary termination by the executive or involuntary termination for cause. Please note that the table below assumes, in each applicable case, that performance-based criteria of applicable awards are ultimately certified by the Compensation Committee at the target level.

Name	Death ($)	Disability ($)	Retirement ($)	Involuntary Termination without Cause ($)

Gary Philbin
Salary continuation(1)	1,412,753	1,412,753	n/a	1,412,753
Award vested due to event:(2)
Performance-based RSUs and PSUs	10,764,290	10,764,290	10,764,290	—
LTPP awards (RSUs)	2,134,172	2,134,172	1,485,085	—
LTPP awards (cash bonus)	2,250,000	2,250,000	1,500,000	—
Life insurance proceeds(3)	700,000	n/a	n/a	n/a
Total	17,261,215	16,561,215	13,749,375	1,412,753

Kevin Wampler
Salary continuation(1)	816,884	816,884	n/a	816,884
Award vested due to event:(2)
Performance-based RSUs and PSUs	2,413,929	2,413,929	2,413,929	—
LTPP awards (RSUs)	1,255,376	1,255,376	851,985	—
LTPP awards (cash bonus)	1,325,000	1,325,000	858,325	—
Life insurance proceeds(3)	700,000	n/a	n/a	n/a
Total	6,511,189	5,811,189	4,124,239	816,884

Bob Sasser
Salary continuation(1)	—	—	n/a	—
Award vested due to event(2)
Performance-based RSUs and PSUs	11,488,016	11,488,016	11,488,016	—
LTPP awards (RSUs)	1,520,416	1,520,416	1,291,274	—
LTPP awards (cash bonus)	1,500,000	1,500,000	1,250,250	—
Life insurance proceeds(3)	700,000	n/a	n/a	n/a
Total	15,208,432	14,508,432	14,029,540	—

Michael Witynski
Salary continuation(1)	1,067,295	1,067,295	n/a	1,067,295
Award vested due to event:(2)
Performance-based RSUs and PSUs	2,369,784	2,369,784	2,369,784	—
LTPP award (RSUs)	1,070,004	1,070,004	703,515	—
LTPP award (cash bonus)	1,125,000	1,125,000	699,975	—
Life insurance proceeds(3)	525,000	n/a	n/a	n/a
Total	6,157,083	5,632,083	3,773,274	1,067,295

William Old, Jr.
Salary continuation(1)	712,466	712,466	n/a	712,466
Award vested due to event:(2)
Performance-based RSUs and PSUs	1,662,079	1,662,079	1,662,079	—
LTPP award (RSUs)	924,771	924,771	629,547	—
LTPP award (cash bonus)	975,000	975,000	633,325	—
Life insurance proceeds(3)	650,000	n/a	n/a	n/a
Total	4,924,316	4,274,316	2,924,951	712,466

Duncan Mac Naughton
Salary continuation(1)	—	—	n/a	1,076,342
Award vested due to event:(2)
Performance-based RSUs and PSUs	—	—	—	—
LTPP award (RSUs)	—	—	—	—
LTPP award (cash bonus)	—	—	—	—
Life insurance proceeds(3)	—	n/a	n/a	n/a
Total(4)	—	—	—	1,076,342

(1)
Represents the aggregate amount of the base salary continuation benefit and reimbursement of monthly medical insurance premiums during the salary continuation period assuming the executive elected to receive such reimbursement for its maximum duration. The severance benefit is not payable upon retirement.

(2)
Under the terms of our outstanding award agreements, unvested stock options vest in full in the event of the executive's death, disability or retirement. Under performance-based restricted stock units & LTPP awards, service-based vesting requirements shall be deemed satisfied, but no payment is made until performance-based criteria are certified by the Compensation Committee. In addition, in the case of retirement, the LTPP payout is pro rata with the time elapsed under the performance period, with no payout for a retirement before the end of the first year of the performance period. Since this table assumes termination on the last day of the fiscal year, we have assumed that no named executive officer retired before the end of the first year of the performance period.

(3)
In the event of death, a named executive officer's beneficiary will receive payments under our executive life insurance program.

(4)
The amount shown in the table represents the salary continuation benefit expected to be paid to Mr. Mac Naughton pursuant to the terms of his Executive Agreement as a result of the termination of his employment without cause on February 1, 2020.

Potential Payments to Named Executive Officers Upon Occurrence
of "Double Trigger" / Change in Control, as of February 1, 2020

              Where a named executive officer is involuntarily terminated by the Company without cause or resigns with good reason, in each case within two years following a change in control (or in certain cases during the six months before a change in control), then the named executive officer shall receive the following amounts. Please note that the table assumes that (i) a qualifying change in control has occurred and (ii) performance-based criteria of applicable awards are ultimately certified by the Compensation Committee at the target amount.

		Bonus(2)		Award Vested Due to Event(3)

Name	Severance Payment(1)	Earned but Unpaid MICP	Pro-Rata Calculated Bonus	Options & Perf-based RSUs and PSUs	LTPP Award (RSUs)	LTPP Award (cash bonus)	Total

Gary Philbin	$6,480,442	$1,068,200	$—	$10,764,290	$2,134,172	$2,250,000	$22,697,104
Kevin Wampler	1,712,931	305,200	—	2,413,929	1,255,376	1,325,000	7,012,436
Bob Sasser	6,965,659	—	—	11,488,016	1,520,416	1,500,000	21,474,091
Michael Witynski	2,609,659	733,613	—	2,369,784	1,070,004	1,125,000	7,908,059
William Old, Jr.	1,496,852	267,050	—	1,662,079	924,771	975,000	5,325,751

(1)
The Retention Agreement provides severance in the amount of 1.5x to 2.5x the sum of the reference salary and reference bonus amounts. This column also includes the cost of continued health benefits provided under the agreement.

(2)
Under the Retention Agreement, if there are amounts earned but unpaid under our MICP, then these shall be paid out, together with a pro rata calculated bonus for the fiscal year in which termination occurs. Because this table assumes termination occurs as of the last day of the fiscal year, it shows actual MICP amounts earned for the completed fiscal year. At such date, there would be no pro rata bonus allocable to the new fiscal year, but the full reference bonus amounts for the duration of such new fiscal year for Messrs. Philbin, Wampler, Sasser, Witynski and Old would be $1,192,177, $341,954, $1,086,264, $689,773 and $297,901, respectively.

(3)
These three columns reflect the value of unvested options, performance-based RSUs, PSUs and LTPP awards that become payable under the scenario described.

PAY RATIO DISCLOSURE

              Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, we present below the required ratio of the annual total compensation of our Chief Executive Officer for fiscal 2019, as reported in the Summary Compensation Table of this proxy statement, to the annual total compensation of our median employee (excluding the Chief Executive Officer). In addition, we are providing a supplemental pay ratio that excludes part-time, temporary and seasonal employees, which we believe provides a more representative comparison of the Chief Executive Officer's annual total compensation to the median employee's annual total compensation.

Pay Ratio Methodology

              In determining the median employee, we included all U.S. employees who were employed by the Company on February 1, 2020, the date we selected to identify our employees for purposes of the pay ratio calculation. We excluded all 3,604 associates who are employed in Canada, as they represent less than five percent (5%) of our total workforce. We then compiled compensation information for the period beginning on February 3, 2019 through February 1, 2020. Out of a total population of 189,516 employees, 121,450 were part-time employees and 11,719 were either temporary or seasonal workers.

              The SEC's rules for identifying the median employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, we chose to use regular salary and wages, as reflected in our payroll records, as our consistently applied compensation measure. We excluded bonuses and equity from our calculation, as these compensation components are not widely distributed among our workforce.

              We annualized the compensation for all permanent employees who worked for the Company less than the full year (such as new hires during the year and employees on an unpaid leave of absence during the measurement period). We did not annualize the compensation for temporary or seasonal positions and we did not make full-time equivalent adjustments for employees. With respect to part-time workers who worked less than the measurement period, we calculated wages using the hourly rate for each associate and a reasonable estimate of the average number of hours worked by our part-time workforce. We did not make any cost-of-living adjustments in identifying the median employee.

              Based on our methodology, we determined that our median employee in fiscal 2019 was a part-time hourly store associate located in the United States with annual total compensation in the amount of $15,375.

Required Pay Ratio

              The Chief Executive Officer's total annual compensation for fiscal 2019, as reported in the Summary Compensation Table on page 79 of this proxy statement, was $10,604,621 and the median employee's total annual compensation for fiscal 2019 was $15,375, resulting in an estimated pay ratio of 690:1.

              The pay ratio reported by other companies may not be comparable because companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own ratios. We consider both the required and supplemental pay ratios to be reasonable estimates based on the methodology we used to determine our median employee.

Supplemental Pay Ratio

              In addition to the pay ratio required by the SEC's rules, we are also providing a supplemental pay ratio that excludes all part-time, temporary and seasonal employees of the Company from the determination of our median employee and the calculation of the annual total compensation of our median employee. Our large population of 133,169 part-time, temporary and seasonal workers out of a total population of 189,516 employees of the Company has the effect of lowering the annual total compensation for our median employee. We believe that a pay ratio that uses only full-time employees as of February 1, 2020 (excluding the Chief Executive Officer) for purposes of determining our median employee provides a more representative comparison of the Chief Executive Officer's annual total compensation to the median employee's annual total compensation.

              We identified the median employee for purposes of the supplemental pay ratio using the same methodology as the required pay ratio. Applying this methodology to our full-time employees at February 1, 2020, we determined that our median employee in fiscal 2019 was a full-time, hourly Assistant Manager located in the United States with total annual compensation in the amount of $30,084. As a result, the ratio of the total annual compensation of the Chief Executive Officer for fiscal 2019, as reported in the Summary Compensation Table, to the median full-time employee's total annual compensation for fiscal 2019, was estimated to be 353:1.

              We are committed to good corporate governance practices and we believe our compensation program and philosophy are designed to attract and retain good talent, motivate our associates and recognize individual achievements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review of Transactions with Related Parties

              Under our Code of Ethics, directors, officers and employees are required to disclose for approval any transactions, activities, interests or relationships that may create a conflict of interest (including financial transactions, investments and receipt of corporate gifts). The Audit Committee annually reviews related party transactions involving directors and executive officers, matters relating to possible conflicts of interest and other issues related to ethical business practices. The Company adheres to the foregoing policy for potential related party transactions, but such policy is not in written form. Approval of any related party transactions is evidenced by Audit Committee resolutions in accordance with our practice of approving transactions in this manner.

Related Party Transactions

              Since February 3, 2019, the beginning of our last fiscal year, there have been no transactions, or any currently proposed transaction, between the Company and its officers, directors or other related persons that require disclosure under Item 404(a) of Regulation S-K, as adopted by the Securities and Exchange Commission.

OWNERSHIP OF COMMON STOCK

              The table below shows the number of shares of our common stock beneficially owned on March 20, 2020 by:

  •
  each of the directors and nominees for director;

  •
  each of the named executive officers;

  •
  all directors and executive officers as a group; and

  •
  each other person who has reported beneficial ownership of more than five percent of the outstanding common stock.

              The address of each director and executive officer of Dollar Tree is c/o Dollar Tree, Inc., 500 Volvo Parkway, Chesapeake, Virginia 23320. Percentage computations are based on 236,815,696 shares of our stock outstanding as of March 20, 2020.

	Beneficial Ownership(1)

Directors and Named Executive Officers	Shares		Percent

Arnold S. Barron	42,878	(2)	*
Gregory M. Bridgeford	12,481	(3)	*
Thomas W. Dickson	1,200	(4)	*
Conrad M. Hall	116,869	(5)	*
Lemuel E. Lewis	80,033	(6)	*
Jeffrey G. Naylor	15,497	(7)	*
Gary M. Philbin	116,162	(8)	*
Bob Sasser	160,060	(9)	*
Thomas A. Saunders III	2,460,882	(10)	1.0%
Stephanie P. Stahl	4,756	(11)	*
Carrie A. Wheeler	681	(12)	*
Thomas E. Whiddon	27,684	(13)	*
Carl P. Zeithaml	30,392	(14)	*
Duncan Mac Naughton	9,945	(15)	*
William A. Old, Jr.	16,759	(16)	*
Kevin S. Wampler	127,741	(17)	*
Michael A. Witynski	13,166	(18)	*
All current directors and executive officers as a group (22 persons)	3,256,629		1.4%

	Beneficial Ownership(1)

Other 5% Shareholders	Shares		Percent

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	25,701,185	(19)	10.9%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	24,906,280	(20)	10.5%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	20,321,570	(21)	8.6%
FMR LLC 245 Summer Street Boston, Massachusetts 02210	15,466,151	(22)	6.5%

*
less than 1%

(1)
As used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed as of any date to have "beneficial ownership" of any security that such person has a right to acquire within 60 days after such date. Any security that any person named above has the right to acquire within 60 days is deemed to be outstanding for purposes of calculating the ownership percentage of such person, but is not deemed to be outstanding for purposes of calculating the ownership percentage of any other person. Deferred shares acquired by our directors through a deferred compensation plan are assumed to be issuable in a lump sum within 60 days if the director were to terminate service within such time.

(2)
Includes 25,708 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days. Includes 2,170 owned by a family member, over which Mr. Barron may indirectly exercise investment or voting power.

(3)
Includes 11,682 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.

(4)
Includes 1,200 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.

(5)
Includes 10,000 shares owned by a private foundation over which Mr. Hall has the power to vote and dispose of the shares on behalf of the foundation and 31,070 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.

(6)
Includes 56,419 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.

(7)
Includes 2,803 issuable upon the exercise of stock options and 3,694 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.

(8)
Includes 29,122 held in a GRAT. Excludes 132,414 shares underlying unvested performance-based restricted stock units and PSUs.

(9)
Excludes 136,408 shares underlying unvested performance-based restricted stock units and PSUs.

(10)
Includes 63,756 shares owned by irrevocable trusts for the benefit of certain Saunders family members, of which Mr. Saunders is a trustee, and 7,092 shares issuable upon exercise of stock options.

(11)
Includes 4,756 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if she were to conclude her Board service within 60 days.

(12)
Includes 681 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if she were to conclude her Board service within 60 days.

(13)
Includes 681 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.

(14)
Includes 29,593 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.

(15)
Mr. Mac Naughton's employment ended on February 1, 2020.

(16)
Excludes 26,341 shares underlying unvested performance-based restricted stock units and PSUs.

(17)
Excludes 37,455 shares underlying unvested performance-based restricted stock units and PSUs.

(18)
Excludes 36,392 shares underlying unvested performance-based restricted stock units and PSUs.

(19)
Includes shares held or controlled by The Vanguard Group and its affiliates, including Vanguard Fiduciary Trust Company, and Vanguard Investments Australia, Ltd. Based on a Schedule 13G/A filed on February 12, 2020 by The Vanguard Group for the period ended December 31, 2019, The Vanguard Group reported sole voting power with respect to 359,535 shares, share voting power with respect to 71,871 shares, sole dispositive power with respect to 25,290,825 and shared sole dispositive power with respect to 410,360 shares.

(20)
Based on a Schedule 13G/A filed on February 14, 2020 by T. Rowe Price Associates, Inc. for the period ended December 31, 2019. The Schedule 13G reported that T. Rowe Price Associates is an investment advisor to individual and institutional clients, including affiliated registered investment companies, and has sole voting power with respect to 9,984,337 shares and sole dispositive power as to 24,906,280 shares.

(21)
Includes shares held or controlled by BlackRock, Inc. and its subsidiaries, including BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, FutureAdvisor, Inc. BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited and BlackRock Fund Managers Ltd. Based on a Schedule 13G/A filed on February 5, 2020 by BlackRock, Inc. for the period ended December 31, 2019. BlackRock reported sole voting power with respect to 17,809,224 shares and sole dispositive power with respect to 20,321,570 shares.

(22)
Includes shares held or controlled by FMR LLC and its affiliates, including FIAM LLC, Fidelity Institutional Asset Management Trust Company, Fidelity Investments Money Management, Inc., Fidelity Management & Research Company, Fidelity Personal Trust Company, FMR CO., INC. and Strategic Advisers LLC. Based on a Schedule 13G/A filed on February 7, 2020 by FMR LLC for the period ended December 31, 2019, FMR reported sole voting power with respect to 1,767,020 shares and sole dispositive power with respect to 15,466,151 shares.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

              Dollar Tree's Board of Directors is soliciting your proxy to vote your shares at the 2020 annual meeting of shareholders.

              The principal executive offices of Dollar Tree are located at, and our mailing address is, 500 Volvo Parkway, Chesapeake, Virginia, 23320; telephone: (757) 321-5000.

When is the annual meeting?

              The annual meeting of shareholders will be held on Thursday, June 11, 2020 at 8:00 a.m. Eastern Time.

How can a shareholder participate in the annual meeting?

              This year we have adopted a virtual format for our annual shareholder meeting due to the public health impact of the Coronavirus disease (COVID-19) pandemic. This means that there will be no physical location for the annual meeting and the meeting will be accessible to shareholders only through the Internet. You may participate in the meeting by logging in at www.virtualshareholdermeeting.com/ DLTR2020 and entering the control number found on your proxy card, voting instruction form or notice.

              All shareholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. During the annual meeting, shareholders will be able to listen, vote and submit questions from a remote location using an internet-connected device.

              A shareholder of record participating in the annual meeting through the meeting web portal will be able to vote during the meeting. If you have voted your shares prior to the start of the annual meeting, your vote has been received by the Company's inspector of elections and there is no need to vote those shares during the annual meeting, unless you wish to revoke or change your vote. If a shareholder has a question about one of the matters on the agenda to be voted on by the shareholders at the annual meeting, such question may be submitted in the field provided in the web portal prior to or at the time the matters are before the annual meeting for consideration.

              We encourage you to access the annual meeting before it begins. Online check-in will start shortly before the meeting on June 11, 2020. If you have difficulty accessing the meeting, please call the toll free number provided on the meeting website at www.virtualshareholdermeeting.com/ DLTR2020 for technical assistance.

How are proxy materials being provided to shareholders?

              We are providing access to our proxy materials primarily over the Internet rather than mailing paper copies of those materials to each shareholder. A Notice of Internet Availability of Proxy Materials is being mailed on or about May 1, 2020, to all shareholders entitled to vote at the annual meeting. The Notice tells you how to:

  •
  View our proxy materials for the annual meeting, including this proxy statement and the Dollar Tree 2019 Annual Report, on the Internet and vote; and

  •
  Instruct us to send proxy materials to you by mail or email.

Who is entitled to vote at the annual meeting?

              You are entitled to vote if you were a shareholder of record of our common stock as of the close of business on April 9, 2020. Holders of record have one vote for each share held at the close of business on the record date. At that time, there were 237,230,908 shares of Dollar Tree, Inc. common stock outstanding.

What is the difference between a shareholder of record and a beneficial owner of shares held in "street name?"

              If your shares are registered directly in your name with the Company's transfer agent, Computershare, you are a shareholder of record. If your shares are held in an account at a brokerage firm, bank or similar institution, then you are the beneficial owner of shares held in "street name." The institution holding your account is considered the shareholder of record for purposes of voting at the annual meeting. As the beneficial owner, you have the right to instruct the institution on how to vote the shares held in your account.

How can I cast my vote?

              As described below, there are several methods shareholders may use to cast their votes, including voting by mail using a proxy card or voting instruction form. Due to potential delays or disruptions in United States postal service deliveries that may occur prior to the annual meeting resulting from the Coronavirus pandemic, we encourage shareholders to cast their votes for the annual meeting either by Internet or by telephone rather than by mail.

Shareholder of Record

              If you are a shareholder of record, you may vote by mail (if you request a paper copy of our proxy materials) or over the telephone or the Internet.

  •
  To vote during the annual meeting, you must follow the instructions available on the meeting website at www.virtualshareholdermeeting.com/ DLTR2020.

  •
  To vote by mail using the proxy card (if you request a paper copy), simply complete, sign, date and return the proxy card promptly in the postage-paid envelope provided.

  •
  To vote by Internet, go to www.proxyvote.com and follow the steps outlined on the secured website.

  •
  To vote by telephone, dial toll free, 1-800-690-6903 within the US, US territories and Canada any time on a touch tone telephone. Follow the instructions provided by the recorded message.

  •
  If you vote your shares more than one time by any method, your shares will be voted in accordance with the vote that is received on the latest date.

Internet	Telephone	Mail

www.proxyvote.com Vote 24/7	1-800-690-6903	Cast your ballot, date and sign your proxy card and send by pre-paid mail
Visit www.proxyvote.com You will need the 16 digit identification number included in your proxy card or notice.	Call 1-800-690-6903 You will need the 16 digit identification number included in your proxy card or notice.	Return your dated and signed proxy card in the postage-paid envelope provided.

Beneficial Owner

              If your shares are held in a stock brokerage account or by a bank or other similar institution, follow the voting instructions on the voting instruction form that you receive from them.

  •
  To vote by mail, simply complete, sign, date and promptly return the voting instruction form in the envelope provided by your bank, broker or other nominee.

  •
  To vote by Internet or by telephone, please follow the instructions on the voting instruction form that you received.

  •
  If you vote your shares more than one time by any method, your shares will be voted in accordance with the vote that is received on the latest date.

              Shareholders who are beneficial owners of shares held in a stock brokerage account or by a bank or other nominee are not able to vote at the annual meeting unless they request and receive a legal proxy from the recordholder of the shares and follow the instructions for voting on the annual meeting website at www.virtualshareholdermeeting.com/ DLTR2020.

What are the Board's voting recommendations?

PLEASE VOTE		BOARD RECOMMENDATION
1	The Company's twelve director nominees for the Board of Directors	FOR all nominees
2	Approval, on an advisory basis, of the compensation of our named executive officers	FOR
3	Ratification of the selection of KPMG LLP as our independent registered accounting firm for the fiscal year 2020	FOR
4	Shareholder Proposal on Greenhouse Gas Emissions Goals	AGAINST

How will my shares be voted if I submit a proxy card but do not specify how I want to vote?

              If you submit a validly executed proxy card or voting instruction form but do not specify how you want to vote your shares with respect to a particular proposal, then your shares will be voted in line with the Board's recommendation with respect to the proposal, i.e., (i) "FOR" the election of your Board's twelve nominees, (ii) "FOR" the advisory resolution approving the compensation paid to the Company's named executive officers (iii) "FOR" the ratification of KPMG LLP as the Company's independent registered accounting firm and (iv) "AGAINST" the shareholder proposal on greenhouse gas emissions goals. Should any of our Board's nominees be unable or unwilling to stand for election at the time of the annual meeting, the proxies named on the proxy card may vote for a replacement nominee recommended by the Board of Directors, or the Board may reduce the number of directors to be elected at the annual meeting. At this time, the Board knows of no reason why any of the Board's nominees would not be able to serve as a director if elected.

              As of the date of this proxy statement, the Board of Directors knows of no business other than that set forth above to be transacted at the annual meeting, but if other matters requiring a vote do arise, it is the intention of the proxies named on the proxy card to vote in accordance with their best judgment on such matters.

Can I change my voting instructions before the meeting?

              You may revoke your proxy by sending in a signed proxy card with a later date, providing subsequent telephone or Internet voting instructions, providing a written notice of revocation to the Corporate Secretary of Dollar Tree, Inc. at the address on page 34 prior to the annual meeting or voting during the annual meeting through the meeting website. If your shares are held in "street name," please follow the directions given by the institution that holds your shares to change or revoke your voting instructions.

What constitutes a quorum?

              A quorum is necessary for the transaction of business at the annual meeting. A quorum exists when holders of a majority of the total number of issued and outstanding shares of common stock that are entitled to vote at the annual meeting are present through the annual meeting website or by proxy.

Who will count the votes?

              A representative of Broadridge Financial Services, will act as the Inspector of Election, determine the presence of a quorum and tabulate the votes cast by proxy or electronically during the meeting.

What is the effect of abstentions and broker non-votes?

              The inspector will treat valid proxies marked "abstain" or proxies required to be treated as broker "non-votes" as present for purposes of determining whether there is a quorum at the annual meeting. A broker "non-vote" occurs when you fail to provide your broker with voting instructions on a particular proposal and the broker does not have discretionary authority to vote your shares on that particular proposal because the proposal is not a "routine" matter under the applicable rules. Abstentions and broker "non-votes" with respect to the matters to be voted on at the 2020 annual meeting will have no effect on the outcome of the vote on such matters.

              Unless your broker receives appropriate instructions from you, your broker may not use discretionary authority to vote your shares on any of the matters to be considered at the 2020 annual meeting other than the ratification of our independent registered public accounting firm. Therefore, we strongly urge you to vote your shares.

How can I obtain an additional proxy card?

              If you lose or misplace your proxy or voting instruction card, please contact your account representative at the broker, bank or similar institution through which you hold your shares. If your shares are not held in a brokerage or similar account, or your account representative is unable to assist, send an email to the Corporate Secretary Office at CorpSecy@DollarTree.com.

Where and when will I be able to find the voting results?

              You can find the official voting results on our Form 8-K filed with the Securities and Exchange Commission within four business days after the annual meeting.

Who pays for the costs of the proxy solicitations?

              The cost of soliciting proxies will be borne by us. Proxies may be solicited by officers, directors and regular employees of our Company or our affiliates, none of whom will receive any additional compensation for their services. Such solicitations may be made personally, or by mail, facsimile, telephone, electronic means, telegram or messenger. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material and annual reports to the beneficial owners of shares in accordance with the schedule of charges approved by the National Association of Securities Dealers, Inc. We have engaged Innisfree M&A Incorporated to assist with the solicitation of proxies for the annual meeting for a fee not to exceed $20,000, plus reimbursement for out-of-pocket expenses. We have also agreed to indemnify Innisfree M&A Incorporated against certain liabilities relating to, or arising out of, its engagement.

YOUR VOTE IS EXTREMELY IMPORTANT. Even if you plan to attend the annual meeting, please vote your shares by completing, signing and dating the proxy card or voting instruction form and returning it in the postage-prepaid envelope or vote by telephone or the Internet by following the instructions provided on the proxy card or voting instruction form. For additional information, see "How can I cast my vote?" above.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Directors and Nominees

              At the 2020 annual meeting of shareholders, the terms of all thirteen directors are expiring: Arnold S. Barron, Gregory M. Bridgeford, Thomas W. Dickson, Conrad M. Hall, Lemuel E. Lewis, Jeffrey G. Naylor, Gary M. Philbin, Bob Sasser, Thomas A. Saunders III, Stephanie P. Stahl, Carrie A. Wheeler, Thomas E. Whiddon and Carl P. Zeithaml.

              The Board has re-nominated all current directors for appointment as directors to serve for a one-year term, except for Conrad M. Hall who is retiring from the Board when his term expires at the 2020 annual meeting. The size of the Board will be reduced from 13 directors to 12 directors effective as of the annual meeting, but may be increased at any time thereafter upon the Board finding a suitable candidate to replace Mr. Hall. All nominees have indicated their willingness to serve as directors. If a nominee becomes unable to stand for re-election, the persons named in our proxy will vote for any substitute nominee proposed by the Board of Directors.

              Pursuant to the Company's bylaws, a director nominee will be elected by a majority of votes cast in uncontested director elections. In contested elections, the plurality voting standard will apply.

              In addition, we have a corporate governance policy requiring each director nominee to submit a resignation letter contingent in part on his or her failure to receive a majority of the votes cast. See "Majority Voting in Uncontested Election of Directors" beginning on page 28 for more on this policy.

Vote Required

              Our directors are elected by a "majority" vote in uncontested elections such as this election. Each director nominee shall be elected by a vote of the majority of the votes cast with respect to the director nominee. A majority of votes cast means that the number of shares cast "FOR" a director's election must exceed the number of votes cast "AGAINST" such director's election. Abstentions and broker non-votes will have no effect on the outcome of the election.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE COMPANY'S NOMINEES FOR DIRECTOR.

PROPOSAL NO. 2 ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

              As described in the Compensation Discussion and Analysis, the Company is committed to a pay-for-performance policy. To that end, our executive compensation program is designed to: (1) align executive pay with shareholders' interests; (2) recognize individual initiative and achievements; (3) attract, motivate and retain highly qualified executives; and (4) unite the executive management team to a common objective. We expect a significant portion of an executive's total compensation to be at risk, tied to both our annual and long-term performance.

              Please read our Compensation Discussion and Analysis beginning on page 45 and the tables and narrative that follow for additional details about our executive compensation program.

              This proposal, commonly known as a "Say on Pay" proposal, gives our shareholders the opportunity to express their views on the compensation paid to our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company's named executive officers and the philosophy, policies and practices as disclosed in this proxy statement. Accordingly, the Company is asking its shareholders to vote "FOR" the following resolution at the annual meeting:

              "RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion set forth in this proxy statement."

Vote Required

              The advisory vote on the executive compensation program will be passed if the votes cast "FOR" the proposal exceed the votes cast "AGAINST" it. The vote is advisory and will not be binding upon our Board of Directors. However, the Board of Directors and the Compensation Committee value the opinions that our shareholders express in their votes and to the extent there is any significant vote against the proposal, we will consider the shareholders' concerns in making future executive compensation decisions.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION PROGRAM.

PROPOSAL NO. 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

              Our Audit Committee, which consists entirely of independent directors, has selected KPMG LLP ("KPMG") to serve as our independent registered public accounting firm for fiscal year 2020. KPMG has served as our independent registered public accounting firm since 1987. You are being asked to ratify the appointment by our Audit Committee of KPMG as our independent registered public accounting firm for fiscal year 2020.

              As a matter of good governance, the Board is submitting the selection of KPMG to its shareholders for ratification. If our shareholders do not ratify the selection of KPMG, the Audit Committee will reconsider whether or not to retain KPMG in the future. However, the Audit Committee is not bound by a vote either for or against the firm. A representative of KPMG will be present at the 2020 annual meeting of shareholders. The representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

              The table below shows the aggregate fees billed by KPMG for professional services rendered in connection with the audit of our annual financial statements set forth in our Annual Report on Form 10-K for the fiscal years ended February 1, 2020 and February 2, 2019; the audit of our internal control over financial reporting as of February 1, 2020 and February 2, 2019; and the review of our unaudited quarterly financial statements set forth in our Quarterly Reports on Form 10-Q for each of our fiscal quarters during 2019 and 2018, as well as fees paid to KPMG for audit-related work and other services:

	Fiscal 2019	Fiscal 2018
Audit fees	$3,318,741	$3,309,664
Audit-related fees(a)	28,000	25,000
Tax fees	—	—
All other fees	—	—
Total fees	3,346,741	3,334,664

(a)
Audit-related fees consist of fees for services related to the audit of financial statements of our employee benefit plan.

              We did not engage our principal accountants to provide any professional services in connection with operating our information systems or designing or implementing hardware or software that aggregates source data underlying the financial statements or generates information.

              All audit work performed by KPMG is approved in advance by our Audit Committee, including the amount of fees due and payable to them for such work. In addition, our Audit Committee also approves all non-audit related work performed by KPMG in advance of the commencement of such work. Our Audit Committee has delegated to the Chair of the Committee the right to approve such non-audit related assignments between meetings of the Committee, and the Chair then reports on all such approvals at the next meeting of the Committee, which considers ratification of such approvals by the Committee Chair. In 2019, all services provided by KPMG were approved by our Audit Committee in advance of the performance of work by KPMG.

              The Audit Committee of our Board has determined that the non-audit services rendered by our independent accountants during our most recent fiscal year are compatible with maintaining their independence.

Report of the Audit Committee

              The Audit Committee's main purpose (in accordance with its written charter adopted by the Board of Directors) is to assist the Board of Directors in fulfilling its oversight responsibilities regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

              In connection with these responsibilities, the Audit Committee:

  •
  met with management and the head of our internal audit department to discuss the Company's risk management, control and governance processes;

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  discussed with counsel our compliance with NASDAQ listing requirements and other securities regulations;

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  met with management and KPMG LLP, our independent registered public accounting firm, to review and discuss the quarterly and annual financial statements of the Company for the fiscal year ended February 1, 2020;

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  discussed with KPMG LLP the matters required by Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communications with Audit Committees);

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  discussed with KPMG LLP the quality, not just the acceptability, of our accounting principles;

  •
  received from KPMG LLP written disclosures and the letter regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants' communications with the Audit Committee concerning independence;

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  reviewed and approved KPMG LLP's fees for audit and audit-related services; and

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  discussed with KPMG LLP any relationships that may impact their objectivity and independence.

              Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended February 1, 2020 be included in the Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE

Conrad M. Hall    Lemuel E. Lewis    Jeffrey G. Naylor    Carrie A. Wheeler    Thomas E. Whiddon

Vote Required

              Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2020 requires the affirmative vote of a majority of the votes cast at the annual meeting. Should such shareholder vote not be obtained, the appointment will not be ratified.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020.

PROPOSAL NO. 4 SHAREHOLDER PROPOSAL ON GREENHOUSE GAS EMISSIONS GOALS

              We received the following proposal from Jantz Management LLC, P.O. Box 301090, Boston, Massachusetts 02130, on behalf of Christine Jantz, who has represented to us that she is the beneficial owner of at least $2,000 in market value of our common stock.

              In accordance with SEC rules, we are presenting the text of the proposal and supporting statement in this proxy statement as they were submitted to us. All statements contained in the shareholder proposal and supporting statement are the sole responsibility of the proponent. The shareholder proposal is required to be voted upon at the annual meeting only if properly presented at the annual meeting.

              As explained below, our Board unanimously recommends that you vote "AGAINST" the shareholder proposal.

Shareholder Proposal

Proposal on Greenhouse Gas Emissions Goals

Whereas:

In October 2018, the Intergovernmental Panel on Climate Change (IPCC) reaffirmed the 2015 Paris Agreement which aimed to strengthen the global response to the threat of climate change. As a country, the United States is still committed to the 2015 Paris Agreement;

The 2018 IPCC report indicated that the world is projected to reach a dangerous level of climate change by the year 2040 unless drastic steps are taken to slow or reverse climate change: "Rio limit warming to 1.5°C, mitigation would have to be large-scale and rapid";

According to a 2015 report by Citigroup, failing to address climate change could lead to a $72 trillion loss to global GDP;

Dollar Tree's peers that have set GHG management goals include: Best Buy, TJX Companies, Gap, Lowe's, L Brands, and McDonalds;

Other companies with GHG reduction goals include: Amazon, Target, Walmart, PITH Corporation, Apple, Johnson & Johnson, GM, AT&T, Procter & Gamble, and Microsoft;

Dollar Tree is a member of the Retail Industry Leadership Association, which identifies "reducing greenhouse gas (GHG) emissions for energy" as a priority for the retail industry;

Retail store GHG emissions arise from electricity usage in retail stores, as well as manufacturing and transportation of products sold to customers, yet Dollar Tree has not set a goal for managing GHG emissions;

Shareholders show concern about climate change for the retail industry. A similar proposal submitted to our peer company Ross Stores received 40% of the vote at Ross' 2019 annual meeting;

We believe that committing to aligning long-term business strategy with the projected long-term constraints posed by climate change is important for companies generally and Dollar Tree specifically to help protect society from the ravages of climate change and to achieve sustainable long-term shareholder value.

Resolved: The shareholders request that the Board of Directors of Dollar Tree, Inc. (the "Company") prepare a report to shareholders by one year from the annual general meeting of the company that describes how it is aligning its long-term business strategy with the projected long-term constraints posed by climate change. The report should be prepared at reasonable expense and may exclude confidential information.

Supporting Statement:

The report should include the following:

    1.    A description of the Company's long-term corporate strategy development process relative to climate change;

    2.    A summary of the specific tasks performed by the board and management in the course of this strategy development, and

    3.    Describing any long-term goals for GHG reduction, or explaining why such goals are unnecessary or inappropriate for the company.

The Proponent recommends that the report be prepared with an eye toward the applicability of long-term goals such as eliminating the company's carbon footprint, or reducing GHGs by a fixed amount that is consistent with the 2015 Paris Climate Agreement and the 2018 IPCC report.

STATEMENT FROM DOLLAR TREE'S BOARD WITH RESPECT TO THE SHAREHOLDER PROPOSAL

The Company and the Board recognize the importance of assessing and planning for the potential impact of climate change on our business and the ultimate sustainability of shareholder value. This is an important part of the Board's enhanced ESG oversight that was implemented over the last year.

The Board has determined that it would be in the best interest of the Company and its stakeholders to prepare a report evaluating how our long-term business strategy could be threatened by, and may be adapted to address, the potential challenges posed by climate change to our continued ability to create and build sustainable shareholder value. The Board anticipates that this assessment will be valuable both for ongoing Board discussions of strategic matters and as a focal point for engaging with our shareholders on matters of corporate sustainability and Board oversight. The Company intends to engage with shareholders on this topic over the next months and will provide an expanded report before next year's annual shareholder meeting. We anticipate that the report should describe our strategy development process, summarize related tasks, and discuss long-term goals.

Because the Board and Company have now implemented the substance of the Resolution of the shareholder proposal, in a manner that focuses on the Company's specific strategy and risks to its sustainability and long-term shareholder value, we are recommending that shareholders vote against this proposal.

Unlike a manufacturer, Dollar Tree's most significant environmental impact is from energy use in conducting our retail operations. Our most significant points of energy consumption are operation of the HVAC and lighting systems in our retail stores and distribution centers, and our use of trucking to deliver merchandise to our distribution centers and stores. To combat these and other environmental impacts, Dollar Tree has implemented several initiatives, including:

  •
  Dollar Tree has committed to installing LED lighting in all new stores and, to date, we have succeeded in converting half of our existing stores and seven of our distribution centers to LED. Dollar Tree installed LED lighting throughout our new Store Support Center, which opened in 2018.
  •
  To reduce the impact of trucking, Dollar Tree optimizes full truckloads to reduce miles driven as measured on a per-store basis using state-of-the-art optimization software.
  •
  Over the past two years, Dollar Tree and Family Dollar stores and distribution centers have recycled more than 545,000 tons of cardboard and plastics. Our Family Dollar distribution centers use reusable and recyclable totes to transfer products to our stores.
  •
  We have implemented a sustainable chemical plan which exceeds regulatory requirements, and in 2019, Dollar Tree became the third retailer to join Clean Production Action's Chemical Footprint Project, in an effort to identify and further reduce our use of chemicals of high concern.

In order to build on these existing initiatives and drive measurable improvement on environmental as well as social and governance efforts going forward, Dollar Tree has formed a new Sustainability Committee, comprised of department leaders throughout the organization. The Board has also directed the Nominating and Corporate Governance Committee, no less than semi-annually, to evaluate, discuss, and, as appropriate, direct the disclosure of the Company's risks relating to corporate sustainability, including the environment.

Dollar Tree is focused on pursuing meaningful initiatives that minimize our environmental impact while reducing costs and driving efficiency, which we believe reduces risk and ultimately ensures the creation of sustainable shareholder value. These efforts will be further strengthened by enhanced Board-level risk oversight, on-going shareholder engagement, and the development of our forthcoming expanded sustainability report.

For the reasons outlined, the Dollar Tree Board recommends that shareholders vote AGAINST the resolution presented in this shareholder proposal.

Vote Required

              Approval of the shareholder proposal requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting.

THE BOARD RECOMMENDS THAT YOU VOTE "AGAINST" THE PROPOSAL ON GREENHOUSE GAS EMISSIONS GOALS.

FORWARD-LOOKING STATEMENTS

              This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they address future events, developments or results and do not relate strictly to historical facts. Any statements contained in this proxy statement that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements include, without limitation, statements preceded by, followed by or including words such as "believe," "anticipate," "expect," "intend," "plan," "view," "target" or "estimate," "may," "will," "should," "predict," "possible," "potential," "continue," "strategy," and similar expressions.

              For example, our forward-looking statements include statements regarding the timing and effect of our business strategies and initiatives on corporate performance and long-term sustainable growth, our expectations regarding the effect of changes in incentive compensation arrangements for executives, the impact of recent tax law changes on the deductibility of executive compensation, our expectations regarding the positioning of the Company for future growth and development, our expectations regarding Board refreshment, diversity and tenure, our plans to renovate Family Dollar stores to the new H2 model, our estimates of potential amounts to be paid to executives upon a termination or change in control event, our expectations regarding future corporate governance and compensation practices, our plans and intentions with respect to shareholder engagement, our plans, expectations and initiatives relating to environmental and other sustainability risks, and our plans to enhance our reporting on sustainability matters.

              A forward-looking statement is neither a prediction nor a guarantee of future results, events or circumstances. You should not place undue reliance on forward-looking statements, which speak only as of the date of this proxy statement. These statements are subject to various risks and uncertainties. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed March 20, 2020, and other filings with the Securities and Exchange Commission. The Company does not intend, and undertakes no obligation to update or publicly release any revision to any such forward-looking statements, whether as a result of the receipt of new information, the occurrence of subsequent events, the change of circumstance or otherwise.

OTHER MATTERS

Director Nominations and Shareholder Proposals for the 2021 Annual Meeting

              Our proxy access bylaw permits a shareholder, or a group of up to 20 shareholders, owning at least three percent (3%) of our outstanding common stock continuously for at least three years, to nominate and include in our proxy materials director nominees which shall not exceed the greater of two (2) directors or twenty percent (20%) of the Board (rounded down), provided that the shareholders and nominees have complied with the requirements set forth in our bylaws. Notice of proxy access director nominees must be received no earlier than November 25, 2020 and no later than December 25, 2020. For additional information, please see "Shareholder Nominations for Election of Directors" beginning on page 39.

              Shareholder proposals under Rule 14a-8 for other items of business at the annual meeting of shareholders to be held in 2021 will not be included in our proxy statement for that meeting unless received by the Corporate Secretary at our principal executive offices in Chesapeake, Virginia, on or prior to close of business on December 25, 2020. Such proposals must contain the information and meet the requirements set forth in our bylaws and in Rule 14a-8 of the Securities and Exchange Commission relating to shareholder proposals.

              Notice of a shareholder proposal submitted outside of the processes of Rule 14a-8, including nominations of director candidates other than pursuant to the proxy access bylaw described above, must be received by the Corporate Secretary at our principal executive offices in Chesapeake, Virginia no earlier than November 25, 2020 and no later than December 25, 2020. If notice of such a shareholder proposal is received by us after such date, then the proxies we solicit for next year's annual meeting may confer discretionary authority to vote on any shareholder proposals that were not submitted in a timely manner, without including a description of such proposals in the proxy statement for that meeting.

Shareholders Sharing the Same Address

              We have adopted a procedure called "householding," which has been approved by the SEC. Under this procedure, we will deliver only one copy of our Notice of Internet Availability of Proxy Materials, and for those shareholders that received a paper copy of proxy materials in the mail, one copy of our fiscal 2019 Annual Report on Form 10-K to shareholders and this proxy statement, to multiple shareholders who share the same address (if they appear to be members of the same family), unless we have received contrary instructions from an affected shareholder. Shareholders who participate in householding will continue to receive separate proxy cards if they received a paper copy of proxy materials in the mail. This procedure reduces our printing costs, mailing costs and fees, and also supports our environmental impact goals. If you are a shareholder, share an address and last name with one or more other shareholders and would like to revoke your householding consent or you are a shareholder eligible for householding and would like to participate in householding, please contact our transfer agent, Computershare, by mail at P.O. Box 505000, Louisville, KY, 40233-5000; by phone at (800) 285-7772, option 1; or by email at web.queries@computershare.com. A number of brokerage firms have instituted householding. If you hold your shares in "street name," please contact your bank, broker or other holder of record to request information about householding.

Copies of Form 10-K Available

              We will provide a copy of our Annual Report on Form 10-K for our fiscal year ended February 1, 2020, as filed with the Securities and Exchange Commission, which includes our consolidated financial statements and notes to our financial statements, to any shareholder upon written request. The exhibits to the Form 10-K will be furnished upon request and upon payment of the cost of reproduction. Requests should be sent to the Corporate Secretary, at our corporate offices, 500 Volvo Parkway, Chesapeake, Virginia 23320. Our SEC filings, including exhibits, are also available online at our Company website, https://www.dollartreeinfo.com/investors/financial.

By order of the Board of Directors,

William A. Old, Jr. Corporate Secretary
Chesapeake, Virginia April 24, 2020

VOTE BY INTERNET Use the Internet to transmit your voting instructions and for electronic delivery of information. Prior To The Meeting - Go to www.proxyvote.com DOLLAR TREE, INC. 500 VOLVO PKWY CHESAPEAKE, VIRGINIA 2330 Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Vote by 11:59 P.M. Eastern Time on June 10, 2020. During The Meeting - Go to www.virtualshareholdermeeting.com/DLTR2020 You may vote during the meeting by following the instructions available on the meeting website. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 10, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D13905-P39828 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DOLLAR TREE, INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1a. Arnold S. Barron 1b. Gregory M. Bridgeford For Against Abstain ! ! ! ! ! ! ! ! ! 1c. Thomas W. Dickson 1j. Carrie A. Wheeler 1d. Lemuel E. Lewis 1k. Thomas E. Whiddon 1e. Jeffrey G. Naylor 1l. Carl P. Zeithaml The Board of Directors recommends you vote FOR proposals 2 and 3 and AGAINST proposal 4. 1f. Gary M. Philbin For Against Abstain 2. To approve, by a non-binding advisory vote, the compensation of the Company's named executive officers. To ratify the selection of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year 2020. To vote on the shareholder proposal on greenhouse gas emissions goals. ! ! ! ! ! ! ! ! ! 1g. Bob Sasser 3. 1h. Thomas A. Saunders III 1i. Stephanie P. Stahl 4. For address changes and/or comments, please check this box and write them on the back where indicated. NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D13906-P39828 DOLLAR TREE, INC. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS For the Annual Meeting of Shareholders on June 11, 2020 The undersigned hereby appoints Bob Sasser and William A. Old, Jr., jointly and severally, each with full power of substitution, as proxies, to represent the undersigned and to vote at the 2020 Annual Meeting of Shareholders of DOLLAR TREE, INC. to be held on Thursday, June 11, 2020 at 8:00 a.m. Eastern Time, through a live webcast at www.virtualshareholdermeeting.com/DLTR2020, and at any adjournment or postponement thereof, all of the shares of Dollar Tree common stock that the undersigned is entitled to vote on each of the proposals listed on the reverse side and any other matters that may properly come before the Annual Meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” the election of all director candidates nominated by the Board of Directors on the reverse side, “FOR” proposals 2 and 3 and “AGAINST” proposal 4 on the reverse side, and, in the discretion of the persons named as proxies, with respect to any other matters that may properly come before the Dollar Tree Annual Meeting or any adjournment or postponement thereof. This proxy revokes all previous proxies. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side Address Changes/Comments: